Exhibit 1.1

China Mobile Limited   Stock Code: 941   ANNUAL REPORT 2019    EDGE  AI  IoT   CLOUD   BIG DATA    ...... Inf inite Future

THEME   China Mobile put in an all-out effort to drive the “5G+” plan  forward in 2019, pursuing every possible avenue to promote  5G+4G coordinated development, foster 5G+AICDE integrated  and joint innovations, cultivate collaborative 5G+Eco ecology  and encourage the wider use of 5G+X applications. Central to  the “5G+” plan is our overarching mission to inspire the world  with brand-new experiences: from providing a fresh impetus  to economic growth and creating new opportunities for social  development, to offering an unprecedented digital lifestyle and  building new business models driven by cooperation. We are  confident what lay ahead of our exciting 5G journey are infinite  possibilities and enchantments, plus a marvellous future.   FORWARD-LOOKING STATEMENTS   Certain statements contained in this annual report may be  viewed as “forward-looking statements” within the meaning  of Section 27A of the U.S. Securities Act of 1933, as amended,  and Section 21E of the U.S. Securities Exchange Act of 1934,  as amended. Such forward-looking statements involve known  and unknown risks, uncertainties and other factors, which may  cause the actual performance, financial condition or results  of operations of the Company to be materially different from  those implied by such forward-looking statements. In addition,  we do not intend to update these forward-looking statements.  Further information regarding these risks, uncertainties and  other factors is included in the Company’s most recent Annual  Report on Form 20-F filed and other filings with the U.S.  Securities and Exchange Commission.

02 04  05 06  6244  70  78  80  152  61  14  Chairman’s  Statement  Contents  Milestones Financial  Highlights  Biographies of Directors  and Senior Management  Company  Profile  28  Business Review  36  Financial Review  Notice of the Annual  General Meeting  Consolidated Balance  Sheet  Consolidated Statement of  Comprehensive Income  24  Corporate  Recognitions  Corporate  Governance  Report  73 Independent  Auditor’s Report  Report of  Directors  Human  Resources  Development  Corporate  Information  149 Financial Summary  85 Notes to the Consolidated  Financial Statements  83 Consolidated Statement  of Cash Flows  82 Consolidated Statement  of Changes in Equity  14  Chairman’s  Statement  Contents  Milestones Financial  Highlights  Biographies of Directors  and Senior Management  Company  Profile  28  Business Review  36  Financial Review  Notice of the Annual  General Meeting  Consolidated Balance  Sheet  Consolidated Statement of  Comprehensive Income  24  Corporate  Recognitions  Corporate  Governance  Report  73 Independent  Auditor’s Report  Report of  Directors  Human  Resources  Development  Corporate  Information  149 Financial Summary  85 Notes to the Consolidated  Financial Statements  83 Consolidated Statement  of Cash Flows  82 Consolidated Statement  of Changes in Equity

China Mobile Limited02 02  Milestones   MARCH 2019   • Supported a medical institution in  Beijing to perform China’s first- ever 5G-based remote surgery  on a human;  FEBRUARY 2019 JUNE 2019 AUGUST 2019  • Joined hands with China Media • Obtained the 5G operating permit • China Mobile made a statement  Group to debut the Chinese New and announced the “5G+” plan; on its overall development plan  Year Gala live using “5G+4K” which aims for becoming a  technologies; world-class enterprise by building   a dynamic “Powerhouse”;

Annual Report 2019 03Milestones 03Milestones  AUGUST 2019  • Unveiled the first self-branded  5G handset, “Pioneer X1”;  OCTOBER 2019 NOVEMBER 2019 DECEMBER 2019   • Officially released 5G commercial • Fully implemented “Mobile Number • China Mobile was granted the  packages and launched 5G Portability”; accolade of “Top Ten Model  services in 50 cities in China; Brands of the Year” at the  “2019 China Brand Power Grand  Ceremony” held by China Media  Group.

China Mobile Limited04 04  Financial Highlights   Operating Revenue EBITDA   (RMB million)  (RMB million)    2018 2019 2018 2019  736,819 745,917 275,541 295,967   Profit Attributable to Equity Shareholders Basic Earnings per share   (RMB million) (RMB)    2018 2019 2018 2019  117,781 106,641 5.75 5.21   2019 2018   Operating revenue (RMB million) 745,917 736,819  Of which: Revenue from telecommunications services (RMB million) 674,392 670,907  EBITDA1 (RMB million) 295,967 275,541  EBITDA margin2 39.7% 37.4%  EBITDA as % of revenue from telecommunications services 43.9% 41.1%  Profit attributable to equity shareholders (RMB million) 106,641 117,781  Margin of profit attributable to equity shareholders3 14.3% 16.0%  Basic earnings per share (RMB) 5.21 5.75  Dividend per share – Interim (HK$) 1.527 1.826  – Final (HK$) 1.723 1.391  – Full year (HK$) 3.250 3.217   1 EBITDA = profit from operations + depreciation and amortization  2 EBITDA margin = EBITDA/operating revenue  3 Margin of profit attributable to equity shareholders = profit attributable to equity shareholders/operating revenue  4 The Company has adopted the new accounting standard on leases (IFRS/HKFRS 16) with effect from 1 January 2019

Annual Report 2019 05 05  Company Profile   China Mobile Limited (the “Company”, and together  with its subsidiaries, the “Group”) was incorporated in  Hong Kong on 3 September 1997. The Company was  listed on the New York Stock Exchange (“NYSE”) and  The Stock Exchange of Hong Kong Limited (“HKEX”  or the “Stock Exchange”) on 22 October 1997 and 23  October 1997, respectively. The Company was admitted  as a constituent stock of the Hang Seng Index in Hong  Kong on 27 January 1998.   As the leading telecommunications services provider in  Mainland China, the Group provides full communications  services in all 31 provinces, autonomous regions and  directly-administered municipalities throughout Mainland  China and in Hong Kong Special Administrative Region,  and boasts a world-class telecommunications operator  with the world’s largest network and customer base, a  leading position in profitability and market value ranking.  Its businesses primarily consist of mobile voice and data  business, wireline broadband and other information and  communications services. As of 31 December 2019, the  Group had a total of 456,239 employees, and a total of  950 million mobile customers and 187 million wireline  broadband customers, with its annual revenue totalling  RMB745.9 billion.   The Company’s ultimate controlling shareholder is  China Mobile Communications Group Co., Ltd. (formerly  known as China Mobile Communications Corporation,  “CMCC”), which, as of 31 December 2019, indirectly  held approximately 72.72% of the total number of issued  shares of the Company. The remaining approximately  27.28% was held by public investors.   In 2019, the Company was once again selected as one  of The Global 2,000 World’s Largest Public Companies  by Forbes magazine and Fortune Global 500 by Fortune  magazine. The China Mobile brand was once again  listed in BrandZTM Top 100 Most Valuable Global Brands  of 2019 by Millward Brown ranking 27. Currently, the  Company’s corporate credit ratings are equivalent to  China’s sovereign credit ratings, namely, A+/Outlook  Stable from Standard & Poor’s and A1/Outlook Stable  from Moody’s.   China Mobile Principal Organizational Structure   China Mobile Communications Group Co., Ltd.  China Mobile (Hong Kong) Group Limited  72.72%  27.28%  China Mobile Hong Kong (BVI) Limited  China Mobile Limited  Public shareholders  Operating subsidiaries in 31 provinces, autonomous  regions and directly–administered municipalities in  Mainland China and Hong Kong  Other specialized subsidiaries*  China Mobile Communication Co., Ltd  * Other specialized subsidiaries include:  • China Mobile Group Design Institute Co., Ltd. • China Mobile Group Finance Co., Ltd.  • China Mobile Group Device Co., Ltd. • China Mobile IoT Company Limited  • China Mobile International Limited • China Mobile Information Technology Company Limited  • China Mobile Online Services Co., Ltd. • MIGU Co., Ltd.  • China Mobile (Suzhou) Software Technology • China Mobile (Hangzhou) Information Technology  Co., Ltd. Company Limited  • China Mobile Internet Company Limited • China Mobile TieTong Company Limited  • China Mobile Investment Holdings Co., Ltd. • China Mobile Quantong System Integration Co., Ltd.  • China Mobile Financial Technology Co., Ltd. • China Mobile (Chengdu) ICT Co., Ltd.  • China Mobile (Shanghai) ICT Co., Ltd. • Aspire Holdings Ltd.

06 06  Biographies of Directors and   Senior Management   EXECUTIVE DIRECTORS    Mr. YANG Jie   Age 57, Executive Director and Chairman of the  Company, joined the Board of Directors of the Company  in March 2019, in charge of the overall management  of the Company. He is currently the Chairman of  CMCC and a Director and the Chairman of China  Mobile Communication Co., Ltd. (“CMC”). Mr. Yang  formerly served as deputy director general of Shanxi  Posts and Telecommunications Administration, general  manager of Shanxi Telecommunications Corporation,  vice president of China Telecom Beijing Research  Institute, general manager of Business Department of  the Northern Telecom of China Telecommunications  Corporation, vice president, president and chairman of  China Telecommunications Corporation, and president  and chief operating officer, chairman and chief executive  officer of China Telecom Corporation Limited. Mr.  Yang graduated from the Beijing University of Posts  and Telecommunications majoring in radio engineering  in 1984 and obtained a doctorate degree in business  administration from the ESC Rennes School of Business,  France in 2008. Mr. Yang is a professor-level senior  engineer with extensive experience in management and  telecommunications industry.    Mr. WANG Yuhang   Age 58, Executive Director of the Company, joined the  Board of Directors of the Company in October 2019,  principally in charge of human resources and inspection  matters. He is also a Director of CMCC and CMC. Mr.  Wang formerly served as a deputy general manager  of Development Department, general manager of  Supervision Department, deputy director of Supervision  and Inspection Office, the chief director of Legal Center,  general manager of Human Resources Department and  executive vice president of China Ocean Shipping (Group)  Company; a vice president of COSCO Americas Inc.;  the general manager of COSCO Shipbuilding Industry  Company; the general manager of COSCO Shipyard  Group Co., Ltd. as well as the executive vice president  of China COSCO SHIPPING Corporation Limited.  Over the past three years, Mr. Wang had served as  a non-executive director and vice chairman of China  International Marine Containers (Group) Co., Ltd. (listed  in Hong Kong and Shenzhen), a non-independent and  non-executive director and the chairman of COSCO  SHIPPING International (Singapore) Co., Ltd. (listed  in Singapore), a non-executive director of COSCO  SHIPPING Holdings Co., Ltd. (listed in Hong Kong and  Shanghai), and an executive director and the chairman  of COSCO SHIPPING International (Hong Kong) Co.,  Ltd. (listed in Hong Kong). Mr. Wang graduated from  Dalian Maritime College in 1983 with a major in marine  engineering management. He is a senior engineer with  many years of experience in the shipping industry and in  human resources and corporate management.

07Biographies of Directors and Senior Management 07Biographies of Directors and Senior Management  Mr. DONG Xin   Age 53, Executive Director, Vice President and Chief  Financial Officer of the Company, joined the Board of  Directors of the Company in March 2017, principally in  charge of corporate affairs, planning and construction,  finance, internal audit and investor relations of the  Company. He is also a Vice President and Chief  Accountant of CMCC and a Director and Vice President  of CMC. In May 2018, Mr. Dong was appointed as a  Non-Executive Director of China Tower Corporation  Limited (“China Tower”, listed in Hong Kong). Mr.  Dong formerly served as a deputy director of Corporate  Finance Division of Finance Department of the former  Ministry of Posts and Telecommunications, a director  of Economic Adjustment Division of the Department  of Economic Adjustment and Communication Clearing  of the former Ministry of Information Industry of China,  director general of the Finance Department of CMCC,  chairman and president of Hainan Mobile, director  general of the Planning and Construction Department  of CMCC, chairman and president of Henan Mobile and  Beijing Mobile. Mr. Dong received a Bachelor’s degree  from Beijing University of Posts and Telecommunications  in 1989, a Master’s degree in financial and accounting  management from Australian National University, and  a Doctoral degree in business administration jointly  issued by Shanghai Jiao Tong University and ESC  Rennes School of Business, France. Mr. Dong is a  senior engineer and senior accountant with many years  of experience in the telecommunications industry and  financial management.   INDEPENDENT NON-EXECUTIVE  DIRECTOR    Dr. Moses CHENG Mo Chi, GBM, GBS, OBE, JP   Age 70, Independent Non-Executive Director of the  Company, joined the Board of Directors of the Company  in March 2003. He was appointed as the Chairman of  the Remuneration Committee in May 2016. Dr. Cheng  is a practising solicitor and a consultant of Messrs. P.C.  Woo & Co. after serving as its Senior Partner from 1994  to 2015. Dr. Cheng was a member of the Legislative  Council of Hong Kong. He is the founder chairman of the  Hong Kong Institute of Directors of which he is now the  Honorary President and Chairman Emeritus. He is now  also serving as chairman of the Insurance Authority. Dr.  Cheng currently holds directorships in Liu Chong Hing  Investment Limited, China Resources Beer (Holdings)  Company Limited, Towngas China Company Limited,   K. Wah International Holdings Limited, Guangdong  Investment Limited, Tian An China Investments  Company Limited and The Hong Kong and China  Gas Company Limited, all of which are public listed  companies in Hong Kong. Dr. Cheng had ceased to be  a non-executive director of Kader Holdings Company  Limited and an independent non-executive director of  ARA Asset Management Limited, a company formerly  listed in Singapore.

08 Biographies of Directors and Senior Management 08 Biographies of Directors and Senior Management  Mr. Paul CHOW Man Yiu, GBS, SBS, JP   Age 73, Independent Non-Executive Director of the  Company, joined the Board of Directors of the Company  in May 2013. He was appointed as the Chairman of the  Nomination Committee in May 2016. He was the Chief  Executive of the Asia Pacific Region (ex-Japan) of HSBC  Asset Management (Hong Kong) Limited from 1997 to  2003, an executive director and Chief Executive of Hong  Kong Exchanges and Clearing Limited from April 2003  to January 2010, the Chairman of Hong Kong Cyberport  Management Company Limited from June 2010 to May  2016, an independent non-executive director of Bank  of China Limited from October 2010 to August 2016,  a member of the Advisory Committee on Innovation  and Technology of the Government of the Hong Kong  Special Administrative Region from April 2015 to March  2017 and an independent non-executive director of  CITIC Limited from March 2016 to June 2019. Mr.  Chow currently serves as an independent non-executive  director of Julius Baer Group Ltd. and Bank Julius Baer  & Co. Ltd.   Mr. Stephen YIU Kin Wah   Age 59, Independent Non-Executive Director of the  Company, joined the Board of Directors of the Company  in March 2017. He was appointed as the Chairman of  the Audit Committee in May 2018. Mr. Yiu is currently  a Non-Executive Director of the Insurance Authority,  an Independent Non-Executive Director of Hong Kong  Exchanges and Clearing Limited and ANTA Sports  Products Limited, a Council member of The Hong Kong  University of Science and Technology, and a member  of the Exchange Fund Advisory Committee of The  Hong Kong Monetary Authority and ICAC Complaints  Committee. Mr. Yiu joined the global accounting firm  KPMG (“KPMG”) in Hong Kong in 1983 and was  seconded to KPMG in London, the United Kingdom  from 1987 to 1989. Mr. Yiu became a partner of KPMG  in 1994, served as the Partner in Charge of Audit of  KPMG from 2007 to 2010, and served as the Chairman  and Chief Executive Officer of KPMG China and Hong  Kong as well as a member of the Executive Committee  and the Board of KPMG International and KPMG Asia  Pacific from April 2011 to March 2015. Mr. Yiu formerly  also served as a member of the Audit Profession  Reform Advisory Committee and the Mainland Affairs  Committee of the Hong Kong Institute of Certified  Public Accountants. Mr. Yiu is a fellow member of  the Association of Chartered Certified Accountants, a  fellow member of the Hong Kong Institute of Certified  Public Accountants and a member of the Institute of  Chartered Accountants of England and Wales. Mr. Yiu  received a professional diploma in accountancy from The  Hong Kong Polytechnic (now known as The Hong Kong  Polytechnic University) in 1983, and holds a master’s  degree in business administration from the University of  Warwick in the United Kingdom.

09Biographies of Directors and Senior Management 09Biographies of Directors and Senior Management  SENIOR MANAGEMENT    Dr. YANG Qiang   Aged 58, Independent Non-Executive Director of the  Company, joined the Board of Directors of the Company  in May 2018. Dr. Yang is currently the Chief AI Officer  of WeBank Co., Ltd., the Founding Director of the Big  Data Institute, the Chair Professor and former New  Bright Professor of Engineering and the former Head of  the Department of Computer Science and Engineering  of the Hong Kong University of Science and Technology  (“HKUST”), as well as the Chief Scientific Consultant  to Shenzhen Qianhai 4Paradigm Data Technology  Co., Ltd. Dr. Yang had served as, among other posts,  an Assistant Professor and a Tenured Associate  Professor at the Department of Computer Science of  the University of Waterloo in Canada from September  1989 to August 1995, a Tenured Associate Professor,  an Industrial Research Chair and a Full Professor at the  School of Computing Science of Simon Fraser University  in Canada from August 1995 to August 2001, and an  Associate Professor, a Full Professor and an Associate  Head of the Department of Computer Science and  Engineering of HKUST from August 2001 to June 2012.  From 2009 to November 2014, Dr. Yang was also a  Technical Consultant to the 2012 Laboratories of Huawei  Technologies Co., Ltd. (“Huawei”) in charge of big  data research, and served as, among other posts, the  Founding Head of Huawei’s Noah’s Ark Research Lab  and the Head of Huawei’s Big Data Committee. Dr. Yang  received a bachelor’s degree in astrophysics from Peking  University in 1982, master’s degrees in astrophysics  and computer science from the University of Maryland,  College Park in the United States in 1985 and 1987  respectively, and a doctor’s degree in computer science  from the University of Maryland, College Park in 1989.   Mr. LI Huidi   Age 51, Vice President of the Company, appointed  in September 2019, principally in charge of network,  international information harbor, information security,  procurement, terminals and others. He is also a Vice  President of CMCC and a Director and Vice President  of CMC. Previously he served as a research fellow  in Lucent Technologies – Bell Labs Innovations, a  vice president of UTStarcom Inc., a vice president  and general manager of New Mobile Technology and  High-end Products Division of Lenovo Group Limited,  chief technology officer and chairman of Technology  Innovation Committee of Lenovo Mobile Communication  Technology Co., Ltd. Mr. Li graduated in 1990 with a  Bachelor of Electronic Engineering from Harbin Institute  of Technology, and received a master’s degree in Mobile  Communications from Polytechnic Institute of New York  University and a doctoral degree in management from  Hong Kong Polytechnic University.

10 Biographies of Directors and Senior Management 10 Biographies of Directors and Senior Management  Mr. GAO Tongqing   Age 56, Vice President of the Company, appointed  in February 2020, principally in charge of legal and  regulatory matters, technology R&D, international  business, investment and others. He is also a Vice  President of CMCC, a Director and Vice President of  CMC. Mr. Gao previously served as a deputy director  general of Xinjiang Uygur Autonomous Region Posts  and Telecommunications Administration, deputy  general manager and general manager of Xinjiang  Uygur Autonomous Region Telecom Company, general  manager of China Telecom Jiangsu branch, vice  president of China Telecommunications Corporation, and  executive director and executive vice president of China  Telecom Corporation Limited. He graduated from the  Changchun Institute of Posts and Telecommunications  with a major in telecommunications engineering and  received a doctorate degree in business administration  from the Hong Kong Polytechnic University.   Mr. JIAN Qin   Age 54, Vice President of the Company, appointed in  September 2019, principally in charge of marketing,  customer service, information and technology, mobile  Internet, financial technology and others. He is also a Vice  President of CMCC, a Director and Vice President of CMC  and a Director of Phoenix Media Investment (Holdings)  Limited. Previously he served as a deputy director of the  Nanchang Telecom Bureau, chairman and president of  Jiangxi Mobile, Sichuan Mobile and Guangdong Mobile.  Mr. Jian graduated in 1989 from Beijing University of  Posts and Telecommunications majoring in Computer  and Communication, and received a doctoral degree in  Industrial Economics from Jiangxi University of Finance  and Economics.

11Biographies of Directors and Senior Management 11Biographies of Directors and Senior Management  Mr. ZHAO Dachun   Age 49, Vice President of the Company, appointed  in September 2019, principally in charge of corporate  customers, software technology R&D, IoT and other  matters. He is also a Vice President of CMCC and a  Director and Vice President of CMC. Previously he  served as the chairman and president of Shaanxi Mobile  and Sichuan Mobile. Mr. Zhao graduated in 1993 from  Southeast University majoring in Radio Technology and  received an EMBA from Nanjing University.

+ 4G  Coordinated Development  + 4G  Coordinated Development

4g 100m 48mph

14 14  Chairman’s Statement   As we speak, the development of the global digital economy has  entered a new phase, driven by cross-sector integration, systematic  innovation and increasing digitisation. A new generation of  information technology, with the emergence of 5G at the forefront, is  triggering faster and more frequent technological breakthroughs and  industry revolutions that are systematic, sweeping and extensive.  Riding the wave of 5G development and after thoroughly assessing  external factors and trends, we have accelerated “gear-changes”  in three areas. In terms of business development, we extended  our solutions beyond telecommunications to information services;  our market focus has shifted from the mobile market to the more  encompassing CHBN “four growth engines”, comprising the  “customer”, “home”, “business” and “new” markets; and finally, our  development model has transformed from being resource-driven  to innovation-driven, which we believe is essential for any company  seeking to grow further.  Good strategists win in the market; long-term strategic planning  ensures sustainable prosperity. With the development of 5G, the future  presents infinite possibilities. China Mobile will follow the industry  development trends and serve as a major force in the development  of China as a “Cyberpower”, digital nation and smart society. Working  towards our goal of becoming a world–class enterprise by building  a dynamic “Powerhouse”, we will further implement the “5G+” plans,  connecting all industries and servicing mass demand. By doing so, we  aim to create more value for our investors in the 5G era.

15Chairman’s Statement 15Chairman’s Statement

China Mobile Limited16 Chairman’s Statement 16 Chairman’s Statement  Dear Shareholders,   We were faced with a challenging and complicated  operating environment in 2019 where the upside of data  traffic was rapidly diminishing and competition within  the telecommunications industry and from cross-sector  players was becoming ever more intense. Coupled  with this was the impact of government policies,  including the continued implementation of the “speed  upgrade and tariff reduction”. Against this backdrop,  all of us at China Mobile joined together to overcome  these hurdles and work towards our ultimate goal of  becoming a world-class enterprise by building a dynamic  “Powerhouse”. This was centred on the key strategy of  high-quality development, supported by a value-driven  operating system that leverages our advantages of scale  to drive further convergence, integration and digitization  across the board. We structured our organization to  enable effective and synergetic capability building and  collaborative growth, while nurturing internal vitality. In  addition, we further implemented our “5G+” plan to  spearhead the development of “four growth engines”,  comprising the “customer”, “home”, “business” and  “new” markets. These measures have helped us obtain  positive momentum in overall operating results, which  was a hard-earned achievement for us in a tough year.   OPERATING RESULTS   China Mobile recorded operating revenue of RMB745.9  billion for the 2019 financial year, up by 1.2% compared  to last year. Of this, telecommunications services  revenue amounted to RMB674.4 billion, or growth of  0.5% year-on-year. EBITDA was RMB296.0 billion, up  by 7.4% from last year. EBITDA margin was 39.7%,  up by 2.3 percentage points compared to the previous  year. Measures to boost revenue, reduce costs and  enhance the quality and efficiency of operations have  helped us maintain leading profitability levels among  top-tier global telecommunications operators. Profit  attributable to equity shareholders reached RMB106.6  billion or RMB5.21 per share, down by 9.5% year-onyear.  Our capital expenditure was RMB165.9 billion and  we maintained our free cash flow at a healthy level,  amounting to RMB81.7 billion.   The Board recommends a final dividend payment of  HK$1.723 per share for the year ended 31 December  2019. Together with the interim dividend payment of  HK$1.527 per share, the total dividend payment for the  2019 financial year amounted to HK$3.250 per share.   The Company attaches great importance to shareholder  returns, and will maintain a stable dividend per share for  the full year of 2020, after giving overall consideration to  its profitability and cash flow generation.   The Board believes that our industry-leading profitability  and ability to generate healthy cash flow will provide  sufficient support for the Company’s future development  and create favourable returns for our shareholders.   FORGED COORDINATED  DEVELOPMENT OF CHBN  “FOUR GROWTH ENGINES”   In view of changes in the market landscape, we  transformed and upgraded our services beyond  telecommunications to the broader space of information  services, and kicked off at full speed the coordinated  development of our CHBN “four growth engines” – the  “customer”, “home”, “business” and “new” markets.  These strategic shifts have further enhanced our  revenue structure, infusing new growth momentum into  our business.   Considering the rapid growth in data traffic demand  and squeezed data value in the “customer” market,  we responded by further converging data access,  applications and customer benefits in our operations.  As a result, we gained solid growth in customers and  further strengthened our revenue base. With a net  addition of 25.21 million, the total number of mobile  customers reached 950 million in 2019. Handset data  traffic increased by 90.3% year-on-year and DOU (the  average handset data traffic per user per month) was   6.7 GB. We also managed to achieve an industry- leading mobile ARPU (average revenue per user per  month) of RMB49.1. We continued to upgrade our  products, including “GoTone”, and optimize our service  management mechanism. Customer satisfaction was  further enhanced.

Annual Report 2019 17Chairman’s Statement 17Chairman’s Statement  With regard to the “home” market, we focused our  efforts on scale expansion, brand building, ecology  cultivation and value lifting, while delivering better one- stop marketing, installation, maintenance and customer  services. We further promoted smart family operations  and as a result, this business was able to deliver strong  growth. The number of household broadband customers  increased by 17.1% year-on-year and reached 172  million. Among them, our digital set-top box “Mobaihe”  registered a total of 122 million customers, representing  a penetration rate of 70.9%. Meanwhile, household  broadband blended ARPU reached RMB35.3.   The “business” market was our new growth engine  and we strove to nurture new growth points by  fully leveraging our cloud and network convergence  advantages, building on our DICT (data, information and  communications technology) infrastructure comprising  IDC, ICT, Mobile Cloud, big data and other corporate  applications and information services. Buoyed by our  active promotion of our “Network + Cloud + DICT”  smart services, customers and revenue recorded  rapid growth. As of the end of 2019, the number of   our corporate customers increased to 10.28 million,  representing year-on-year growth of 43.2%. Focusing  on key sectors such as industry, agriculture, education,  public administration, healthcare, transportation and  finance, we deepened go-to-market resources to  promote DICT solutions that cater to sector-specific  scenarios. This strategy has boosted DICT revenue  to RMB26.1 billion, or growth of 48.3% year-on-year,  contributing a larger portion of our overall revenue.   In the “new” market, we continued to grow four new  areas – international business, equity investment,  digital content and FinTech. Our increased efforts have  generated initial results. In 2019, our international  business gained traction with year-on-year revenue  growth of 31.4%. Centring on the principles of value  contribution, ecosystem formation and investment- derived sector synergy, we have increased efforts to  pursue equity investment, and income from equity  investment contributed 11.9% to our net profit. Monthly  active users for “MIGU Video” and the core functions of  “and-Wallet” increased by 46.4% and 58.9% year-onyear  respectively.

China Mobile Limited18 Chairman’s Statement 18 Chairman’s Statement  PROMOTED CONVERGENCE,  INTEGRATION AND DIGITIZATION,  BUSINESS TRANSFORMATION AND  UPGRADE SHOWED EARLY SIGNS OF  SUCCESS   Leveraging our advantages of scale, we began to  establish a value-driven operating system focusing on  the three elements of convergence, integration and  digitization. We have seen positive initial results from  this transformative development and upgrade.   We expanded our market presence through the  convergence strategy. We launched more marketing and  sales initiatives under this strategy based on customer’s  profiles and consumption behaviours (such as their level  of loyalty, benefits and devices) to push products that  are tailored to customers’ individual content and traffic  demands. As a result, our full business bundling rate rose  by 33 percentage points year-on-year to reach 82.7%.  In the meantime, we accelerated “cloud reforms” by  optimizing our cloud resources and diversifying our  cloud network, cloud-based designated line and cloud  database offerings to build out our network-wide “Mobile  Cloud”. Full-year revenue generated from the Mobile  Cloud businesses increased by 59.3% year-on-year.   We created value through integration. By accelerating  channel integration and unleashing synergies from  online and offline, as well as business-to-business and  business-to-customer integration, the share of traditional  channel commission reduced by 11 percentage points  while online channel contribution to overall business  transactions reached 58.8%. Through the “Safeguard”  campaign, we gained 23.56 million high-value customers.  We also actively established a shared IT (information  technology) platform for all operating functions and  compatible capabilities. Across the network, 220,000  of our devices have run on the IT cloud platform and  our centralized big data platform has stored effectively  all data from our business, operation and management  support systems, releasing higher value through further  sharing.   We enhanced efficiency through digitization. We  continued to build up our smart mid-end platform and  promote the applications of various technologies such  as AI (artificial intelligence) and big data in order to  strengthen the provision of smart services for various  business areas, including network, markets, services,  security and management. In 2019, we made significant  progress in the development of NFV (Network Function  Virtualization) and fully implemented the SDN (Software  Defined Networking) technology, allowing one- stop subscription to our designated international and  corporate transmission network with flexible bandwidth.  Basic operating functions of our business in 31 provinces  were centralized on one single platform, significantly  enhancing efficiency in coordinating touch points,  evaluation and precise marketing. We upgraded our  customer service system with proprietary technology  and persistently strengthened smart customer service  capabilities. Our proprietary Jiutian AI Platform and AI  R&D (research and development) cloud have led to the  wider use of various AI applications, which have helped  us reduce cost and increase efficiency.   BOOSTED CAPABILITY,  COLLABORATION AND VITALITY AND  ACHIEVED BREAKTHROUGHS IN  REFORM AND INNOVATION   Capability, collaboration and organizational vitality formed  a strong foundation for us to forge full-blown reforms and  innovations. In this aspect, we have sped up progress in  establishing a synergetic and efficient operating system  across the organization.   We further optimized our operating system to support  market, corporate business and network operations,  and proceeded with a number of reforms including  cloudification of corporate services, development of smart  home business, construction of smart mid-end platforms  and acceleration of business internationalization. We  adjusted our organizational structure and streamlined  operating mechanisms to enhance efficiency and motivate  our employees. Our structure fully equipped headquarters  to command, the regions to compete and the specialized  businesses to provide supporting services, creating strong  synergetic dynamics and ensuring an organizational and  operating structure that adapts to the strategic needs of  the Company.

Annual Report 2019 19Chairman’s Statement 19Chairman’s Statement  Elsewhere, our network capability continued to grow.  Forging the well-coordinated development of 4G and  5G, our 3.09 million 4G base stations served to support  traffic growth. We have commenced building the GB  broadband network, and prioritized completing the OLT  (Optical Line Terminal) facility upgrade for urban areas  and high-value zones, equipping around 80% of the  facilities in urban areas with the capabilities for the rapid  expansion of GB broadband business. We proactively  migrated our IT system, business platform and core  network elements to the cloud while the gradual  centralization of mobile could resources also helped  us formulate comprehensive plans to enhance our  cloud service capability. We have added the 25.9 Tbps  bandwidth option for our international and corporate  designated transmission network while boosting  our network capabilities, supported by international  submarine cables, cross-border terrestrial cables and  PoPs (points of presence).   We strengthened open collaboration. We established  or deepened strategic partnerships with 12 local  governments and 31 large enterprises and public  organizations covering areas such as 5G and other digital  services innovation. These complementary collaborations  combined the strengths and resources of these partners  to drive social and economic development. Our initiative  to establish a new 5G “friendly circle” mechanism  has progressed well, and we have taken measures  to collaborate with up- and down-stream businesses  within the sector, as well as technology and innovation  companies, tertiary institutes and research institutes. In  addition, we explored building a strategic and synergetic  ecosystem covering areas such as 5G, cloud computing,  digital content and network safety through capital  investment and capital cooperation.   We infused vitality into the Company. We initiated a  new round of our share option scheme, which is now  proceeding smoothly. In addition, we started to put  in place equity and bonus schemes in our technology  subsidiaries to gradually establish a mid- to long-term  incentive scheme that will nurture a culture of shared  interests and responsibilities. We have also furthered  the implementation of the “Double-hundred Action”,  an initiative for reforming state-owned enterprises that  benchmarks world-leading companies. Reforms in three  of our subsidiaries have made good progress. We also  took solid steps to build national level innovation and  entrepreneurship demo centres and joint laboratories  to strengthen our R&D capability on cross-sector  applications and the commercial conversion of research  results, as a way to contribute to the prosperous growth  of the innovation ecosystem. Elsewhere, we explored  grid operations, dividing base-level operations into units  and identifying people to take responsibility. With better- aligned responsibilities, authority and benefits, we aim  to fully motivate our staff and infuse vitality into our base  layers.   “5G+” ACHIEVED A GOOD START   We sped up the development of 5G and have been fully  implementing our “5G+” plan since June 2019, when  we were granted the 5G licence. These initiatives have  shown good initial results.   We actively participated in setting international  standards for 5G to drive technological development.  We led 61 key projects in relation to 5G international  standards setting and own more than 2,000 5G  patents. We also helped to continuously strengthen  the Standalone International Standards (SA). Our “6  international standards on 5G system architecture” and  “38 international standards including 5G NR (New Radio)  terminals and base station radio frequency” scooped  all the top prizes in the 2019 Science and Technology  Awards presented by the China Communications  Standards Association, demonstrating our leadership in  5G communications standards.

China Mobile Limited20 Chairman’s Statement 20 Chairman’s Statement  At the same time, we accelerated the implementation  of “5G+” by formulating well-coordinated development  of 5G and 4G. We constructed and began operating  more than 50,000 5G base stations and launched  5G commercial services in 50 cities. We assimilated  emerging technologies such as AI, IoT (Internet of  Things), cloud computing, big data and edge computing  into 5G (5G+AICDE) and developed more than 200  critical capabilities, while making breakthroughs in over  100 5G joint projects. In terms of 5G+Eco, we aimed  to develop the ecosystem with other industry players.  Through our 5G Innovation Centre and 5G Industry  Digital Alliance, we attracted more than 1,900 partners.  We established the 5G Device Forerunner Initiative,  guiding manufacturers to launch 32 5G devices. The  level of maturity was basically the same between the 2.6  GHz and 3.5 GHz industry chains.   Benefiting from forward-looking planning and effective  execution, we expanded 5G+X, where “X” stands for  the wider application of 5G, in applications that have  been adopted by a plethora of industry sectors, as  well as the mass market. For the latter, we launched  exclusive plans for 5G customers and feature services  such as ultra-high definition videos, cloud-based games  and full-screen video connecting tones. As of the end  of February 2020, our 5G plans attracted 15.40 million  package customers – maintaining an industry-leading  position. In terms of vertical sector, we explored the  possibility of combining 5G with AICDE capabilities,  extending collaboration in the industry and deep- diving into classic manufacturing scenarios to develop  our leadership in 5G smart manufacturing, 5G remote  medical services and 5G automated mining, among  other sectors. We implemented a total of 50 group-level  demo application projects.   Looking ahead, 5G presents infinite possibilities. We  will continue to take a systematic approach to planning  and steadily implementing our “5G+” initiatives.  We will speed up technology, network, application,  operations and ecosystem upgrades, accelerate industry  transformation by converging technologies, integrate  data to strengthen information transmission in society,  and introduce digitized management to build the  foundation for digital society development. By doing so,  we will seek more extensive 5G deployment, covering  more sectors and creating greater efficiency and social  value.   CORPORATE GOVERNANCE   The Company always upholds the principles of integrity,  transparency, openness and efficiency and fully complies with all  applicable listing rules to ensure sound corporate governance.   We have been optimizing the composition of our Board  membership, ensuring diversity and fully leveraging the  experience and expertise of our independent non-executive  directors, so as to introduce further improvements to our  governance structure and decision-making mechanisms.   We are also committed to compliance. We continued  to enhance compliance management and ensure best  practices in our daily operations through initiatives such as the  “Safeguarding Compliance” program. We further improved  our compliance management structure and reinforced legal  accountability to ensure that the Company complies with  the laws. We were consistent in adopting the Company’s  compliance philosophy, which is “abide by the law, follow the  rules, observe commitments and uphold integrity”. Operating  according to the laws and regulations is a culture that we have  established across the board and we continued to enhance  our supervision system.

Annual Report 2019 21Chairman’s Statement 21Chairman’s Statement  We are dedicated to enhancing our risk and internal  control systems, increasing the level of competence  in risk detection and management. We have further  strengthened our supervision over key issues such as  business performance and cost deployment. We also  strove to mitigate business risks and close any gaps  in our business management processes to ensure  sustainable and high-quality operations.   SOCIAL RESPONSIBILITY AND  ACCOLADES   The Company remained committed to leveraging our  expertise to reciprocate the society and satisfy the needs  of more people as they pursue a better life.   We contributed to the national strategy of building a  “Cyberpower” and spurred the development of the digital  economy. We continued to implement the “speed upgrade  and tariff reduction” requirement and fully launched the  “Mobile Number Portability” policy as scheduled, and we  continuously lowered the threshold for digital services  and promoted inclusive technology. At the same time, we  strove to build up an industry collaboration mechanism,  creating a healthy and orderly competitive environment to  promote high-quality development of the whole industry.   In addition, the Company proactively assumed its  responsibilities in the areas of contingency telecommunications,  information security, targeted poverty  alleviation, philanthropy, energy saving and emissions  reduction.   To help combat the novel coronavirus (COVID-19)  outbreak, we worked to safeguard communications and  services. Contributing to epidemic prevention and control  measures, we enhanced the communications network  in key areas and venues affected by the outbreak. We  also fully leveraged competitive edges brought about by  our online services, such as the China Mobile App, to  provide convenient services for customers around the  clock. During the epidemic, we provided our customers  with multiple products free of charge, including Cloud  Video Meeting and MIGU Video, to enrich our solutions  on remote working and home entertainment.   Regarding contingency communications and information  security, the Company successfully completed 6,800  contingency communications missions in 2019,  participating in coordinated disaster and emergency rescue  efforts and ensuring uninterrupted communications during  major incidents. We have also taken the initiative to combat  evolving telecommunications frauds and cybercrime, in  order to create a healthy and safe telecommunications  environment.   In terms of poverty alleviation and philanthropy, we  proactively launched tariff concession plans as part of  targeted poverty-alleviation efforts for people in need.  Our proprietary TPAS (Targeted Poverty Alleviation  System) has been deployed in 14 provinces and 92 cities  and counties across the country, covering 8.169 million  disadvantaged individuals. The “Blue Dream” education  project has provided professional training for a total of  127,338 primary and secondary school headmasters in  rural villages. Meanwhile, the “Heart Caring” campaign  has sponsored the surgery of an accumulative total  of 5,973 impoverished children with congenital heart  disease.

China Mobile Limited22 Chairman’s Statement 22 Chairman’s Statement  Turning to energy saving and emissions reduction, the  Company continued to implement its “Green Action  Plan” to reduce our carbon footprint. In 2019, the overall  energy consumption per unit information flow fell by  43%, compared with the previous year. We advocated  environmental protection among our suppliers and  the rate of eco-friendly packaging usage on new main  equipment reached 69%.   Our achievements have received wide recognition. We  won the “Top Ten Model Brands of the Year” award at  the 2019 China Brand Power Grand Ceremony organized  by the China Media Group. In addition, we were a Gold  Award winner at The Asset ESG Corporate Awards 2019  and received the Asia’s Most Honoured Company award  from Institutional Investor, as well as Icon on Corporate  Governance and Best Investor Relations Company  award from Corporate Governance Asia.   At the same time, Moody’s and Standard & Poor’s  maintained our corporate credit ratings at the same level  as China’s sovereign ratings in 2019.   FUTURE OUTLOOK   At present, the social and economic landscapes are  undergoing four paradigm shifts. Economically, the  digital economy has become the major driving force  of growth. Technologically, emerging information  technology has become the core engine to spur industry  transformation and upgrades. With regard to business  competition, technological innovation forms the pillar of  companies’ competitive advantages. And, last but not  least, demand for a better digital life has pervaded the  whole of society.   These paradigm shifts will bring massive “Blue Ocean”  opportunities to the information telecommunications  industry. The accelerating development of 5G will  provide better infrastructure and more scenarios to  boost the scale application of AI, IoT, cloud computing,  big data, edge computing and blockchain, among other  technologies, promoting the digital transformation  of all industries and digital life. At the same time,  we will encounter disruptive changes brought forth  by digitization, challenging the existing network  and business models and giving rise to unforeseen  competition within the industry, as well as from cross- sector players. The novel coronavirus (COVID-19)  outbreak since early 2020 has posed certain impact  on the overall society and economy. Our business  development has been no exception.   Good strategists win in the market; long-term  strategic planning ensures sustainable prosperity.  Facing opportunities and challenges, we will speed up  “gear-changes” in three areas. In terms of business  development, we will extend our offerings beyond  telecommunications to information services; our market  focus will shift from the mobile market to the all- encompassing “four growth engines”; and finally, our  development model will transform from being resource- driven to innovation-driven.   We will uphold our strategy of becoming a world-class  enterprise by building a dynamic “Powerhouse”. We  will serve as a major force in the development of China  as a “Cyberpower”, digital nation and smart society.  Centred around our objective for high-quality growth,  we will focus on business transformation and upgrade  while giving impetus to reform and innovation. We will  place emphasis on implementing our “5G+” plans while  forging convergence, integration and digitization across  our operations and building capabilities, establishing  collaboration and infusing vitality in the organization. By  doing so, we will make great strides towards becoming  a top-tier global telecommunications operator and  continuously create greater value for our shareholders.

Annual Report 2019 23Chairman’s Statement 23Chairman’s Statement  In 2020, we will strive to overcome the impact of the  novel coronavirus (COVID-19) outbreak on business  development and 5G network construction. The  epidemic has bolstered the growing trend of businesses  and customers going online and using more digital  and cloud-based services, among other opportunities  arisen. We will leverage these opportunities, as  well as the 5G network to further develop the  information and communications services market. With  concerted efforts, we will strive to maintain growth in  telecommunications services revenue and a stable level  of net profit. We will also strive to maintain an industry- leading customer satisfaction.   ACKNOWLEDGEMENT   Mr. Li Yue resigned from his position as Executive  Director and CEO in October 2019. Over the course  of his long service with the Company, Mr. Li made a  tremendous contribution, leading the remarkable journey  of China Mobile from 2G to 5G. On behalf of the Board,  I thank Mr. Li for his exceptional contribution to China  Mobile.   Finally, on behalf of the Board, I would like to take this  opportunity to express my heartfelt gratitude for the  support of our shareholders, customers and the general  public, and for the dedication and contribution of our  employees.    Yang Jie   Chairman   Hong Kong, 19 March 2020

24   China Mobile Limited    Corporate Recognitions    INSTITUTIONAL INVESTOR ALL ASIA GOLD WINNER ARC AWARDS GOLD AWARD

Institional invester cpa BEST CORPORATE GOVERNANCE AWARDS 2019 GOLD WINNER ASIAN EXCELLENCE AWARD 2019

Corporate Recognitions Annual Report 2019   25   Big data lot

+ AICDE  Integrated  Innovations  + AICDE  AI EDGE CLOUD Integrated  Innovations

28 China Mobile Limited

Business Review

The Group has geared concerted efforts towards becoming a world-class enterprise by building a dynamic "Powerhouse", which was an overarching mission central to its master plan for the year 2019. Specifically, it has made an all-out endeavour to foster scale-based and value-oriented operating practices and promote the holistic development of the CHBN "four growth engines" (the "customer", "home", "business" and "new" markets) in a converged, integrated and coordinated manner. A special focus has also been placed on business transformation, innovation and smart operations, in addition to the building up of core capabilities such as network, IT, research and development and customer services. Following these efforts, the Group has obtained positive momentum in operating performance and maintained market leadership, laying a strong foundation for sustainable growth in future.

KEY OPERATING DATA

	2019	2018	Change %
Mobile Business			
Customer Base (million)	950	925	2.7
Of Which: 4G Customer Base (million)	758	713	6.4
Net Additional Customers (million)	25	38	–33.4
Of Which: Net Additional 4G Customers (million)	45	63	–28.2
Average Minutes of Usage per User per Month (MOU) (minutes/user/month)	287	320	–10.4
Average Handset Data Traffic per User per Month (DOU) (GB/user/month)	6.7	3.6	85.5
Average Handset Data Traffic per 4G User per Month (DOU) (GB/user/month)	7.7	4.3	78.6
Average Revenue per User per Month (ARPU) (RMB/user/month)	49.1	53.1	–7.5
Broadband Business			
Wireline Broadband Customer Base (million)	187	157	19.4
Of Which: Household Broadband Customer Base (million)	172	147	17.1
Wireline Broadband ARPU (RMB/user/month)	32.8	33.5	–2.0
Household Broadband Blended ARPU (RMB/user/month)	35.3	34.4	2.7
IoT (Internet of Things) Business			
IoT Customer Base (million)	884	551	60.3

Annual Report 2019 29Business Review 29Business Review  OPERATING PERFORMANCE   The Group continued to comfortably maintain market  leadership in 2019. Telecommunications services  revenue has successfully reversed its unfavourable  downward trajectory recorded in the first half of 2019  and managed to deliver positive growth for full-year  2019. The Group has achieved a further enhancement to  its revenue structure, where the respective proportions  of revenues from “home”, “business” and “new”  markets to total revenue have continuously increased.  New drivers such as DICT and international business  have also demonstrated sound growth momentum. 4G  customer base has recorded a net addition of 45.36  million to reach 758 million. Amongst them, the number  of VoLTE customers stood at 521 million. Handset DOU  increased by 85.5% year-on-year to 6.7GB. The Group’s  broadband business has also reported robust growth,  with the number of household broadband customers  increasing by 17.1% to reach 172 million. The Group’s  “business” market has played a key role in fostering  the Group’s overall revenue growth, with its corporate  customer base reaching 10.28 million subsequent to a   net addition of 3.1 million. In the meantime, the number  of IoT customers has registered a net addition of 333  million to reach 884 million.   CHBN “FOUR GROWTH ENGINES”  SHOWING EARLY SIGNS OF SUCCESS   The “Customer” Market   The Group has taken a multi-pronged approach to  cope with increasing competition arising from the  homogeneous nature of industry operators. It has  placed a special emphasis on customers and adopted  the three strategies of convergence, integration and  digitisation, making a concerted effort to devise a  holistic operations model by combining “data access +  applications + customer benefits”. It has also shifted  its focus from increasing customer and data traffic  market shares to nurturing loyalty of existing customers  and enhancing the value of full life cycle. In 2019, full  business bundling rate has increased by 33 percentage  points and customer satisfaction rate has gone up from  that of last year. In addition, the Group has upgraded the  three popular brands of “GoTone”, “M-zone” and “Easy

China Mobile Limited30 Business Review 30 Business Review  Own”, rejuvenating them by providing new customer  benefits, content and services, amongst others. All  these efforts have resulted in a stronger sense of gain  amongst customers, and the retention rate of mid –  to high-end customers has been on a rise. Since the  official announcement of the commercial launch of 5G  packages, the Group has recorded an industry-leading  number of 15.4 million 5G package customers as of the  end of February 2020. The Group has also proactively  promoted the popularisation of 5G devices, taking a  number of promising sales and marketing measures to  attract early users.   The “Home” Market   The Group remained committed to achieving “scale  expansion, brand building, ecology cultivation and  value uplift” for the “home” market. To achieve these  goals, it has redoubled efforts to promote integrated  development and consistently explored ways to add  value to this business line. It has also stepped up  measures to strengthen customer experience and  continued to enhance broadband quality, creating a  brand image of premium quality. This business line  continued to demonstrate robust growth momentum,  with household broadband customer base recording  a net addition of 25.09 million to reach 172 million.  Amongst them, the proportion of customers subscribing  to products with bandwidth of 100Mbps or above has  increased by 21.1 percentage points year-on-year to  reach 88.1%. Driving further reforms on smart home  business, the Group has stepped up additional efforts  on TV content development and continuously enhanced  products such as “smart home network deployment”,  “Mobaihe” (a set-top box that provides high-definition  video-on-demand service), “and-Mu” (a family  surveillance camera). These initiatives, coupled with  the Group’s endeavours to promote the bundle sales of  “smart home network deployment” and home hardware  and the complete opening-up of the corresponding  service capabilities, have resulted in a significant boost  to network access value. Household broadband blended  ARPU has risen by 2.7% year-on-year to reach RMB35.3.   The “Business” Market   As the new driver of the Group’s revenue growth and  business transformation and upgrade, the “business”  market has stepped up a number of measures to  strengthen basic capacities and promote innovative  business practices. The Group has worked further on  the integrated development of “network+ cloud+ DICT”  for this business line, leading to a further enhancement  to market competitiveness and contribution to the  Group’s total revenue. DICT revenue has registered a  year-on-year increase of 48.3% to RMB26.1 billion. Of  which, mobile cloud revenue has propelled a year-onyear  increase of 59.3% to RMB2 billion. Revenues from  IDC and ICT have also recorded respective year-on-year  increases of 46.8% and 163.5%. Taking full advantage  of 5G, the Group has swiftly set up demonstrative  showcases of 5G application scenarios for the vertical  market, aiming at a number of industry sectors. As of  the end of 2019, it has implemented 50 Group-level  applications. The Group will continue to join hands with  industry partners, cultivating accommodative industry  ecology inclusive of the vertical market and building  three types of resource pools which gather resources  from industry partners providing devices, applications  and integrated services.   The “New” Market   The Group has scaled up efforts to develop the  international market and to seek more investment  cooperation opportunities. It has proactively promoted  a number of businesses including video aggregation  on the MIGU platform, ultra-high definition VR, video  connecting tones, cloud-based games, satisfying the  demands from 2C and 2H markets. The Group has  also worked further on integrating its core businesses  with financial services, building new, holistic business  ecology. As for international expansion, the Group has  maintained market leadership in LTE roaming coverage  and established three international business brands of  CMLink, iConnect and iSolutions. The “Hand-in-hand”  program has registered more than 2,900 million users  on a global scale. With respect to digital content and  Internet finance, the number of “video connecting tone”  users has recorded a year-on-year increase of 442%  and that of “cloud-based game” users has exceeded   17.57 million. At the same time, the number of monthly  active users of the core functions of “and-Wallet” has  increased by 58.9%, and the number of merchants has  increased by 49.5%.

Annual Report 2019 31Business Review 31Business Review  CONTINUOUSLY STRENGTHENING  CUSTOMER SERVICES   Making every endeavour to promote high-quality  development, the Group has taken the lead amongst its  peers to achieve service and value upgrades. In 2019,  the Group continued to show unwavering devotion  to providing exceptional customer services and place  a relentless focus on its valued customers, further  increasing customer satisfaction and loyalty.   The Group has persistently taken measures to enhance  customer perception. Last year, by carefully looking into  major customer concerns, the Group has thoroughly  analysed the root causes of complaints and examined  key factors that undermined customer satisfaction and  network quality. It has also scaled up efforts to improve  the quality of mobile networks, home broadband,  corporate dedicated lines and service platforms and  launched thematic campaigns to protect customer  interests. As a result, overall customer satisfaction  has improved. As to the mobile market, handset data  tariff has dropped by 47.2% year-on-year. The Group  has fully implemented “Mobile Number Portability”  as scheduled and has maintained a stable customer  base overall. As to the broadband business, the Group  has ensured the quality of broadband installation and  maintenance services by introducing a service workflow  that streamlines and shortens the handling time of these  services, in addition to other initiatives that foster service  transparency and facilitate whole-process management  and control. Thanks to these efforts, the Group has  achieved an industry-leading customer satisfaction  rate in terms of household broadband installation and  maintenance services. As to the corporate business,  the Group has redoubled efforts to enhance end-to-end  service support, fostering a responsive and centralised  service delivery system that pools and coordinates  resources from the entire network. Handling time for  service inception has significantly shortened and the  number of complaints has continued to go down.   The Group has stepped up efforts to persistently  enhance products and services. Tariff plans presently  on-shelf has been largely simplified and rules were  made less complicated. The Group has put a focus on  customer value and experience, and incorporated new  service features into its business model by considering  new elements from its new 5G network service  capabilities and benefits provided by external partners.  On top of these were the Group’s initiatives on launching  the 5G personal packages and family packages and  implementing the “GoTone Through-Train” plan. It has  also comprehensively driven the upgrade of the three  major brands. In an effort to achieve a brand image with  “exceptional taste, quality and character”, it continued  to enhance benefits for GoTone customers, formulated  and implemented product communication strategies for  M-zone, and launched a new suite of services for Easy  Own regular customers. The Group has also scaled  up efforts to promote channel transformation, where  more traditional services are available from smart-based  channels and the Internet. Overall, the proportion of  transactions handled by online channels has gone up  to 58.8% year-on-year. By introducing new forms of  cooperation, the Group was able to obtain more than  1 million omni-channel retailers. The Group has also  proactively explored grid operations, where each grid  forms a separate base-layer business unit fulfilling  general sales duties to better satisfy customer needs  and make timely responses, thus injecting vigour into  the company at the base level.

China Mobile Limited32 Business Review 32 Business Review  STRENGTHENING BUSINESS  TRANSFORMATION   5G has reached a new stage of development and  set new trends. The Group has kept abreast of the  times, making every correct move to firmly build up  capabilities for key areas and making good preparation  for sustainable growth.   The Group has been constantly raising the bar for  network capabilities. As of the end of 2019, it has  built a total of 4.48 million base stations for its mobile  networks, of which, 3.09 million were 4G base  stations. The Group has also obtained an industry- leading 4G Customer Net Promoter Score and 4G  network satisfaction. In respect of 5G, the Group has  proactively driven 5G network development, building  more than 50,000 5G base stations and providing 5G  commerical services in 50 cities. In these cities, the  Group has completed upgrades and transformation on  NSA in areas where both 4G and 5G networks were  simultaneously covered. By doing so, the Group was  able to meet network capacity needs during the initial  phase of 5G commericalisation. It has also promoted the  maturity of SA products and industry development, and  completed transformation of the 5G SA core network  for pre-commercialisation in Nanjing. In addition, the  Group has continued to strengthen broadband coverage  and quality. It has laid down a set of principles that give  priority to nurturing platform capabilities and deploy  ports based on market demands. Accordingly, the Group  has made suitable advance planning on building up  Gigabit network capabilities and aligned its construction  efforts with market development. Besides, the Group  has scaled up efforts to expedite the construction of  dedicated cloud-based networks and by leveraging  cloud-network synergy, it has managed to enhance  business competitiveness. The Group has also devised a  new three-pronged strategy that puts a special focus on  achieving global acessibility, global network construction  and global deployment. Following this strategy, the  Group has boosted its ongoing work to build up basic  network resources on a global scale, including laying  international submarine cables, cross-border terrestrial  cables and PoPs (points of present) especially in areas  covered by the “Belt and Road Initiative”.   The Group continued to bolster its own abilities and build  up a remarkable pool of proprietary resources. Besides  its an ongoing effort to promote the maturity of the 5G  standard, the Group has established a mechanism for  the commercial use of end-to-end technologies and,  following which, these technologies are able to speak  in sync with their international counterparts and meet  case implementation requirements. These initiatives  helped the Group deliver a well-developed suite of 5G  technologies. The Group has also scaled up research  efforts on the technical aspects of 5G security, taking  initiatives to complete China’s first 5G security standards  for the industry and formulating 5G security standards  for corporates. In addition, the Group continued to  enhance core competences with a special focus on  the requirements of cloud, launching the Big Cloud   5.0 Product Series. The Group has also launched the  Pioneer 300 Plan and formulated strategies for edge  computing technology. Amongst its peers, the Group  was the first operator to launch a proprietary cloud  platform using edge technology. This compact platform  is easy to operate and maintain and has already entered  the trial stage. Further, the Group has continously  enriched value-added offerings under the IoT OneNET  platform, supporting implementation of various industry  projects. The Group has also centralized its AI (Artificial  Intelligence) development platform, making it online  and available to all units within the Group. It has also  incubated a number of AI applications including smart  networks, smart audits, smart editing, industry quality  control and smart film diagnoses.

Annual Report 2019 33Business Review 33Business Review  CONTINUOUSLY ENHANCING  INVESTMENT EFFICIENCY   Entering a crucial phase of business transformation and  5G network construction, the Group will focus on laying  a solid foundation for the integrated development of the  CHBN “four growth engines” and asserting ongoing 5G  market leadership over the next course of development.  It will also step up efforts to exercise strong investment  discipline and achieve a refined investment structure,  deploying resources to meet the demands arising from  evolving market competition in the most rational manner  and enhancing investment efficiency.   To provide strong support for business growth, the  Group has incurred an actual capital expenditure of  RMB165.9 billion for 2019. Capital expenditure to service  revenue ratio has fallen by 0.3 percentage points from  that of last year, demonstrating enhanced investment  efficiency. Capital expenditure was spent mainly on,  amongst other areas, strengthening 5G first-mover  advantage, supporting 4G data traffic growth, bettering  the deployment of cloud resources, promoting cloud- based network transformation, building up transmission  capability and boosting IT support.   The Group plans to spend total capital expenditure  of RMB179.8 billion for 2020. Capital expenditure  will serve for a variety of purposes which primarily  include the proactive build-out of the 5G network, the  construction of cloud-based infrastructure, support  for the all-rounded development of the “four growth  engines” and enhancements to smart operations. The  capital requirements under this capital expenditure  plan will be primarily sourced from the cash generated  from the Group’s operating activities. With a view to  satisfying business transformation needs and striving to  continuously lift resource utilisation efficiency, the Group  will continue to make scientific and rational allocation  and deployment of resources and make targeted  investments and construction considering the needs  arising from use cases.

+ ECOLOGY  Collaborative  Cultivation  + ECOLOGY  Collaborative  Cultivation

China Mobile Limited36 36  Financial Review    We were faced with a challenging and complicated operating environment in 2019 where the upside of data traffic  was rapidly diminishing and competition within the telecommunications industry and from cross-sector players was  becoming ever more intense. Coupled with this was the impact of government policies, including the continued  implementation of the “speed upgrade and tariff reduction”. Towards our ultimate goal of becoming a world-class  enterprise by building a dynamic “Powerhouse”, we deepened our reforms to organizational systems, promoted our  business transformation and insisted on creating value in our operations. We announced and implemented our “5G+”  plan, resulting in continuous growth in revenue, persistently good profitability and positive growth momentum.   2019 2018 Change  Operating revenue (RMB million) 745,917 736,819 1.2%  Revenue from telecommunications services (RMB million) 674,392 670,907 0.5%  Revenue from sales of products and others (RMB million) 71,525 65,912 8.5%  EBITDA (RMB million) 295,967 275,541 7.4%  EBITDA margin 39.7% 37.4% 2.3pp  Profit attributable to equity shareholders (RMB million) 106,641 117,781 –9.5%  Margin of profit attributable to equity shareholders 14.3% 16.0% –1.7pp  Basic earnings per share (RMB) 5.21 5.75 –9.5%

Annual Report 2019 37Financial Review 37Financial Review  The Company persistently allocated its resources by ensuring a sufficient budget for areas essential to promote  growth while reducing and controlling expenses on certain selected areas, continuously stepped up measures to  reduce costs and enhance efficiency, and improved its efficiency in resource utilization. The Company’s operational  efficiency has remained favorable, thereby maintaining its profitability at a leading level among international first-class  telecommunications operators and continuously creating value for shareholders.   OPERATING REVENUE   In 2019, the Group’s operating revenue reached RMB745.9 billion, up by 1.2% compared to the previous year, of  which revenue from telecommunications services was RMB674.4 billion, up by 0.5% compared to the previous  year. With the Group’s acceleration of business transformation and adherence to high-quality development as well  as the gradual disappearance of the carryover effect resulting from the cancellation of data roaming charges in July  2018, revenue from telecommunications services saw a pleasing increase in the second half of 2019, achieving the  established goal of resuming year-on-year growth in the revenue from telecommunications services.   Revenue from Voice Services   The Group’s voice services business continued to decline, with the annual revenue from voice services being  RMB88.6 billion, down by 18.0% compared to the previous year. Total voice usage decreased by 7.5% compared to  the previous year.   Revenue from Data Services   Revenue from data services was RMB565.0 billion, up by 4.2% compared to the previous year, representing 83.8%  of revenue from telecommunications services, up by 3.0 percentage points compared to the previous year.   The Group insisted on creating value in its operations. The annual revenue from wireless data traffic was RMB385.0  billion, up by 0.4% compared to the previous year, and was a key driver for the turnaround of the growth in the  annual revenue from telecommunications services. Revenue from SMS/MMS services was RMB28.6 billion, down  by 0.5% compared to the previous year.   The Group maintained a strong growth in its broadband customer base, and at the same time launched quality  improvement actions on its household broadband and corporate dedicated lines and enhanced the quality of  supporting services, boosting overall household customer perception. Revenue from wireline broadband services  reached RMB68.8 billion, up by 26.8% compared to the previous year, continuously maintaining a relatively strong  growth momentum.   The Group continued to promote business transformation and nurture new revenue growth drivers, with its DICT,  video, Mobaihe and other businesses developing well. Meanwhile, with a focus on product quality and customer  experience, the customer activity and satisfaction levels of related businesses improved significantly. Revenue from  applications and information services was RMB82.5 billion, up by 9.0% compared to the previous year.

China Mobile Limited38 Financial Review 38 Financial Review  Revenue from Sales of Products and Others   Driven by the sales of ICT equipment, IoT and other smart devices, revenue from the sales of products and others  was RMB71.5 billion, up by 8.5% compared to the previous year. The Group’s device sale business mainly serves to  facilitate the expansion of core telecommunications services, and hence its profit contribution is relatively low.   OPERATING EXPENSES   The Group has continued to actively promote its low-cost, high-efficiency operating model, thoroughly stepped  up measures to reduce costs and enhance efficiency, and comprehensively disposed of assets of low or no cost- effectiveness, thereby resulting in better cost control. Meanwhile, the Group will endeavour to strike a balance  between its short-term performance and long-term development in order to maintain its favourable profitability.   In 2019, the Group’s operating expenses were RMB632.8 billion, up by 2.8% compared to the previous year.  Operating expenses represented 84.8% of operating revenue.   2019 2018  RMB million RMB million Change   Operating expenses 632,768 615,432 2.8%  Network operation and support expenses 175,810 200,007 –12.1%  Depreciation and amortization 182,818 154,154 18.6%  Employee benefit and related expenses 102,518 93,939 9.1%  Selling expenses 52,813 60,326 –12.5%  Cost of products sold 72,565 66,231 9.6%  Other operating expenses 46,244 40,775 13.4%   Note: To better reflect our cost behavior, the Company has adjusted the presentation of line items relating to expenses for 2019, and has also reclassified  the comparable figures for 2018 for consistency and comparability.

Annual Report 2019 39Financial Review 39Financial Review  Network Operation and Support Expenses   Network operation and support expenses were RMB175.8 billion, down by 12.1% compared to the previous  year and representing 23.6% of operating revenue. The decrease was partly due to the Group’s adoption of the  new accounting standard on leases which resulted in part of the leasing fee being recognized as depreciation and  amortization as well as finance costs. On a comparable basis with network operation and support expenses of 2019  recognized as if the new accounting standard on leases had not been adopted, the corresponding expenses were up  by 0.3% compared to the previous year. Tower leasing fee of 2019 on a comparable basis was RMB41.5 billion, up  by 6.5% compared to the previous year.   Depreciation and Amortization   Depreciation and amortization was RMB182.8 billion, up by 18.6% compared to the previous year and representing  24.5% of operating revenue, of which the depreciation of right-of-use assets was RMB22.8 billion. The increase  was partly due to the Group’s adoption of the new accounting standard on leases which resulted in part of the  network operation and support expenses being recognized as depreciation and amortization. On a comparable basis  with depreciation and amortization of 2019 recognized as if the new accounting standard on leases had not been  implemented, the corresponding expenses were up by 3.8% compared to the previous year.   Employee Benefit and Related Expenses   Employee benefit and related expenses were RMB102.5 billion, up by 9.1% compared to the previous year and  representing 13.7% of operating revenue. The Group continued to optimize its personnel structure and improve the  efficiency and effectiveness of its human resource management, providing strong personnel support for the Group’s  development.   Selling Expenses   Selling expenses were RMB52.8 billion, down by 12.5% compared to the previous year and representing 7.1% of  operating revenue. The Group actively promoted the transformation of its sales and marketing model and enhanced  its comprehensive sales and marketing service level, with the efficiency of its utilization of selling expenses  significantly improved.   Cost of Products Sold   Cost of products sold was RMB72.6 billion, up by 9.6% compared to the previous year and representing 9.7% of  operating revenue. The increase was mainly driven by the growth in revenue from sales of products.   Other Operating Expenses   Other operating expenses were RMB46.2 billion, up by 13.4% compared to the previous year and representing  6.2% of operating revenue. The increase was mainly due to a rise in asset retirement and write-off as well as credit  impairment loss; meanwhile, the Group increased its investments in innovation, resulting in a rise in R&D-related  expenses.

40 China Mobile Limited Financial Review

Profitability

In 2019, the Group's profitability continued to be industry-leading. Profit from operations was RMB131.1 billion, down by 6.8% compared to the previous year. EBITDA was RMB296.0 billion, and EBITDA margin was 39.7%, up by 2.3 percentage points compared to the previous year. Impacted by the limited growth in revenue, the spending on business transformation and the continuous rise in rigid expenditures, profit attributable to equity shareholders was RMB106.6 billion and its margin was 14.3%.

	2019 RMB million	2018 RMB million	Change
Profit from operations	**113,149**	121,387	-6.8%
Other gains	**4,029**	2,906	38.6%
Interest and other income	**15,560**	15,885	-2.0%
Finance costs	**3,246**	144	2154.2%
Income from investments accounted for using the equity method	**12,641**	13,861	-8.8%
Taxation	**35,342**	35,944	-1.7%
Profit attributable to equity shareholders	**106,641**	117,781	-9.5%

CAPITAL STRUCTURE

The Group's financial position continued to remain robust. As at the end of 2019, total assets and total liabilities were RMB1,629.2 billion and RMB522.0 billion, respectively. The liabilities to assets ratio was 32.0%.

The Group consistently and firmly adhered to its prudent financial risk management policies and maintained sound repayment capabilities. The effective interest coverage multiple was 40 times.

	As at 31 December 2019 RMB million	As at 31 December 2018 RMB million	Change
Current assets	**529,866**	535,116	-1.0%
Non-current assets	**1,099,374**	1,000,794	9.9%
Total assets	**1,629,240**	1,535,910	6.1%
Current liabilities	**462,067**	474,398	-2.6%
Non-current liabilities	**59,884**	5,703	950.0%
Total liabilities	**521,951**	480,101	8.7%
Non-controlling interests	**3,516**	3,404	3.3%
Total equity attributable to shareholders	**1,103,773**	1,052,405	4.9%
Total equity	**1,107,289**	1,055,809	4.9%

Financial Review Annual Report 2019 41

FUND MANAGEMENT AND CASH FLOW

The Group consistently and firmly adhered to its sound and prudent financial policies and stringent fund management systems and strived to maintain a healthy cash flow level, thereby ensuring the safety and integrity of its funds through its highly centralized management of investing and financing activities. Meanwhile, the Group continued to reinforce its centralized fund management efforts and made appropriate allocations of its funds, thereby enhancing the efficiency of funds utilization.

In 2019, the Group's cash flow remained healthy. Net cash inflow from operating activities, net cash outflow from investing activities and net cash outflow from financing activities were RMB247.6 billion, RMB64.2 billion and RMB64.9 billion, respectively. Free cash flow was RMB81.7 billion. After the adoption of the new accounting standard on leases, the cash repayment of principal and interest of lease liabilities is reflected in the cash outflow from financing activities instead of operating activities. As at the end of 2019, the Group's cash and bank balances were RMB317.2 billion, of which 96.5%, 1.3% and 2.1% were denominated in Renminbi, U.S. dollars and Hong Kong dollars, respectively. The robust fund management and healthy cash flow provided a solid foundation for the sustainable healthy development of the Group.

	2019 RMB million	2018 RMB million	Change
Net cash inflow from operating activities	**247,591**	206,151	20.1%
Net cash outflow from investing activities	**64,206**	212,231	–69.7%
Net cash outflow from financing activities	**64,901**	57,820	12.2%
Free cash flow	**81,713**	39,076	109.1%

CREDIT RATINGS

Currently, the Company's corporate credit ratings are equivalent to China's sovereign credit ratings, namely, A+/Outlook Stable from Standard & Poor's and A1/Outlook Stable from Moody's. These ratings reflect that the Group's sound financial strength, favourable business potential and solid financial management are highly recognized by the market.

+ X  Wider Applications  + X  Wider Applications

China Mobile Limited44 44  Corporate Governance Report   Our goal has always been to enhance our corporate value, maintain our sustainable long-term development and  generate greater returns for our shareholders. In order to better achieve the above objectives, we have established  good corporate governance practices following the principles of integrity, transparency, openness and efficiency, and  have implemented sound governance structure and measures. We have established and improved various policies,  internal controls and other management mechanisms and procedure for the key participants involved in good  corporate governance, including shareholders, board of directors and its committees, management and staff, internal  auditors, external auditors and other stakeholders (including our customers, local communities, industry peers,  regulatory authorities, etc.).   In addition, as a company listed in both Hong Kong and New York, we also set forth in this report a summary of the  significant differences between the corporate governance practices of the Company and the corporate governance  practices required to be followed by U.S. companies under the NYSE’s listing standards.   COMPLIANCE WITH THE CODE PROVISIONS OF THE CORPORATE GOVERNANCE  CODE   Our Board of Directors (the “Board”) is responsible for performing the corporate governance duties and setting out  the terms of reference on corporate governance functions. Throughout the financial year ended 31 December 2019,  the Company has complied with all code provisions of the Corporate Governance Code (the “CP”) as set forth in  Appendix 14 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong  Kong Listing Rules”), except for the following matters:   (i) the Company and its directors (including independent non-executive directors (“INEDs”)) have not entered into  any service contract with a specified term. All directors of our Company are subject to retirement by rotation  and re-election at our annual general meetings (the “AGM(s)”) every three years, and all newly-appointed  directors are subject to re-election by shareholders at the first AGM after their appointment; and  (ii) Mr. LI Yue resigned from his positions as an Executive Director and the Chief Executive Officer of the Company  with effect from 11 October 2019, following which the position of Chief Executive Officer has remained vacant.  We require our Board, the Board committees and other internal organs to strictly comply with their internal  procedures in accordance with the principles of the CP. The following are the major respects in which China Mobile  meets or exceeds the principles of the CP:   .  More than one-third of the Board (4 out of 7 as of 31 December 2019) are INEDs.   .  China Mobile discloses the interests of its directors and senior management in the shares of China Mobile   and their confirmation of compliance with the “Model Code for Securities Transactions by Directors of Listed   Issuers” set out in Appendix 10 to the Hong Kong Listing Rules (the “Model Code”).   .  We publish the terms of reference and membership of the board committees on the Company’s and the  HKEX’s websites.   .  All members of our board committees are INEDs, with appropriate professional qualifications and/or expertise   in business management, accounting and financial management, legal and compliance, artificial intelligence and   scientific research, and so forth.   .  China Mobile provides trainings to its directors and management on an annual basis.   .  Each director discloses to the Company at the time of his appointment and then annually for any change of, his  position holding in any public companies or organizations and other significant commitments.

Annual Report 2019 45Corporate Governance Report 45Corporate Governance Report  .  China Mobile publishes a Sustainability Report along with its annual report for thirteen consecutive years,  reporting its performance on ESG issues, which, in many respects, exceed the terms of the ESG Reporting  Guide set out in Appendix 27 to the Listing Rules.   .  We give more than 20 working days’ notice for our AGMs.   .  Our principal executive and principal financial officers shall make annual written statements to the United  States Securities and Exchange Commission (“US SEC”), and our management shall make annual backup  certifications to the Company, confirming their personal responsibilities with respect to a series of risk  management and internal controls.   .  Our Audit Committee conducts annual evaluation with respect to the effectiveness of risk management and  internal control and procedures, and publishes its results.   .  The Company and its operating subsidiaries have set up internal audit departments, which independently audit  the business units of the Company and its operating subsidiaries.   SHAREHOLDERS   The Company is established in Hong Kong and owned by all shareholders. Our ultimate controlling shareholder is  CMCC, which, as of 31 December 2019, indirectly held approximately 72.72% of the total number of issued shares  of the Company. The remaining approximately 27.28% of the total number of issued shares were held by public  investors. During 2019, there is no change in the Articles of Association (the “Articles”) of the Company, which are  available on our website and the HKEXnews website.   Shareholder Rights   According to the Articles and the Companies Ordinance (Cap 622 of the Laws of Hong Kong) (the “Hong Kong  Companies Ordinance”), shareholders holding the requisite voting rights may: (i) move a requisition to move a  resolution at the AGM; (ii) requisition to convene an extraordinary general meeting (the “EGM”); and (iii) propose a  person other than a retiring director for election as a director at a general meeting. Such details and procedures are  available in our website.   Shareholders may make inquiries in writing to the Board. The requisition must be deposited at our registered office at  60/F, The Center, 99 Queen’s Road Central, Hong Kong (the “Registered Office”), for the attention of the Company  Secretary, providing sufficient contact information so that such inquiries can be properly handled. In addition,  shareholders may also raise their concerns and suggestions in the Q&A session at our AGMs.   I. Requisition to move a resolution at an AGM  The Company holds a general meeting as its AGM every year, which is usually held in May. In accordance with  section 615 of the Hong Kong Companies Ordinance, a requisition to move a resolution at the AGM may be  submitted by:   (i) any number of shareholders representing not less than one-fortieth (1/40th) of the total voting rights of all  shareholders having the right to vote on that resolution at the AGM; or  (ii) not less than 50 shareholders having the right to vote on that resolution at the AGM.  The requisition must identify the resolution and must be signed by all the requisitionists. The requisition must  be deposited at the Registered Office, for the attention of the Company Secretary, not later than:   (i) 6 weeks before the AGM to which the request relates; or  (ii) if later, when the Notice of AGM is dispatched.

46 China Mobile Limited Corporate Governance Report   II. Requisition to convene an EGM  Shareholders holding not less than one-twentieth (1/20th) of the total voting rights of all the members having  a right to vote at general meetings of the Company can deposit a requisition to convene an EGM pursuant to  sections 566 to 568 of the Hong Kong Companies Ordinance. The requisition must state the general nature of  the business to be dealt with at the meeting, and must be signed by the requisitionists. The requisition must  be deposited at our Registered Office for the attention of the Company Secretary.   III. Proposing a person other than a retiring director for election as a director at a general meeting  If a shareholder wishes to propose a person other than a retiring director for election as a director at a general  meeting, he/she must lodge a written notice to that effect at our Registered Office for the attention of the  Company Secretary. The written notice must state the full name and biographical details of the person  proposed for election as a director as required by Rule 13.51(2) of the Hong Kong Listing Rules and signed  by such shareholder. A written notice signed by the person proposed for election as a director indicating his/  her willingness to be elected must also be lodged with the Company. The above shall be dispatched during a  period of not less than seven days commencing no earlier than the dispatch of the notice of the AGM and at  least seven days before the date of the AGM.   For requesting the Company to circulate to shareholders a statement with respect to a matter mentioned in a  proposed resolution or any other business to be dealt with at a general meeting, shareholders are requested to  follow the requirements and procedures as set out in section 580 of the Hong Kong Companies Ordinance.   Shareholder Value and Communication   The Company’s established principle is to strive to create value and bring favorable returns for shareholders. The  Company believes that our industry-leading profitability and ability to generate healthy cash flow will provide sufficient  support for the Company’s future development while continuing to create higher value for our shareholders.   Ordinary Special Total  Dividend Dividend Dividend  Financial Year Per Share Per Share Per Share  (HKD) (HKD) (HKD)   2019 final1 1,723 – 3.250  interim 1.527 –  2018 final 1.391 – 3.217  interim 1.826 –  2017 final 1.582 – 6.405  interim 1.623 3.2002  2016 final 1.243 – 2.732  interim 1.489 –  2015 final 1.196 – 2.721  interim 1.525 –   1 Pending approval at the AGM.   2 Being a special dividend of HK$3.200 per share in celebration of the 20th anniversary of our public listing.   To ensure the effective communications between the Company and its shareholders, we have formulated the  communication policies with shareholders. We regularly review these policies to ensure its effectiveness. We  have established an investor relations department, dedicated to provide necessary information and services to, and  communicate with, shareholders and investors and other participants in the capital market, to maintain an active  dialogue with them and make sure they are fully informed of the Company’s operation and development.

Annual Report 2019 47Corporate Governance Report 47Corporate Governance Report  We use a number of formal channels to report to shareholders on the performance and operations of the Company,  particularly through our annual and interim reports. Generally, when announcing interim results, annual results or  any major transactions in accordance with the relevant regulatory requirements, the Company arranges investment  analyst conferences, press conferences and investor telephone conferences to explain the relevant results or major  transactions to the shareholders, investors and the general public, listen to their opinions and address any questions  that they may have. In addition, the Company adheres to the practice of voluntarily disclosing on a quarterly basis  certain key, unaudited operational and financial data, and on a monthly basis the net increase in the number of  customers on its website to further increase the Group’s transparency and to provide shareholders, investors and  the general public with additional information so as to facilitate their understanding of the Group’s operations.   The Company maintains close communication with investors through investment conferences, one-on-one meetings,  video-conferencing and other forms of exchange interaction to timely deliver our operating conditions to the capital  markets. In 2019, our management attended 21 investor conferences and 132 routine investor meetings, and met  with an aggregate of 1147 investors. We will continue our efforts to enhance the investor relations work.   The Company also attaches high importance to the AGMs, and makes substantial efforts to enhance communications  between the Board and the shareholders. At the AGMs, the Board always makes efforts to fully address the  questions raised by shareholders. In 2019, we held our AGM on 22 May 2019 in the Ballroom, InterContinental Hong  Kong, 18 Salisbury Road, Kowloon, Hong Kong. The major items discussed and the percentage of votes cast in favor  of the resolutions are set out as follows:   1. The review and consideration of the audited financial statements and the reports of the directors and auditors  for the year ended 31 December 2018 (99.9942%);  2. The declaration of a final dividend for the year ended 31 December 2018 (99.9983%);  3. The re-election of Mr. YANG Jie and Mr. DONG Xin as executive directors (98.8479% and 99.0505%);  4. The re-election of Dr. Moses CHENG Mo Chi and Dr. YANG Qiang as independent non-executive directors  (85.5337% and 99.7497%);  5. The re-appointment of PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as auditors of  the Group for Hong Kong financial reporting and US financial reporting purposes, respectively, and authorizing  the Board to fix their remuneration (99.7631%);  6. To give a general mandate to the directors of the Company to buy back shares in the Company not exceeding  10% of the number of issued shares (99.9478%);  7. To give a general mandate to the directors of the Company to allot, issue and deal with additional shares in the  Company not exceeding 20% of the number of issued shares (83.1135%);  8. To extend the general mandate granted to the directors of the Company to allot, issue and deal with shares by  the number of shares bought back (83.3227%).  All resolutions were duly passed at the 2019 AGM. As at the date of the AGM, the number of issued shares of the  Company was 20,475,482,897 shares, which was the total number of shares entitling the holders to attend and  vote for or against all the resolutions proposed at the AGM. No shareholders were required to abstain from voting  on the resolutions proposed at the AGM. Hong Kong Registrars Limited, the share registrar of the Company, acted  as scrutineer for vote-taking at the AGM. Poll results were announced at the meeting and on the websites of the  Company and the HKEXnews on the day of the AGM.

China Mobile Limited48 Corporate Governance Report 48 Corporate Governance Report  Shareholders’ Calendar   The following table sets out the tentative key dates for our shareholders for the financial year ending 31 December  2020. Such dates are subject to change pursuant to actual situations. Shareholders should note our announcements  issued from time to time.   FY 2020 Shareholders’ Calendar   19 March Announcement of final results and final dividend for the financial year ended 31 December  2019  14 April Upload of 2019 annual report on the websites of the Company and the HKEX  15 April Dispatch of 2019 annual reports to shareholders  20 May 2020 AGM  End of June Payment of final dividend for the financial year ended 31 December 2019  Mid-August Announcement of interim results and interim dividend for the six months ending 30 June  2020, if any  End of September Payment of interim dividend for the six months ending 30 June 2020, if any   THE BOARD OF DIRECTORS AND THE BOARD COMMITTEES   The Board of Directors   The key responsibilities of the Board include, among others, formulating the Group’s overall strategies, setting  management targets, monitoring internal controls and financial management, supervising the performance of our  management, developing and reviewing the policies and practices of corporate governance (the Terms of Reference  of its corporate governance function are available on the websites of our Company and the HKEXnews), while day-today  operations and management are delegated by the Board to the executives of the Company. The Board operates  in accordance with established practices (including those relating to reporting and supervision).   The Board currently comprises seven directors, namely Mr. YANG Jie (Chairman), Mr. WANG Yuhang and Mr. DONG  Xin (CFO) as executive directors, and Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen YIU Kin  Wah and Dr. YANG Qiang as INEDs. The list of directors and their role and function is available on the websites of  our Company and HKEXnews. The biographies of our directors are presented on pages 6 to 9 of this annual report  and on our website.   Mr. LI Yue resigned from his positions as an Executive Director and CEO of the Company by reason of age with  effect from 11 October 2019. Mr. Li has confirmed that there is no disagreement with the Board and that there is no  matter relating to his resignation that needs to be brought to the attention of the shareholders of the Company.   As proposed by the Nomination Committee of the Company and after review and approval by the Board, Mr. YANG  Jie was appointed as the Executive Director and Chairman of the Company with effect from 21 March 2019. Mr.  WANG Yuhang was appointed as an Executive Director of the Company with effect from 24 October 2019. The  Company has not entered into any service contract with Mr. Yang and Mr. Wang which provides for a specified  length of service. They both will be duly subject to retirement by rotation and re-election at the AGMs of the  Company in accordance with the Articles of Association of the Company.

Corporate Governance Report Annual Report 2019 49

Board meetings are held at least once a quarter and as and when necessary. Directors are requested to declare their direct or indirect interests, if any, in any proposals or transactions to be considered by the Board at Board meetings and abstain from voting as appropriate. In 2019, none of the Directors were required to abstain from voting in these circumstances.

During the financial year ended 31 December 2019, the Board met on five occasions and the directors' attendances at the meetings are as follows:

	Board of directors	Audit committee	Remuneration committee	Nomination committee	AGM
INEDs					
Dr. Moses CHENG Mo Chi	5	5	4	1	1
Mr. Paul CHOW Man Yiu	5	5	4	2	1
Mr. Stephen YIU Kin Wah	5	5	4	2	1
Dr. YANG Qiang	4	4	–	–	1
Executive Directors					
Mr. SHANG Bing[3]	–	–	–	–	–
Mr. YANG Jie[4] (Chairman)	5	–	–	–	1
Mr. LI Yue[5] (CEO)	2	–	–	–	0
Mr. WANG Yuhang[6]	1	–	–	–	–
Mr. DONG Xin (CFO)	5	–	–	–	1

3 With effect from 4 March 2019, Mr. Shang resigned from his position as an Executive Director and Chairman of the Company.

4 With effect from 21 March 2019, Mr. Yang was appointed as an Executive Director and the Chairman of the Company.

5 With effect from 11 October 2019, Mr. Li resigned from his position as an Executive director and CEO of the Company.

6 With effect from 24 October 2019, Mr. Wang was appointed as an Executive Director of the Company.

All board meetings and committee meetings were attended by the directors in person or by telephone conferencing. In 2019, the Board has met and discussed the matters relating to the annual results, interim results, dividend, continuing connected transactions, corporate strategic planning, annual investment status, acquisition of "Village Connect", adjustments to the composition of the Board and its committees, sustainability report, adoption of share option scheme, compliance with the newly amended Corporate Governance and related Listing Rules provisions and others. In addition, the Board reviewed and approved our quarterly results by means of written resolutions.

The Board is responsible for performing the corporate governance duties and setting and reviewing the terms of reference on corporate governance functions, which you may review or download on our company website, as well as our corporate governance policies and practices. In 2019, the Board met and discussed our corporate governance report.

The Board has adopted a Board Diversity Policy since September 2013. In considering the composition of the Board, diversity will be considered from a number of perspectives in accordance with our business model and specific needs, including professional experience and qualifications, regional and industry experience, educational and cultural background, skills, industry knowledge and reputation, knowledge of the laws and regulations applicable to the Group, age, gender, ethnicity, language skills and length of service etc. Such perspectives under the Board Diversity Policy shall be taken into account in recommending appointment and re-election of directors and be monitored on an on-going basis.

China Mobile Limited50 Corporate Governance Report 50 Corporate Governance Report  In 2019, the Board has adopted a Dividend Policy to set out the principles and guidelines that the Company intends  to apply in relation to the declaration, payment and distribution of dividends to the shareholders of the Company,  which includes, among others, in recommending or declaring dividends, the Company shall allow its shareholders  to participate in the Company’s profits whilst retaining adequate cash reserves for meeting its working capital  requirements and long-term sustainable development. The Company shall also take into account the actual financial  performance of the Group, the Group’s business strategies and operations, including future capital requirements  and investment needs; economic conditions and other internal or external factors that may have an impact on the  business or financial performance and situation of the Group, and any other factors that the Board may consider  relevant, etc.   To ensure the timely disclosure of any change of directors’ personal information, we have set up a specific  communication channel with each of our directors. There is no financial, business, family or other material  relationships among members of the Board. The Company purchases a directors and officers’ liabilities insurance on  behalf of its directors and officers and reviews the terms of such insurance annually.   In compliance with the requirement of Hong Kong Listing Rules, the Company has received a confirmation of  independence from each of our INEDs, namely Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen  YIU Kin Wah and Dr. YANG Qiang, and considers them to be independent. The Board is of the view that they not  only are able to completely fulfill their responsibilities as an INED, but will also continue to play a role and contribute  to our Board Committees. They being our INEDs will benefit the Company and all shareholders as a whole.   The directors have disclosed to the Company the positions held by them in other listed public companies or  organizations or associated companies, and the information regarding their directorships in other listed public  companies in the last three years is set out on pages 6 to 9 of this annual report and on the Company’s website.   All our directors confirmed that they have complied with Paragraph A.6.5 of the Corporate Governance Code with  respect to directors’ training. Throughout the financial year ended 31 December 2019, we provided all our directors  and management (including the newly-appointed director Mr. YANG Jie and Wang Yuhang) with trainings in relation  to business, technology and new directorship.   The Company has adopted the Model Code set out in Appendix 10 to the Hong Kong Listing Rules to regulate the  directors’ securities transactions. Save and except for the interests disclosed in the report of the directors on page 65  of this annual report, none of the directors had any other interest in the shares of the Company as of 31 December  2019. All directors have confirmed, following specific enquiry by the Company that they have complied with the  Model Code during the period between 1 January 2019 and 31 December 2019.   The directors of the Company are responsible for the preparation of the consolidated financial statements of the  Company. The Company has received acknowledgments from the directors of their responsibility for preparing the  financial statements and the declaration by the auditors of the Company about their reporting responsibilities. For the  reporting responsibilities of the auditors with respect to our financial statements, please refer to the Independent  Auditor’s Report on pages 73 to 77 in this annual report.   THE BOARD COMMITTEES   The Board currently has three principal board committees, which are the Audit Committee, the Remuneration  Committee and the Nomination Committee, and all of which are comprised solely of INEDs. With the appointment  and authorization of the Board, each of the board committees operates under its written terms of reference. The  terms of reference of the board committees are available on the HKEXnews’ and the Company’s websites, and can  be obtained from the Company Secretary upon written request.

Annual Report 2019 51Corporate Governance Report 51Corporate Governance Report  Audit Committee   Membership   The current members of the Company’s Audit Committee are Mr. Stephen YIU Kin Wah (Chairman), Dr. Moses  CHENG Mo Chi, Mr. Paul CHOW Man Yiu and Dr. YANG Qiang, who are all INEDs. The members of our Audit  Committee possess professional qualifications in areas including finance, accounting and laws and have many years  of experience and expertise in finance, legal, regulatory, artificial intelligence and/or business management.   Authorities and Responsibilities   The Audit Committee is authorised by the Board to investigate any activity within its terms of reference. It is also  authorised to seek any information it requires from any employee and to seek outside legal or other independent  professional advice at the Company’s expense. The duties of our Audit Committee are to be primarily responsible  for, among other things, making recommendations to the Board on the appointment, re-appointment and removal  of external auditors, approving the remuneration and terms of engagement of external auditors, dealing with any  questions of resignation or dismissal of such auditors; reviewing and monitoring external auditors’ independence  and objectivity and the effectiveness of the audit process in accordance with applicable standards; developing and  implementing policies on the engagement of external auditors to provide non-audit services; monitoring the integrity  of financial statements of the Company and the annual reports and accounts, interim report and, where applicable,  quarterly reports, and reviewing significant financial reporting judgments contained in them; and overseeing the  Company’s financial reporting system, risk management and internal control procedures.   Work Done in 2019   In 2019, the Audit Committee met on five occasions and the attendance of each member is disclosed on page 49 of  this annual report. In addition, the Audit Committee met with the external auditors for three times in 2019 and two of  such meeting was held without any executive directors being present.   In 2019, the principal work performed by the Audit Committee includes:  .  reviewed and approved the financial statements, annual results, report of the directors, financial review, etc. for   the financial year ended 31 December 2018;  .  reviewed and approved our 2018 Annual Report on Form 20-F, which was filed with the US SEC;  .  reviewed and approved the 2018 conflict mineral report to be filed with the US SEC;  .  reviewed and approved the interim results for the six months ended 30 June 2019;  .  reviewed and approved the budgets and remuneration of the external auditors;  .  reviewed and approved the assessment report on the disclosure controls and procedures;  .  reviewed and approved the internal control assessment report;  .  reviewed and approved the 2019 internal audit project plan and budget for external engagements;  .  reviewed and approved the 2019 risk assessment report;  .  reviewed and approved the 2018 evaluation report on accounting and financial reporting system;  .  reviewed and approved the continuing connected transactions;  .  reviewed and approved the report on compliance with relevant laws and regulations in 2018;  .  reviewed and approved various internal audit reports;  .  reviewed and approved the amendments of Terms of Reference of the Audit Committee; and  .  reviewed and approved ERP centralized system application control test report.  In 2019, our Audit Committee has completed its review on risk management and internal control systems and their   enforcement, and confirmed its discharge of its duties and responsibilities.

China Mobile Limited52 Corporate Governance Report 52 Corporate Governance Report  Remuneration Committee   Membership   The current members of the Company’s Remuneration Committee are Dr. Moses CHENG Mo Chi (Chairman), Mr.  Paul CHOW Man Yiu and Mr. Stephen YIU Kin Wah, who are all INEDs.   Responsibilities   The duties of the Remuneration Committee are, among others, to make recommendations to the Board on the  remuneration packages of individual executive directors and senior management, including benefits in kind, pension  rights and compensation payments including any compensation payable for loss or termination of their office or  appointment, and make recommendations to the Board on the remuneration of non-executive directors; to review  and approve the management’s remuneration proposals with reference to corporate goals and objectives resolved  by the Board from time to time; to review and approve compensation payable to executive directors and senior  management for any loss or termination of office or appointment, and compensation arrangements relating to  dismissal or removal of directors for misconduct to ensure that they are consistent with contractual terms; to ensure  that no director or any of his associates is involved in deciding his own remuneration; to make recommendations to  the Board on the policy and structure for remuneration of all directors, senior management and employees including  salaries, incentive schemes and other share option schemes, and on the establishment of formal and transparent  procedures for developing remuneration policy; to make recommendations to the Board on disclosure of directors’  remuneration in the annual report (if applicable) sent by the Board to the shareholders; to make recommendations to  the Board annually on whether the shareholders shall be requested to approve the policies set out in the report on  directors’ remuneration (if applicable) at the AGM.   Work Done in 2019   In 2019, the Remuneration Committee met on four occasions, during which the committee:   .  considered and approved the remuneration package and other terms of appointment of the newly appointed  directors;   .  resolved to approve the target and realized amounts of annual appraisal indicators of senior management; and   .  resolved to approve the adoption of Share Option Scheme.   Nomination Committee   Membership   The current members of the Company’s Nomination Committee are Mr. Paul CHOW Man Yiu (Chairman), Dr. Moses  CHENG Mo Chi and Mr. Stephen YIU Kin Wah, who are all INEDs.   Responsibilities   The duties of the Nomination Committee, among other things, are to review the structure, size and composition  (including the skills, knowledge and experience) of the Board at least annually and make recommendations on  any proposed changes to the Board to complement the corporate strategy; to identify individuals suitably qualified  to become board members and select or make recommendations to the Board on the selection of, individuals  nominated for directorships; to assess the independence of independent non-executive directors; to make  recommendations to the Board on the appointment or reappointment of directors and succession planning for  directors, in particular the Chairman and the Chief Executive Officer.   Work Done in 2019   In 2019, the Nomination Committee met twice, during which the committee:   .  resolved to approve the appointment of directors; and   .  resolved to approve the Director Nomination Policy.

Annual Report 2019 53Corporate Governance Report 53Corporate Governance Report  REMUNERATION, APPOINTMENT AND ROTATION OF DIRECTORS   The Remuneration Committee is responsible for determining the remuneration packages of all executive directors  and senior management. The remuneration package of our executive directors consists of a basic salary, a  performance-linked annual bonus and a term incentive. The remuneration of independent non-executive directors  is determined in part by reference to their experience, the prevailing market conditions and their workload as  independent non-executive directors and members of the board committees of the Company. Please refer to note  11 to the consolidated financial statements on page 111 of this annual report for directors’ and senior management’s  remuneration in 2019.   The Board has adopted a Director Nomination Policy. The Nomination Committee and/or the Board should, upon  receipt of the proposal on appointment of new director and the biographical information (or relevant details) of the  candidate, evaluate such candidate based on the criteria as set out above to determine whether such candidate  is qualified for directorship. The Nomination Committee should then recommend to the Board to appoint the  appropriate candidate for directorship, as applicable. In evaluating and selecting any candidate for directorship, the  following criteria should be taken into account:   • Character and integrity;  • Qualifications including professional qualifications, skills, knowledge and experience that are relevant to the  Company’s business and corporate strategy, and consideration on diversity under the Board Diversity Policy;  • Requirement for the Board to have independent directors in accordance with the Hong Kong Listing Rules and  whether the candidate would be considered independent with reference to the independence guidelines set  out in the Listing Rules;  • Any potential contributions the candidate can bring to the Board in terms of qualifications, skills, experience,  independence and gender diversity;  • Willingness and ability to devote adequate time to discharge duties as a member of the Board and/or Board  committee(s) of the Company; and  • Such other perspectives that are appropriate to the Company’s business and succession plan and where  applicable, may be adopted and/or amended by the Board and/or the Nomination Committee from time to time  for nomination of directors and succession planning.  All newly-appointed directors receive a comprehensive induction of directors’ duties to make sure that they have  a proper understanding of the operations and business of the Company, and that they are fully aware of their  responsibilities as a director, the listing rules of the stock exchanges on which the Company is listed, applicable  laws and regulations, and the operation and governance policies of the Company. All newly-appointed directors are  subject to re-election by shareholders at the first AGM after their appointment. Every director is subject to retirement  by rotation and needs to stand for re-election at least once every three years.   The nomination and appointment of Mr. YANG Jie and Mr. WANG Yuhang in 2019 were conducted in accordance  with the relevant policy. As proposed by the Board, each of Mr. Yang and Mr. Wang will receive an annual director’s  fee of HK$180,000 as approved by the shareholders of the Company, which are payable on a time pro-rata basis for  any non-full year’s service. The remuneration of each of Mr. Yang and Mr. Wang has been determined by the Board  with reference to his duties, responsibilities, experience, prevailing market conditions and so forth. Mr. Yang and Mr.  Wang have voluntarily waived the above-mentioned fee.

China Mobile Limited54 Corporate Governance Report 54 Corporate Governance Report  MANAGEMENT AND EMPLOYEES   The task of the management and employees is to implement the strategy and direction as determined by the Board,  to take care of day-to-day operations and functions of the Company, and to maintain the values and corporate culture  of China Mobile. The division of responsibilities among our principal executive officers and senior management is  set out in the biographies of directors and senior management on pages 6 to 11 of this annual report and on the  Company’s website.   The Company provides clear guiding principles for our management and employees to do what is right and obey all  laws and regulations. They are also subject to various trainings and continuous professional development, including  a variety of online learning and information sources, formal executive development programs and attendance at  executive briefings on relevant topics. These principles cover all aspects of our operations.   Code of Ethics   For the purpose of promoting honest and ethical conducts and deterring wrongdoings, the Company, in 2004,  adopted a code of ethics, which is applicable to our chief executive officer, chief financial officer, deputy chief  financial officer, assistant chief financial officer and other designated senior officers of the Group, in accordance with  the requirements of the SOX Act. In the event of a breach of the code of ethics, the Company may take appropriate  preventive or disciplinary actions after consultation with the Board. The code of ethics has been filed with the U.S.  SEC as an exhibit to our annual report on Form 20-F for the financial year ended 31 December 2003, which may also  be viewed and downloaded from our website.   Management Mechanism   The Company has established decision-making policies and implementation method. We keep refining our major  issue catalogue and criteria to prevent risks in decision-making. We have continuously strengthened the inspection  mechanism, especially on key areas such as procurement biddings to look for loopholes in our management system  and resolve them. Within the Group, we urge for honest operation, healthy development, good performance and  shareholders’ interest protection.   The Company further optimized our management system and improved our business processes, thereby establishing  a stringent internal control system and comprehensively preventing risks. We have formulated the Anti-Bribery  Guidance for employees to learn more about business bribery and how to identify and deal with it. In 2019, to  further improve our “Safeguarding Compliance” management mechanism, we conducted compliance review prior  to actions such as devising major marketing strategies and procurement planning, and entering into major contracts,  continued carrying out compliance risk prevention and control in key areas. In 2019, we complied the Intellectual  Property Compliance Guidelines and the Business Partnership Compliance Guidelines for our frontline personnel.  In addition to organizing trainings on compliance risk prevention within the Group, we also set up an online learning  zone on compliance in 2019. With respect to anti-corruption, we continued to improve our 4-in-1 anti-corruption  system combining education, prevention, punishment and accountability. We adjusted the performance evaluation  indicators of embedded prevention and control in 2019 to urge the responsible departments to discover their own  problems. Meanwhile, we further strengthened our internal audit by demanding rectification of all issues found in the  audit process and holding the relevant personnel accountable for major cases of violation and loss discovered during  audits. We conducted anti-corruption trainings and education for employees, which have also been expanded to our  suppliers by having them sign a clean commitment agreement. In 2019, we continued to carry out anti-corruption  education monthly activities, organized a total of 4,960 educational activities covering more than 90% employees.   For whistle blowing, the Company has set an Post Office Box, an e-mail account, a telephone hotline, work site,  CEO mailbox and other channels to encourage employees and the public to raise concerns about misconducts,  malpractices or irregularities in any matters related to the Company. The Company will protect the whistleblowers’  lawful rights and interests and keep the reported issues, the status of investigations and the relevant information of  whistleblowers strictly confidential. In 2019, a total of 1,730 cases were reported by whistleblowers, 393 corruption  cases were handled and an aggregation of 516 punishment settled.

Annual Report 2019 55Corporate Governance Report 55Corporate Governance Report  INTERNAL AUDIT   The Internal Audit Department (the “IA Dept.”) conducts independent and objective confirmation and provides  consulting services in respect of the appropriateness, compliance and effectiveness of the Company’s business  activities, internal controls and risk management by applying systematic and standardized auditing procedures and  methods. The IA Dept. also assists the Company in improving the effectiveness of corporate governance, risk  management and control process, with an aim to increasing its corporate value, improving its operations, promoting  its sustainable and healthy development as well as contributing to the achievement of its strategic objectives.   The Company and its operating subsidiaries have set up internal audit departments, which independently audit the  business units of the Company and its operating subsidiaries. The head of the IA Dept. directly reports, four times  a year, to the Audit Committee which, in turn, reports to the Board regularly. The Board and Audit Committee give  instructions with respect to internal auditing. The IA Dept. regularly reports to the senior management for auditing  resources and authorization as well as deployment of rectification. The IA Dept. has unrestricted access to the  relevant businesses, assets, records and personnel in the course of performing their duties.   The IA Dept. establishes an internal audit scope and framework and carries out risk investigations on an annual basis.  According to the results of the risk investigations, the IA Dept. formulates an internal audit project rolling plan and  an annual audit plan and, together with the Audit Committee and the Board, reviews and approves the annual audit  plan and resources allocation. The annual audit plan of the internal audit department covers various areas, namely  financial, internal controls, information systems and risk assessment audits. For financial audit, the IA Dept. reviews  and assesses the truthfulness, accuracy, compliance and efficiency of the Company’s financial activities and financial  information as well as the management and utilization of the Company’s capital and assets. For internal controls  audit, the IA Dept. audits and assesses the effectiveness in the design and implementation of the Company’s  internal control system. According to the requirements under the Corporate Governance Code of Hong Kong Listing  Rules, section 404 of the SOX Act and Mainland China laws and regulations, the IA Dept. organizes and performs  audit assessment on the internal control over financial and non-financial reporting of the Group covering all material  areas of financial, operation and compliance controls, on an annual basis, to provide assurance for the Company’s  management in its issuance of the internal control assessment report. The information systems audit focuses on  reviewing and assessing the information systems, information technology applications, information security and the  related internal controls and procedures. The IA Dept. shall report to the senior management and the Board on an  interim and annual basis. At the same time, the IA Dept. carries on special projects and investigations in response  to requests from the Company’s management or the Audit Committee or if otherwise required. In addition, without  prejudice to its independence, if requested by the Company’s management and as required by business needs,  the IA Dept. provides management advice or consultancy services by making use of audit resources and audit  information to facilitate the Company’s decision-making and operational management.   The IA Dept. makes improvement recommendations in respect of its findings in the course of the audits and  requests the management to undertake and to confirm the implementation plans, the methods and the timing. It  regularly monitors the status of the implementation of the recommendations to ensure their completion.   In 2019, in order to promote our strategic measures be effectively implemented, we carried out audits focusing  on the operation and core tasks, and further strengthened audit and supervision on corporate services, household  business, customer rights, key costs and expenses, system management and control and others, to effectively  push its cost reduction and efficiency enhancement and prevent risks. We achieved greater results in creating a  smart audit cloud hub and a new remote + on-site holographic interactive smart audit to further improve our audit  rectification management mechanism and make the advantages of centralized audit and two-level audit synergy  more prominent.

56 China Mobile Limited Corporate Governance Report

We report regularly to the Board and Audit Committee with respect to the building up of our internal audit organization, its human resources and qualifications, staff training, annual audit plan and budget, and the audit results. In 2019, we focused our audit on the main findings of each audit project and their rectification. We provide specific guidance on audit focus, rectification advice, team building and others to ensure the effectiveness of internal audit functions.

In 2020, the IA Dept. will concentrate on new tasks of strategic transformation, further the construction of our holographic interactive smart audit system, expand the application scope of artificial intelligence technology in audit and promote the large-scale application of our remote + on-site audit model, to improve our audit capacity and efficiency, thoroughly identify issues and risks to plug loopholes in management. We will continue improving our audit procedures and systems as well as enhancing the value of audit.

EXTERNAL AUDITORS

In 2019, the Group engaged PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as external auditors of the Group for Hong Kong financial reporting and U.S. financial reporting purposes, respectively. The principal services provided by the external auditors included:

✓ review of interim consolidated financial information of the Group;

✓ audit of annual consolidated financial statements of the Group and annual financial statements of its subsidiaries; and

✓ audit of the effectiveness of the Group's internal control over financial reporting as of 31 December 2019.

Apart from providing the above-mentioned audit services to the Group, the external auditors also provided other non-audit services to the Group, which were permitted under section 404 of the SOX Act and pre-approved by the Audit Committee.

The following table sets forth the types of, and fees for, the principal audit services and non-audit services provided by the external auditors (please refer to note 6 to the consolidated financial statements for details):

	2018 RMB million	**2019 RMB million**
Audit fees [7]	108	**111**
Non-audit services fees [8]	9	**12**

7 Including the fees rendered for the audit of internal control over financial reporting as required by section 404 of the SOX Act.

8 Including the fees for tax compliance and advisory services, risk assessment and compliance advisory services, performance improvement and business process optimization advisory services, and other advisor services.

Annual Report 2019 57Corporate Governance Report 57Corporate Governance Report  ESG AND OTHER STAKEHOLDERS   The Board has overall responsibility for our ESG strategy and reporting, for evaluating and determining the ESG  related risks, and ensuring that appropriate and effective ESG risk management and internal control systems are in  place. Our management provides a confirmation to the Board on the effectiveness of these systems.   Good corporate governance practices require due attention to the impact of our business decisions on our  shareholders as well as other relevant stakeholders such as customers, local communities, industry peers and  regulatory authorities. Our sustainability report for the year of 2019 (the “Sustainability Report”), which is issued  together with this annual report, highlights our development approach, management policies and objectives of  corporate social responsibility and our performance in the areas of social and environmental management in 2019.  This annual report and the Sustainability Report illustrate our efforts and development in the areas of industry  development, community advancement and environmental protection and also explain how we have fulfilled our  obligations to our employees, customers, environment, local communities and other stakeholders.   RISK MANAGEMENT AND INTERNAL CONTROLS   Our Audit Committee under the Board is responsible for conducting annual review of the effectiveness of the  Group’s risk management and internal control systems to reasonably ensure that the Company is operating legally  and the assets are safeguarded and to ensure the accuracy and reliability of the financial information that the  Company employs in its business or releases to the public. The said systems are designed to manage rather than  eliminate the risk of failure to meet business targets and to make reasonable but not absolute assurances with  respect to material misrepresentations or losses. As of 31 December 2019, our Audit Committee has evaluated the  effectiveness of the Group’s risk management and internal controls covering all important aspects including financial,  operational and compliance, to ensure we provide sufficient resources in accounting, internal audit and financial  reporting, staff qualification and experience, staff training courses and related budget. Based on such review, we  consider the Group’s risk management and internal control systems to be effective and adequate.   The management of the Company reports to Audit Committee annually about the building-up and performance of its  risk management and internal controls, including interim and annual evaluation reports, and receives guidance and  supervision from Audit Committee. In 2019, the Company has received the management affirmation with respect to  the effectiveness of the risk management and internal controls.   Our management is responsible for establishing and maintaining internal control over financial reporting. We adopted  the control criteria framework set out in the Internal Control Integrated Framework issued by the Committee of  Sponsoring Organizations of the Treadway Commission (COSO) (2013). In compliance with the provisions and  requirements under section 404 of the SOX Act and the CP issued by HKEX, we refined our routine management  mechanism of internal controls, in establishing a stringent internal control system over financial reporting.   We established a hierarchical top-down risk assessment mechanism, relying on the strategic level risk assessment  (material risk assessment), the management level risk assessment (major projects risk assessment) and the  operational level risk assessment (procedure risk assessment), to assist the management to acknowledge risk  information in a timely manner in order to make a reasonable decision. Based on risk assessment, we established a  three-tier internal controls of “the top level internal control system, the internal control professional system and the  internal control practices guidelines”, which brought the control requirements to the whole process of marketing,  production and management. Based on our business operation, we focus on high risk and key management areas  and perform risk assessment, so as to enforce our internal control requirement into our daily operation. Meanwhile,  we assigned specific responsibilities to individuals and input the control requirements in our IT systems to  strengthen the internal controls. And through multiple internal and external supervision and inspections, including  self-assessment, management evaluation, external audit, etc., we effectively improved the execution efficiency and  effectiveness of our internal controls.

China Mobile Limited58 Corporate Governance Report 58 Corporate Governance Report  Based on the evaluation conducted by the management of the Company, the management believes that, as of 31  December 2019, the Company’s internal control over financial reporting was effective which provided reasonable  assurance regarding the reliability of financial reporting and the preparation of financial statements for reporting  purposes in accordance with generally accepted accounting principles.   All disclosure of material information relating to the Company is made through the unified leadership and  management of the Board, with the Company’s management performing its relevant duties. The Company has  performed an annual review of the effectiveness of the Company’s disclosure controls and procedures, and  concluded that, as of 31 December 2019, the Company’s disclosure controls and procedures were effectively  executed at a reasonable assurance level.   INFORMATION DISCLOSURE AND INSIDER DEALINGS   According to the Hong Kong Listing Rules and United States Securities Act, since 2003, the Company has  implemented the information disclosure internal control and procedures, and established a Disclosure Committee,  the members of which include our Chairman, chief executive officer, chief financial officer and heads of main  functional departments. Empowered by the Board, the Disclosure Committee is responsible for organizing and  coordinating the routine reporting and disclosure job to prompt timely, fair, truthful and complete disclosure of  information, ensure good corporate governance and transparency, properly get back to the investors, analysts and  media inquiries, to prevent volatility of our share price caused by false market information.   Under circumstances where any departments or officers are in breach of disclosure procedures and internal controls,  resulting in reporting or disclosure errors, or in breach of disclosure related laws and regulations, the Company shall  hold the relevant personnel accountable. Members of the Disclosure Committee, heads of our IA Dept. and other  relevant departments and each of our subsidiaries shall give confirmations annually and take personal responsibilities  with respect to their disclosure duties.   Our IA Dept. conducts annual evaluation with respect to the effectiveness of disclosure internal control and  procedures and its performance, and issues audit reports for management and the Audit Committee to evaluate.  Depending on such reports, our principal executive and principal financial officers shall make written statements with  respect to our annual report on Form 20-F and take personal responsibilities in accordance with the requirements  of the US Securities Act. The Disclosure Committee can revise the disclosure internal control and procedure in  accordance with its performance and the development of relevant laws with approval of the senior management.  The revised internal control procedure and articles shall be circulated to all departments and subsidiaries within the  Group.   The Company attaches great importance to the management of insider information. In compliance with the provisions  of Hong Kong Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and others,  we formulated China Mobile Management Method on Inside Information, setting up rules and black-out periods  on directors, management and employees in dealing with the shares of the Company or exercising share options  while they are in possession of inside information. Those who may come into possession of inside information in  performing their duties are required to sign an undertaking on their duty of confidentiality and prohibition against  insider dealing. Unauthorized use of confidential or inside information for profits is strictly prohibited to prevent  violation of laws and regulations and internal disciplines. In general, any authorized speaker from the Company only  makes clarification and explanation on information already available in the market, avoiding any unpublished inside  information. Before any external interview, such speaker shall seek verification from the relevant department about  any information to be disclosed.

Annual Report 2019 59Corporate Governance Report 59Corporate Governance Report  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE  GOVERNANCE PRACTICES OF THE COMPANY AND THE CORPORATE  GOVERNANCE PRACTICES REQUIRED TO BE FOLLOWED BY U.S. COMPANIES  UNDER THE NYSE’S LISTING STANDARDS   As a foreign private issuer (as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended),  we are permitted to follow home country practices in lieu of some of the corporate governance practices required  to be followed by U.S. companies listed on the NYSE. As a result, our corporate governance practices differ in some  respects from those required to be followed by U.S. companies listed on the NYSE.   In accordance with the requirements of section 303A.11 of the NYSE Listed Company Manual, a summary of the  significant differences between the Company’s corporate governance practices and those required to be followed by   U.S. companies under the NYSE’s listing standards is disclosed as below.  Section 303A.01 of the NYSE Listed Company Manual provides that listed companies must have a majority of  independent directors. As a listed company in Hong Kong, the Company is subject to the requirement under  the Hong Kong Listing Rules that at least one-third of its board shall be independent non-executive directors as  determined under the Hong Kong Listing Rules. The Company has four (4) independent non-executive directors out  of a total of seven (7) directors. The Hong Kong Listing Rules set forth standards for establishing independence,  which differ from those set forth in the NYSE Listed Company Manual.   Section 303A.03 of the NYSE Listed Company Manual provides that listed companies must schedule regular  executive sessions in which non-management directors meet without management participation. According to  the Code Provision A.2.7 of the Corporate Governance Code in Appendix 14 of the Hong Kong Listing Rules, the  chairman of a listing company in Hong Kong shall hold meetings at least annually with the non-executive directors  (including INEDs) without the presence of executive directors. In 2019, our Audit Committee comprising four INEDs  met twice with our external auditors without any executive directors present.   Section 303A.04 of the NYSE Listed Company Manual provides that the nominating/corporate governance committee  of a listed company must have a written charter that addresses the committee’s purpose and responsibilities, which  include, among others, the development and recommendation of corporate governance guidelines to the listed  company’s board of directors. Our Board is responsible for performing the corporate governance duties, including  developing and reviewing our policies and practices of corporate governance.   Section 303A.07 of the NYSE Listed Company Manual provides that if an audit committee member simultaneously  serves on the audit committee of more than three public companies, and the listed company does not limit the  number of audit committees on which its audit committee members serve to three or less, then in each case, the  board of directors must determine that such simultaneous service would not impair the ability of such member to  effectively serve on the listed company’s audit committee and disclose such determination. The Company is not  required, under the applicable Hong Kong law, to make such determination.   Section 303A.10 of the NYSE Listed Company Manual provides that listed companies must adopt and disclose a  code of business conduct and ethics for directors, officers and employees. While the Company is not required, under  the Hong Kong Listing Rules, to adopt such similar code, as required under the SOX Act, the Company has adopted a  code of ethics that is applicable to the Company’s principal executive officer(s), principal financial officer(s), principal  accounting officers or persons performing similar functions.   Section 303A.12(a) of the NYSE Listed Company Manual provides that each listed company’s chief executive  officer must certify to the NYSE each year whether he or she is not aware of any violation by the company of NYSE  corporate governance listing standards. The Company’s chief executive officer is not required, under the applicable  Hong Kong law, to make similar certifications.

China Mobile Limited60 Corporate Governance Report 60 Corporate Governance Report  CONTINUOUS EVOLVEMENT OF CORPORATE GOVERNANCE   We will closely study the development of corporate governance practices among the world’s leading corporations,  future evolution of the relevant regulatory environment and the requirements of the investors on an ongoing basis.  We will also review and enhance our corporate governance procedures and practices from time to time so as to  meet our shareholders’ expectations and ensure the long-term sustainable development of the Company.

Annual Report 2019 61 61  Human Resources Development   In 2019, our human resources work was centered on China Mobile’s ultimate goal of becoming a world-class  enterprise by building a dynamic “Powerhouse”. Adhering to the guiding principles of mechanism optimization,  structural adjustment, capability enhancement and efficiency upgrade, we built a high-quality, professional and  young management team, created a workforce primarily made up of new digital talents and core backbone talents,  promoted organizational changes and human resource service model transformation, and upgraded our mechanism  flexibility, team capability and organizational vitality, in order to provide organizational safeguards and talent support  for the Company’s reform and innovation, integrated transformation as well as high-quality development.   We profoundly implemented the Company’s strategic transformation requirements in conjunction with our business  development. We effected personnel changes through technical means and promoted centralized management  reforms in traditional business areas. We proactively managed and condensed the size of the workforce and  strictly controlled the demand for manpower. We continued to increase the proportion of IT/CT/DC staff among  newly recruited employees. We persisted in prioritizing the assignment of talents to new technologies and new  business areas, further increased the human resource support and talent attraction intensity for key areas of digital  transformation including 5G + AICDE, and continuously optimized our workforce in terms of areas such as academic  qualifications and professional expertise. These measures led to a continuous rise in the number of employees  in charge of emerging areas as well as the proportion of new digital talents, effectively supporting our digital  transformation and business expansion in the vertical industries.   Striving to be market-oriented, the Company continuously optimized its total compensation allocation model,  strengthened the link between performance and compensation, and encouraged our subsidiaries to perform better.  In light of changes in the competitive landscape, the Company formulated targeted ad hoc incentives and special  incentive programs to guide our subsidiaries to boost their revenue and increase their market share, thereby driving  the effective attainment of the Group’s performance targets. In accordance with the philosophy of hierarchical  classification, we enriched our incentive measures, expanded the contents of our incentives and made our incentives  more explicit. For core backbone employees, we unleashed the synergies between remuneration and resources, and  formulated and implemented multiple incentive initiatives. For professional and technical personnel, we implemented  incentives on talents in “special zones”, commenced the establishment of the T-H-T (“ten hundred thousand”)  technical experts system, strengthened the selection of high-end core talents, and stimulated the innovative and  entrepreneurial vitality of technical personnel. For frontline employees, we pushed forward the implementation of  grid operations and encourage “more pay for more work”.   The Company enhanced its team capabilities across the system and coordinated the promotion of a package of  “new drivers capability enhancement” measures, thereby integrating online and offline channels and promoting  the implementation of a series of categorized training projects in a well-planned, step-by-step and well-paced  manner. In terms of “empowering” all our staff with knowledge, we carried out the “5G+ General Knowledge for  All Empowerment Action” for all technical personnel to systematically hone and update all employees’ essential  knowledge and know-how in “5G + AICDE”. In terms of “remodeling” core talents’ skills in light of “cloud reform”  and 5G core technologies, we established a specialty-based and rank-based capacity-building program to reinforce our  practical training and promote the cultivation of our own core talents with the help of skill maps, learning path maps  and skill certification. In terms of “promoting” frontline personnel’s capabilities, we strengthened our comprehensive  and systematic training for grid managers and self-operated store managers to improve their responsiveness to  market competition and their customer service capabilities. In 2019, the Company provided training to its employees  for 1.825 million person-times.

China Mobile Limited62 62  Report of Directors   The directors take pleasure in submitting their annual report together with the audited financial statements for the  year ended 31 December 2019.   PRINCIPAL ACTIVITIES   The Group’s principal activity is providing mobile telecommunications and related services in 31 provinces,  autonomous regions and directly-administered municipalities in Mainland China and Hong Kong. The principal activity  of the Company is investment holding.   The revenue of the Group during the financial year consisted primarily of revenue generated from the provision of  mobile telecommunications services.   MAJOR CUSTOMERS AND SUPPLIERS   The Group’s aggregate revenue with its five largest customers did not exceed 30% of the Group’s total revenue in  2019.   Purchases from the largest supplier for the year represented 12% of the Group’s total purchases. The five  largest suppliers accounted for an aggregate of 27% of the Group’s purchases in 2019. Purchases for the Group  include network equipment purchases, leasing of transmission lines and payments in relation to interconnection  arrangements. Purchases from suppliers, other than suppliers of leased lines and network equipment and  interconnection arrangements, were not material to the Group’s total purchases.   At no time during the year ended 31 December 2019 have the directors, their close associates or any shareholder  of the Company (which to the knowledge of the Board owns more than 5% of the number of issued shares of the  Company) had any interest in these five largest suppliers.   SUBSIDIARIES AND INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD   Particulars of the Company’s subsidiaries and the Group’s investments accounted for using the equity method as at  31 December 2019 are set out in notes 20 and 21, respectively, to the consolidated financial statements, and the list  of directors of each of the Company’s subsidiaries is available on the Company’s website.   FINANCIAL STATEMENTS   The profit of the Group for the year ended 31 December 2019 and the financial conditions of the Company and the  Group as at that date are set out in the consolidated financial statements on pages 78 to 148.   DIVIDENDS   The Board has adopted a dividend policy. In recommending or declaring dividends, the Company shall allow its  shareholders to participate in the Company’s profits whilst to retain adequate cash reserves for meeting its working  capital requirements and long-term sustainable development. The Board has the discretion to propose, declare and  distribute dividends to the shareholders of the Company, subject to the Articles of Association of the Company and  all applicable laws and regulations and taking into account the following factors of the Company and its subsidiaries:   • the actual financial performance of the Group;  • the Group’s business strategies and operations, including future capital requirements and investment needs;  • economic conditions and other internal or external factors that may have an impact on the business or financial  performance and situation of the Group; and  • any other factors that the Board may consider relevant.

Annual Report 2019 63Report of Directors 63Report of Directors  The Board recommends a final dividend payment of HK$1.723 per share for the year ended 31 December 2019.  Together with the interim dividend payment of HK$1.527 per share, the total dividend payment for the 2019 financial  year amounted to HK$3.250 per share. The Company attaches great importance to shareholder returns, and will  maintain a stable dividend per share for the full year of 2020, after giving overall consideration to its profitability and  cash flow generation. The Board believes that our industry-leading profitability and ability to generate healthy cash  flow will provide sufficient support for the Company’s future development and create favourable returns for our  shareholders.   DONATIONS   Donations made by the Group during the year amounted to RMB83,766,086 (2018: RMB82,242,686).   PROPERTY, PLANT AND EQUIPMENT   Changes to the property, plant and equipment of the Group during the year ended 31 December 2019 are set out in  note 15 to the consolidated financial statements.   SHARE CAPITAL   Details of the Company’s share capital are set out in note 34 to the consolidated financial statements.   RESERVES   Changes to the reserves of the Group during the year are set out in the consolidated statement of changes in  equity. Changes to the reserves of the Company during the year are set out in note 34 to the consolidated financial  statements.   DIRECTORS   The directors of the Company during the financial year were:   Executive Directors:   SHANG Bing (former Chairman; resigned on 4 March 2019)  YANG Jie (Chairman; appointed on 21 March 2019)  LI Yue (resigned on 11 October 2019)  WANG Yuhang (appointed on 24 October 2019)  DONG Xin   Independent Non-Executive Directors:   Moses CHENG Mo Chi  Paul CHOW Man Yiu  Stephen YIU Kin Wah  YANG Qiang

China Mobile Limited64 Report of Directors 64 Report of Directors  Pursuant to Article 99 of the Company’s Articles of Association, Mr. WANG Yuhang will hold office until the  forthcoming annual general meeting of the Company and will then be eligible for re-election. Besides, pursuant to  Article 95 of the Company’s Articles of Association, Mr. Paul CHOW Man Yiu and Mr. Stephen YIU Kin Wah will  retire by rotation at the forthcoming annual general meeting of the Company and, being eligible, offer themselves for  re-election.   The biographies of the directors proposed for re-election at the forthcoming annual general meeting (“Directors  for Re-election”) are set out on pages 6 and 8 of this annual report. Except as disclosed in such biographies, the  Directors for Re-election have not held any other directorships in any listed public companies in the last three years.  Further, except as noted in the biographies, none of the Directors for Re-election is connected with any directors,  senior management or substantial or controlling shareholders of the Company. None of the Directors for Re-election  has any interests in the shares of the Company within the meaning of Part XV of the SFO.   The service contracts of all the Directors for Re-election do not provide for a specified length of service and each of  such directors will be subject to retirement by rotation and re-election at annual general meetings of the Company  every three years. Each of the Directors for Re-election is entitled to an annual director’s fee of HK$180,000 as  proposed by the Board and approved by the shareholders of the Company. Director’s fees are payable on a time  pro-rata basis for any non-full year’s service. Mr. WANG Yuhang has voluntarily waived his annual director’s fees.  The remuneration of the Directors for Re-election has been determined with reference to the individual’s duties,  responsibilities and experience, and to prevailing market conditions. Details of the remuneration of the directors of  the Company are set out in note 11 to the consolidated financial statements.   None of the Directors for Re-election has an unexpired service contract which is not determinable by the Company  or any of its subsidiaries within one year without payment of compensation, other than under normal statutory  obligations.   Save as disclosed herein, there are no other matters relating to the re-election of the Directors for Re-election that  need to be brought to the attention of the shareholders of the Company nor is there any information to be disclosed  pursuant to any of the requirements of Rule 13.51(2) of the Hong Kong Listing Rules.   DIRECTORS’ INTERESTS IN TRANSACTIONS, ARRANGEMENTS OR CONTRACTS OF  SIGNIFICANCE   No transaction, arrangement or contract of significance to which the Company, any of its holding companies or  subsidiaries, or any of its holding companies’ subsidiaries has been a party and in which a director of the Company  or an entity connected with a director of the Company is or was materially interested, whether directly or indirectly,  subsisted at the end of the year or at any time during the year.   PERMITTED INDEMNITY PROVISION   Pursuant to Article 159 of the Company’s Articles of Association, every director or other officer of the Company shall  be indemnified out of the assets of the Company against all liabilities (to the extent permitted by the Hong Kong  Companies Ordinance) sustained or incurred by such director or officer in or about the execution of his office or  otherwise in relation thereto. In addition, the Company has purchased directors and officers’ liabilities insurance on  behalf of its directors and officers.

Report of Directors Annual Report 2019 65   DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN  SHARES, UNDERLYING SHARES AND DEBENTURES   One of the directors of the Company personally held ordinary shares of the Company. Details of the director’s  holding of ordinary shares of the Company as at 31 December 2019 are as follows:   Long Positions in the Shares and Underlying Shares of the Company   Percentage of  the total number  Director Capacity Ordinary shares held of issued shares*   Moses CHENG Mo Chi Beneficial owner 300,000 0.00%   * The calculation is based on the total number of issued ordinary shares of the Company (i.e. 20,475,482,897 ordinary shares) as at 31 December  2019, and rounded off to two decimal places.  Apart from those disclosed herein, as at 31 December 2019, none of the directors nor the chief executive of the  Company had any interests or short positions in any of the shares, underlying shares or debentures of the Company  or any of its associated corporations (within the meaning of Part XV of the SFO) that is recorded in the register  required to be kept under section 352 of the SFO or otherwise notified to the Company and the Stock Exchange  pursuant to the Model Code.   DIRECTORS’, CHIEF EXECUTIVE’S AND EMPLOYEES’ RIGHTS TO ACQUIRE SHARES   At no time during the year ended 31 December 2019 was the Company, any of its holding companies or subsidiaries,  or any of its holding companies’ subsidiaries a party to any arrangement to enable the directors or chief executive  of the Company or any of their spouses or children under eighteen years of age to acquire benefits by means of the  acquisition of shares in or debentures of the Company or any other body corporate.   SUBSTANTIAL SHAREHOLDERS’ AND OTHER PERSONS’ INTERESTS AND SHORT  POSITIONS IN SHARES AND UNDERLYING SHARES   The Company has been notified of the following interests in the Company’s issued shares as at 31 December 2019  amounting to 5% or more of the ordinary shares in issue:   Long Positions in the Shares and Underlying Shares of the Company   Percentage of  Ordinary shares held the total number  directly indirectly of issued shares   (i) China Mobile Communications Group Co., Ltd.  (“CMCC”) – 14,890,116,842 72.72%  (ii) China Mobile (Hong Kong) Group Limited (“CMHK  (Group)”) – 14,890,116,842 72.72%  (iii) China Mobile Hong Kong (BVI) Limited  (“CMHK (BVI)”) 14,890,116,842 – 72.72%  Note: In light of the fact that CMCC and CMHK (Group) directly or indirectly control one-third or more of the voting rights in the shareholders’  meetings of CMHK (BVI), in accordance with the SFO, the interests of CMHK (BVI) are deemed to be, and have therefore been included in, the  interests of CMCC and CMHK (Group).   Apart from the foregoing, as at 31 December 2019, no other person (other than a director or the chief executive of  the Company) had any interests or short positions in the shares and underlying shares of the Company as recorded  in the register required to be kept under section 336 of the SFO, or as otherwise notified to the Company and the  Stock Exchange.

China Mobile Limited66 Report of Directors 66 Report of Directors  CONNECTED TRANSACTIONS   Continuing Connected Transactions   Details of the continuing connected transactions are set out in note 36 to the consolidated financial statements.   For the financial year ended 31 December 2019, the following continuing connected transactions (the “Continuing  Connected Transactions”) have not exceeded their respective annual caps:   (1) rental and property management service charges paid by the Group to CMCC did not exceed RMB2,200  million. The charges payable by the Group in respect of properties owned by CMCC and its subsidiaries are  determined with reference to any one of the following benchmarks: (i) the value determined by independent  intermediaries; (ii) applicable market rates or charges which are publicly published; or (iii) rates charged by  CMCC or its subsidiaries to independent third parties, whilst the charges payable in respect of properties  which CMCC or its subsidiaries lease from third parties and sub-let to the Group are determined according to  the actual rent payable by CMCC or its subsidiaries to such third parties together with the amount of any tax  payable;  (2) leasing fees paid by the Company to CMCC for the leasing of telecommunications network operation assets by  the Company from CMCC did not exceed RMB5,000 million. The leasing fees are determined with reference  to the prevailing market rates. In determining the market rates for the leasing fees, the Company has taken  into account the charges payable by the Company and CMCC to other industry players as well as the charges  receivable by the Company and CMCC from other industry players. The leasing fees payable by the Company  to CMCC were not more than the leasing fees charged to other industry players, being independent third  parties, for same kinds of network operation assets. The aggregate amount of leasing fees received by  the Company from CMCC under the Network Assets Leasing Agreement was below 0.1% of each of the  applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules; and  (3) services charges received by the Group from CMCC for the provision of telecommunications services by the  Group to CMCC did not exceed RMB2,000 million. The provision of telecommunications services by the Group  to CMCC and its subsidiaries in respect of individual projects are subject to public tender process and the  pricing for the telecommunications services are primarily based on market rates as determined through the  public tender process and the relevant standards laid down in applicable regulations in the PRC. For individual  projects where the public tender process is not applicable, the selection criteria and price determination  mechanism are similar to that applied in a public tender process.  The transactions referred to in paragraph (1) above were entered into pursuant to the 2017-2019 property leasing  and management services agreement dated 11 August 2016 between the Company and CMCC (the “2017-2019  Property Leasing Agreement”). The Company announced the entering into and the terms of the 2017-2019 Property  Leasing Agreement on 11 August 2016. The 2017-2019 Property Leasing Agreement has a term of three years  commencing on 1 January 2017 and has expired on 31 December 2019. The Company announced the entering into  of the 2020-2022 property leasing and management services agreement on 2 January 2020 to renew the 2017-2019  Property Leasing Agreement for a term of three years from 1 January 2020.   The transactions referred to in paragraph (2) above were entered into pursuant to the telecommunications network  operation assets leasing agreement between the Company and CMCC dated 18 August 2011 (the “Network Assets  Leasing Agreement”). The entering into of the Network Assets Leasing Agreement was announced by the Company  on 18 August 2011. The Network Assets Leasing Agreement has been renewed and the latest renewal was  announced by the Company on 2 January 2020 for a term of one year from 1 January 2020.

Annual Report 2019 67Report of Directors 67Report of Directors  The transactions referred to in paragraph (3) above were entered into pursuant to the telecommunications  services agreement between the Company and CMCC dated 9 August 2019 (the “Telecommunications Services  Agreement”). The entering into of the Telecommunications Services Agreement was announced by the Company  on 9 August 2019. The Telecommunications Services Agreement expired on 31 December 2019 and the Company  announced the entering into of the 2020 Telecommunication Facilities Construction Services Agreement with CMCC  on 2 January 2020 to renew the Telecommunications Services Agreement for a term of one year from 1 January  2020.   CMCC is the ultimate controlling shareholder of the Company and therefore, a connected person of the Company.  Accordingly, all the transactions referred to in paragraphs (1) to (3) above constitute connected transactions for the  Company under the Hong Kong Listing Rules.   In the opinion of the independent non-executive directors, the Continuing Connected Transactions were entered into  by the Group:   (i) in the ordinary and usual course of its business;  (ii) on normal commercial terms or better; and  (iii) according to the agreements governing such transactions on terms that are fair and reasonable and in the  interests of the shareholders of the Company as a whole.  The auditors of the Company were engaged to report on the Group’s Continuing Connected Transactions in  accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other  Than Audits or Reviews of Historical Financial Information” and with reference to Practice Note 740 “Auditor’s  Letter on Continuing Connected Transactions under the Hong Kong Listing Rules” issued by the Hong Kong Institute  of Certified Public Accountants. The auditors have issued their unqualified letter containing their findings and  conclusions in respect of the Continuing Connected Transactions in accordance with Rule 14A.56 of the Hong Kong  Listing Rules. The auditors’ letter has confirmed that nothing has come to their attention that cause them to believe  that the Continuing Connected Transactions:   (A) have not been approved by the Board;  (B) were not, in all material respects, in accordance with the pricing policies of the Group as stated in this annual  report;  (C) were not entered into, in all material respects, in accordance with the relevant agreements governing the  Continuing Connected Transactions; and  (D) have exceeded their respective annual caps for the financial year ended 31 December 2019 set out in the  previous announcements of the Company.  A copy of the auditors’ letter in relation to the Continuing Connected Transactions has been provided by the  Company to the Stock Exchange.   In respect of the Continuing Connected Transactions, the Company has complied with the disclosure requirements  under the Hong Kong Listing Rules in force from time to time, and has followed the policies and guidelines as laid  down in the guidance letter HKEx-GL73-14 issued by the Stock Exchange when determining the price and terms of  the transactions conducted during the year ended 31 December 2019.

China Mobile Limited68 Report of Directors 68 Report of Directors  PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES   During the year ended 31 December 2019, neither the Company nor any of its subsidiaries purchased, sold or  redeemed any of the Company’s listed securities.   FINANCIAL SUMMARY   A summary of the results and of the statements of the assets and liabilities of the Group for the last five financial  years is set out on pages 149 to 151 of this annual report.   EMOLUMENT POLICY   In order to continue to maintain the sustainable development of the Group’s competitiveness, the Group has  always emphasized the importance of recruiting, incentivizing, developing and retaining its employees, paid close  attention to the external competitiveness, internal fairness of its remuneration structure and the cost-effectiveness  of remuneration and emphasized the importance of the correlation between remuneration management and  performance management. For the year ended 31 December 2019, employees’ remuneration comprised a basic  salary and a performance-based bonus.   EMPLOYEE RETIREMENT BENEFITS   Particulars of the employee retirement benefits of the Group are set out in note 6 to the consolidated financial  statements.   PUBLIC FLOAT   As at the date of this annual report and based on the information that is publicly available to the Company and to the  knowledge of the directors of the Company, the Company has maintained the public float prescribed under the Hong  Kong Listing Rules.   AUDITORS   A resolution will be proposed at the forthcoming annual general meeting for the re-appointment of  PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as the auditors of the Group for Hong Kong  financial reporting and U.S. financial reporting purposes, respectively.   LIST OF DIRECTORS OF SUBSIDIARIES   A list of directors of the Group’s subsidiaries is set out on the Company’s website.

Annual Report 2019 69Report of Directors 69Report of Directors  OTHERS   The novel coronavirus (COVID-19) outbreak since early 2020 has posed certain impact on the overall society and  economy. The Company’s business development has been no exception. The Company will strive to overcome the  impact of the novel coronavirus (COVID-19) outbreak on business development and 5G network construction. The  epidemic has bolstered the growing trend of businesses and customers going online and using more digital and  cloud-based services, among other opportunities arisen. The Company will leverage these opportunities, as well as  the 5G network to further develop the information and communications services market.   Please also refer to the sections headed “Chairman’s Statement”, “Business Review”, “Financial Review” and  “Human Resources Development” in this annual report which form part of this Report of Directors.   By order of the Board   Yang Jie   Chairman   Hong Kong, 19 March 2020

China Mobile Limited70 70  Notice of the Annual General Meeting   Notice is hereby given that the Annual General Meeting of China Mobile Limited (the “Company”) will be held in  the Conference Room, JW Marriott Hotel Hong Kong, Pacific Place, 88 Queensway, Hong Kong on Wednesday, 20  May 2020 at 10:00 a.m. for the following purposes:   1. To receive and consider the audited financial statements and the Reports of the Directors and Auditors of the  Company and its subsidiaries for the year ended 31 December 2019.  2. To declare a final dividend for the year ended 31 December 2019.  3. To re-elect executive director.  4. To re-elect independent non-executive directors.  5. To re-appoint PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as the auditors of the  Group for Hong Kong financial reporting and U.S. financial reporting purposes, respectively, and to authorize the  Board of Directors of the Company (the “Board”) to fix their remuneration.  And to consider and, if thought fit, to pass the following as ordinary resolutions:   ORDINARY RESOLUTIONS   6. “THAT:  (a) subject to paragraph (b) below, the exercise by the Board during the Relevant Period (as defined below)  of all the powers of the Company to buy back shares in the capital of the Company including any form of  depositary receipt representing the right to receive such shares (“Shares”) be and is hereby generally  and unconditionally approved;  (b) the aggregate number of Shares which may be bought back on The Stock Exchange of Hong Kong  Limited (the “Stock Exchange”) or any other stock exchange on which securities of the Company  may be listed and which is recognized for this purpose by the Securities and Futures Commission of  Hong Kong and the Stock Exchange pursuant to the approval in paragraph (a) above shall not exceed or  represent more than 10 per cent. of the number of issued shares of the Company at the date of passing  this resolution, and the said approval shall be limited accordingly;  (c) for the purpose of this resolution “Relevant Period” means the period from the passing of this resolution  until whichever is the earlier of:  (1) the conclusion of the next annual general meeting of the Company; or  (2) the expiration of the period within which the next annual general meeting of the Company is  required by law to be held; or  (3) the revocation or variation of the authority given under this resolution by ordinary resolution of the  shareholders of the Company in general meeting.”  7. “THAT a general mandate be and is hereby unconditionally given to the Board to exercise full powers of the  Company to allot, issue and deal with additional shares in the Company (including the making and granting of  offers, agreements and options which might require shares to be allotted, whether during the continuance  of such mandate or thereafter) provided that, otherwise than pursuant to (i) a rights issue where shares are  offered to shareholders on a fixed record date in proportion to their then holdings of shares; (ii) the exercise of  options granted under any share option scheme adopted by the Company; or (iii) any scrip dividend or similar  arrangement providing for the allotment of shares in lieu of the whole or part of a dividend in accordance with  the articles of association of the Company, the aggregate number of the shares allotted shall not exceed the  aggregate of:  (a) 20 per cent. of the number of issued shares of the Company at the date of passing this resolution, plus

Annual Report 2019 71Notice of the Annual General Meeting 71Notice of the Annual General Meeting  (b) (if the Board are so authorized by a separate ordinary resolution of the shareholders of the Company)  the number of Shares bought back by the Company subsequent to the passing of this resolution (up to  a maximum equivalent to 10 per cent. of the number of issued shares of the Company at the date of  passing this resolution).  Such mandate shall expire at the earlier of:   (1) the conclusion of the next annual general meeting of the Company; or  (2) the expiration of the period within which the next annual general meeting of the Company is  required by law to be held; or  (3) the date of any revocation or variation of the mandate given under this resolution by ordinary  resolution of the shareholders of the Company at a general meeting.”  8. “THAT the Board be and are hereby authorized to exercise the powers of the Company referred to in the  resolution set out in item 7 in the notice of the annual general meeting in respect of the shares of the Company  referred to in paragraph (b) of such resolution.”  9. “THAT conditional on the Stock Exchange granting approval of the listing of and permission to deal in shares  of the Company which fall to be allotted and issued (the “Option Shares”) pursuant to the exercise of any  share options granted (the “Share Options”) under the share option scheme proposed to be adopted by  the Company (the “Share Option Scheme”), the Share Option Scheme be and is hereby approved to be a  share option scheme for the Company and the Board (or a duly authorized committee thereof or such other  committee as the Board may authorize) be and is hereby authorized to do all such acts and to enter into all such  transactions, arrangements and agreements as may be necessary or desirable in order to give full effect to the  Share Option Scheme, including but not limited to:  (a) granting Share Options during the term of the Share Option Scheme and cancelling Share Options in  accordance with the terms of the Share Option Scheme;  (b) allotting and issuing Option Shares pursuant to the exercise of Share Options in accordance with the  terms of the Share Option Scheme;  (c) modifying and/or amending the Share Option Scheme from time to time provided that such modification  and/or amendment is effected in accordance with the terms of the Share Option Scheme relating to the  modification and/or amendment thereof and is subject to the requirements of the Rules Governing the  Listing of Securities on the Stock Exchange (the “Listing Rules”);  (d) applying at the appropriate time or times to the Stock Exchange for approval of the listing of and  permission to deal in all or part of the Option Shares; and  (e) acting as the executive body of the Share Option Scheme, and being responsible for its implementation  and administration.”  By Order of the Board   China Mobile Limited  Wong Wai Lan, Grace   Company Secretary   14 April 2020

China Mobile Limited72 Notice of the Annual General Meeting 72 Notice of the Annual General Meeting  Notes:   1. Any member entitled to attend and vote at the annual general meeting is entitled to appoint one or, if he is the holder of two or more shares,  more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.  2. In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially  certified copy thereof, must be deposited at the Company’s registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong at least  24 hours before the time for holding the annual general meeting. Completion and return of a form of proxy will not preclude a member from  attending and voting in person if he is subsequently able to be present.  3. The Board has recommended a final dividend of HK$1.723 per share for the year ended 31 December 2019 and, if such dividend is declared by  the members passing resolution number 2, it is expected to be paid on or about Tuesday, 23 June 2020 to those shareholders whose names  appear on the Company’s register of members on Friday, 29 May 2020. Shareholders should read the announcement issued by the Company  on 19 March 2020 regarding the closure of register of members and the withholding and payment of enterprise income tax for non-resident  enterprises in respect of the proposed 2019 final dividend.  4. To ascertain shareholders’ eligibility to attend and vote at the annual general meeting, the register of members of the Company will be closed  from Thursday, 14 May 2020 to Wednesday, 20 May 2020 (both days inclusive), during which period no transfer of shares in the Company  will be effected. In order to be entitled to attend and vote at the annual general meeting, all transfers, accompanied by the relevant share  certificates, must be lodged with the Company’s share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell  Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not later than 4:30 p.m. on Wednesday, 13 May 2020.  To ascertain shareholders’ entitlement to the proposed final dividend upon passing resolution number 2, the register of members of the  Company will be closed from Wednesday, 27 May 2020 to Friday, 29 May 2020 (both days inclusive), during which period no transfer of shares  in the Company will be effected. In order to qualify for the proposed final dividend, all transfers, accompanied by the relevant share certificates,  must be lodged with the Company’s share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183  Queen’s Road East, Wan Chai, Hong Kong, not later than 4:30 p.m. on Tuesday, 26 May 2020.   5. Concerning resolution number 6 above, the Board wish to state that the Board will exercise the powers conferred thereby to buy back shares  of the Company in circumstances which they deem appropriate for the benefit of the shareholders. The explanatory statement containing the  information necessary to enable the shareholders to make an informed decision on whether to vote for or against the resolution to approve the  buy-back by the Company of its own shares, as required by the Listing Rules, is set out in a separate circular to be despatched to shareholders  together with the 2019 Annual Report.  6. Concerning resolution number 9 above, a summary of the principle terms of the Share Option Scheme and other information required by the  Listing Rules are set out in a separate circular titled “Proposed Adoption of Share Option Scheme” to be despatched to shareholders together  with the 2019 Annual Report.  7. In light of the epidemic situation of COVID-19 and to safeguard shareholders’ health and safety, shareholders may consider  appointing the chairman of the annual general meeting as his/her proxy to vote on the resolutions, instead of attending the annual  general meeting in person.

Annual Report 2019 73 73  Independent Auditor’s Report   PWC Independent Auditor’s Report  To the Members of China Mobile Limited   (incorporated in Hong Kong with limited liability)   OPINION   What we have audited   The consolidated financial statements of China Mobile Limited (the “Company”) and its subsidiaries (the “Group”)  set out on pages 78 to 148, which comprise:   • the consolidated balance sheet as at 31 December 2019;  • the consolidated statement of comprehensive income for the year then ended;  • the consolidated statement of changes in equity for the year then ended;  • the consolidated statement of cash flows for the year then ended; and  • the notes to the consolidated financial statements, which include a summary of significant accounting policies.  Our opinion   In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position  of the Group as at 31 December 2019, and of its consolidated financial performance and its consolidated cash  flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by  the International Accounting Standards Board (“IASB”) and Hong Kong Financial Reporting Standards (“HKFRSs”)  issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) and have been properly prepared in  compliance with the Hong Kong Companies Ordinance.   BASIS FOR OPINION   We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the HKICPA.  Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the  Consolidated Financial Statements section of our report.   We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.   Independence   We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (“the  Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code.

China Mobile Limited74 Independent Auditor’s Report 74 Independent Auditor’s Report  KEY AUDIT MATTERS   Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the  consolidated financial statements of the current period. These matters were addressed in the context of our audit  of the consolidated financial statements as a whole and, in forming our opinion thereon, and we do not provide a  separate opinion on these matters.   Key audit matters identified in our audit are summarized as follows:   • Revenue recognition  • Impairment assessment on the interest in associates  Key Audit Matter How our audit addressed the Key Audit Matter   Revenue recognition   Refer to Note 2 – Significant accounting policies   (r) and Note 4 – Operating revenue to the  consolidated financial statements.  We focused on this area due to the volume of  transactions, the complexity of the IT systems,  the variety of tariff and package structures  and the complexity of multiple performance  obligation arrangements, such as voice and  data service packages, handset and service  bundled packages and customer point rewards.  This involved a number of key judgements  and estimates on the identification of distinct  performance obligations and the determination  of the stand-alone selling price for each single  performance obligation in the allocation of  transaction prices among various performance  obligations.   In response to this key audit matter, our audit work included  controls testing and substantive procedures as follows:   • tested the IT environment in which billing and other relevant  support systems reside;  • evaluated and tested the design and operating effectiveness  of controls over the capture and measurement of revenue  transactions;  • evaluated the appropriateness of the accounting policies  adopted in revenue recognition for existing and new  revenue streams, including multiple performance obligation  arrangements, and the appropriateness of related  judgements made by management;  • examined management’s identification of distinct  performance obligations and the determination of the  stand-alone selling price for each single performance  obligation in the allocation of transaction prices among  various performance obligations, and tested the accuracy  of revenue recognized for each performance obligation, by  using sampling techniques;  • performed substantive testing on the accuracy and  occurrence of revenue using sampling techniques by  examining customer contracts, customer bills, billing  reports, and financial records; and  • tested the balances of account receivables and advances  from customers in the billing system by using computer  assisted audit techniques and examined the reconciliation  of such balances between the billing system and financial  records.  Based on the procedures performed, the revenue recognized  was supported by the audit evidence that we obtained and was  consistent with the accounting policies of the Group.

Annual Report 2019 75Independent Auditor’s Report 75Independent Auditor’s Report  Key Audit Matter How our audit addressed the Key Audit Matter   Impairment assessment on the interest in  associates   Refer to Note 2 – Significant accounting policies   (d) and (j), Note 21 – Investments accounted  for using the equity method and Note 40 –  Accounting estimates and judgements to the  consolidated financial statements.  The Group held interests in associates, which  were accounted for using the equity method of  accounting. In accordance with IAS/HKAS 36  “Impairment of Assets”, where an indication of  impairment of these assets exists, the Group  will estimate the recoverable amounts of the  relevant assets, based on the higher of the  value-in-use and the fair value less costs of  disposal. An impairment loss is recognized only  if the carrying amount of an asset exceeds its  recoverable amount.   Due to the volatility of the capital market in  China, the Group identified that the carrying  amount of its investment in Shanghai Pudong  Development Bank Co., Ltd. (“SPD Bank”)  had exceeded its market value as at 31  December 2019. Hence, the Group performed  an impairment assessment on this investment  by assessing its recoverable amount based on  value-in-use as determined by the discounted  cash flow model. Based on the assessment  result, management determined that there was  no impairment loss in this investment made in  the associate.   We focused on this area because there were  significant judgements and estimates made by  the management in determining the recoverable  amount.   In response to this key audit matter, we performed the following  procedures:   • evaluated management’s process for preparing its  impairment assessment and evaluated management’s prior  years’ experience and the critical judgements exercised in  the assessment;  • assessed the recoverable amount based on its value-inuse  as determined by the discounted cash flow model, and  examined documentation supporting the key judgements  and underlying assumptions adopted in projecting and  estimating future cash flows, including the growth rate, the  margin rate and the discount rate, with consideration of  external evidence and the degree of historical accuracy of  management’s assumptions and projections in achieving  the forecasts;  • reconciled input data to supporting evidence, such as  approved plans and budgets of SPD Bank;  • tested mathematical accuracy and considered the  appropriateness of the cash flows included in the  discounted cash flow model; and  • checked sensitivity analysis performed around the key  assumptions, to ascertain the extent to which adverse  changes, both individually or in aggregate, in those  assumptions adopted, would indicate that the investment  was impaired.  Based on the procedures performed, the key assumptions and  estimates made by management were supported by the audit  evidence we gathered and consistent with our understanding.

China Mobile Limited76 Independent Auditor’s Report 76 Independent Auditor’s Report  OTHER INFORMATION   The directors of the Company are responsible for the other information. The other information comprises all of the  information included in the annual report other than the consolidated financial statements and our auditor’s report  thereon.   Our opinion on the consolidated financial statements does not cover the other information and we do not express  any form of assurance conclusion thereon.   In connection with our audit of the consolidated financial statements, our responsibility is to read the other  information and, in doing so, consider whether the other information is materially inconsistent with the consolidated  financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.   If, based on the work we have performed, we conclude that there is a material misstatement of this other  information, we are required to report that fact. We have nothing to report in this regard.   RESPONSIBILITIES OF DIRECTORS AND AUDIT COMMITTEE FOR THE  CONSOLIDATED FINANCIAL STATEMENTS   The directors of the Company are responsible for the preparation of the consolidated financial statements that give a  true and fair view in accordance with IFRSs issued by the IASB, HKFRSs issued by the HKICPA, and the Hong Kong  Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation  of consolidated financial statements that are free from material misstatement, whether due to fraud or error.   In preparing the consolidated financial statements, the directors are responsible for assessing the Group’s ability to  continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern  basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no  realistic alternative but to do so.   The Audit Committee is responsible for overseeing the Group’s financial reporting process.   AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL  STATEMENTS   Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole  are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our  opinion. We report our opinion solely to you, as a body, in accordance with Section 405 of the Hong Kong Companies  Ordinance and for no other purpose. We do not assume responsibility towards or accept liability to any other person  for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit  conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements  can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be  expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.   As part of an audit in accordance with HKSAs, we exercise professional judgment and maintain professional  skepticism throughout the audit. We also:   • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to  fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is  sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement  resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery,  intentional omissions, misrepresentations, or the override of internal control.

Annual Report 2019 77Independent Auditor’s Report 77Independent Auditor’s Report  • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are  appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the  Group’s internal control.  • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and  related disclosures made by the directors.  • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based  on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may  cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material  uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the  consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions  are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or  conditions may cause the Group to cease to continue as a going concern.  • Evaluate the overall presentation, structure and content of the consolidated financial statements, including  the disclosures, and whether the consolidated financial statements represent the underlying transactions and  events in a manner that achieves fair presentation.  • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business  activities within the Group to express an opinion on the consolidated financial statements. We are responsible  for the direction, supervision and performance of the group audit. We remain solely responsible for our audit  opinion.  We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the  audit and significant audit findings, including any significant deficiencies in internal control that we identify during our  audit.   We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements  regarding independence, and to communicate with them all relationships and other matters that may reasonably be  thought to bear on our independence, and where applicable, related safeguards.   From the matters communicated with the Audit Committee, we determine those matters that were of most  significance in the audit of the consolidated financial statements of the current period and are therefore the key audit  matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about  the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in  our report because the adverse consequences of doing so would reasonably be expected to outweigh the public  interest benefits of such communication.   The engagement partner on the audit resulting in this independent auditor’s report is Wilson W.Y. Chow.   PricewaterhouseCoopers   Certified Public Accountants   Hong Kong, 19 March 2020

70 China Mobile Limited

Consolidated Statement of Comprehensive Income

for the year ended 31 December 2019 (Expressed in Renminbi ("RMB"))

	Note	2019 Million	2018 (Note 5) Million
Operating revenue	4		
Revenue from telecommunications services		674,392	670,907
Revenue from sales of products and others		71,525	65,912
		745,917	736,819
Operating expenses			
Network operation and support expenses	5	175,810	200,007
Depreciation and amortization		182,818	154,154
Employee benefit and related expenses	6	102,518	93,939
Selling expenses		52,813	60,326
Cost of products sold		72,565	66,231
Other operating expenses	7	46,244	40,775
		632,768	615,432
Profit from operations		113,149	121,387
Other gains	8	4,029	2,906
Interest and other income	9	15,560	15,885
Finance costs	10	(3,246)	(144)
Income from investments accounted for using the equity method		12,641	13,861
Profit before taxation		142,133	153,895
Taxation	13(a)	(35,342)	(35,944)
PROFIT FOR THE YEAR		106,791	117,951
Other comprehensive income for the year, net of tax:			
Items that will not be subsequently reclassified to profit or loss			
Changes in the fair value of equity investments at fair value through other comprehensive income		(75)	(168)
Share of other comprehensive income of investments accounted for using the equity method		14	60
Items that may be subsequently reclassified to profit or loss			
Currency translation differences		683	1,160
Share of other comprehensive income of investments accounted for using the equity method		428	1,188
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		107,841	120,191

Annual Report 2019 79Consolidated Statement of Comprehensive Income 79Consolidated Statement of Comprehensive Income  Consolidated Statement of Comprehensive Income (Continued)   for the year ended 31 December 2019 (Expressed in RMB)   2019 2018  Note Million Million   Profit attributable to:  Equity shareholders of the Company  Non-controlling interests  106,641  150  117,781  170  PROFIT FOR THE YEAR 106,791 117,951  Total comprehensive income attributable to:  Equity shareholders of the Company  Non-controlling interests  107,691  150  120,021  170  TOTAL COMPREHENSIVE INCOME FOR THE YEAR 107,841 120,191  Earnings per share – Basic 14(a) RMB5.21 RMB5.75  Earnings per share – Diluted 14(b) RMB5.18 RMB5.75   The notes on pages 85 to 148 are an integral part of these consolidated financial statements.

80 China Mobile Limited

Consolidated Balance Sheet

as at 31 December 2019 (Expressed in RMB)

	Note	As at 31 December 2019 Million	As at 31 December 2018 Million
Assets			
Non-current assets			
Property, plant and equipment	15	674,832	666,496
Right-of-use assets	16(a)	74,308	–
Construction in progress	17	67,978	72,180
Land use rights and others	18	27,455	27,778
Goodwill	19	35,343	35,343
Other intangible assets		3,475	2,620
Investments accounted for using the equity method	21	155,228	145,325
Deferred tax assets	22	32,628	29,654
Financial assets at fair value through other comprehensive income	23	513	587
Restricted bank deposits	24	10,063	12,369
Other non-current assets	4(a)	17,551	8,442
		1,099,374	1,000,794
Current assets			
Inventories	25	7,338	8,857
Contract assets	4(a)	5,003	5,022
Accounts receivable	26	32,694	26,540
Other receivables	27	34,133	39,543
Prepayments and other current assets	27	26,708	27,002
Amount due from ultimate holding company	28	1,350	570
Prepaid income tax		1,278	1,959
Financial assets at fair value through profit or loss	23	114,259	76,425
Restricted bank deposits	24	371	9
Bank deposits	29	130,799	291,887
Cash and cash equivalents	30	175,933	57,302
		529,866	535,116
Total assets		1,629,240	1,535,910
Equity and liabilities			
Liabilities			
Current liabilities			
Accounts payable	31	164,818	190,847
Bills payable		2,896	3,221
Deferred revenue	32	57,825	63,185
Accrued expenses and other payables	33	182,368	195,572
Amount due to ultimate holding company	28	21,677	11,020
Income tax payable		9,815	10,553
Lease liabilities	3	22,668	–
		462,067	474,398

Consolidated Balance Sheet Annual Report 2019 81   Consolidated Balance Sheet (Continued)   as at 31 December 2019 (Expressed in RMB)   Non-current liabilities  Lease liabilities – non-current  Deferred revenue – non-current  Deferred tax liabilities  Note  3  32  22  As at  31 December  2019  Million  51,635  6,861  1,388  As at  31 December  2018  Million  –  4,881  822  59,884 5,703  Total liabilities 521,951 480,101  Equity  Share capital  Reserves  34(a) 402,130  701,643  402,130  650,275  Total equity attributable to equity shareholders of the Company 1,103,773 1,052,405  Non-controlling interests 3,516 3,404  Total equity 1,107,289 1,055,809  Total equity and liabilities 1,629,240 1,535,910   The consolidated financial statements on pages 78 to 148 were approved by the Board of Directors on 19 March  2020 and were signed on its behalf.   Yang Jie   Name of Director   Dong Xin   Name of Director   The notes on pages 85 to 148 are an integral part of these consolidated financial statements.

82 China Mobile Limited

Consolidated Statement of Changes in Equity

for the year ended 31 December 2019 (Expressed in RMB)

	Attributable to equity shareholders of the Company								
	Share capital Million	Capital reserve Million	General reserve Million	Exchange reserve Million	PRC Statutory and other reserves Million	Retained profits Million	Total Million	Non-controlling interests Million	Total equity Million
As at 1 January 2018	402,130	(265,803)	72	(126)	328,344	527,550	992,167	3,245	995,412
Changes in equity for 2018:									
Profit for the year	-	-	-	-	-	117,781	117,781	170	117,951
Changes in the fair value of financial assets at fair value through other comprehensive income	-	(168)	-	-	-	-	(168)	-	(168)
Currency translation differences	-	-	-	1,160	-	-	1,160	-	1,160
Share of other comprehensive income of investments accounted for using the equity method	-	1,248	-	-	-	-	1,248	-	1,248
Total comprehensive income for the year	-	1,080	-	1,160	-	117,781	120,021	170	120,191
Dividends approved in respect of previous year (note 34(b)(ii))	-	-	-	-	-	(27,060)	(27,060)	(10)	(27,070)
Dividends declared in respect of current year (note 34(b)(i))	-	-	-	-	-	(32,870)	(32,870)	-	(32,870)
Transfer to PRC statutory reserves (note 34(d)(ii))	-	-	-	-	19,148	(19,148)	-	-	-
Others	-	-	-	-	147	-	147	(1)	146
As at 31 December 2018	402,130	(264,723)	72	1,034	347,639	566,253	1,052,405	3,404	1,055,809
As at 31 December 2018 (As previously reported)	402,130	(264,723)	72	1,034	347,639	566,253	1,052,405	3,404	1,055,809
Changes in accounting policies (note 3)	-	-	-	-	(336)	(2,770)	(3,106)	-	(3,106)
As at 1 January 2019 (As restated)	402,130	(264,723)	72	1,034	347,303	563,483	1,049,299	3,404	1,052,703
Changes in equity for 2019:									
Profit for the year	-	-	-	-	-	106,641	106,641	150	106,791
Changes in the fair value of financial assets at fair value through other comprehensive income	-	(75)	-	-	-	-	(75)	-	(75)
Currency translation differences	-	-	-	683	-	-	683	-	683
Share of other comprehensive income of investments accounted for using the equity method	-	442	-	-	-	-	442	-	442
Total comprehensive income for the year	-	367	-	683	-	106,641	107,691	150	107,841
Dividends approved in respect of previous year (note 34(b)(ii))	-	-	-	-	-	(25,059)	(25,059)	(38)	(25,097)
Dividends declared in respect of current year (note 34(b)(i))	-	-	-	-	-	(28,206)	(28,206)	-	(28,206)
Transfer to PRC statutory reserves (note 34(d)(ii))	-	-	-	-	1,929	(1,929)	-	-	-
Others	-	-	-	-	48	-	48	-	48
As at 31 December 2019	402,130	(264,356)	72	1,717	349,280	614,930	1,103,773	3,516	1,107,289

The notes on pages 85 to 148 are an integral part of these consolidated financial statements.

Annual Report 2019 83   Consolidated Statement of Cash Flows  for the year ended 31 December 2019 (Expressed in RMB)  2019 2018  Note Million Million  Operating activities  Profit before taxation 142,133 153,895  Adjustments for:  – Depreciation and amortization 182,818 154,621  – (Gain)/loss on disposal of property, plant and equipment 7 (64) 8  – Write-off and impairment of property, plant and equipment 7 2,975 1,250  – Credit impairment losses 7 5,761 4,635  – Write-down of inventories 7 171 155  – Interest and other income 9 (15,560) (15,885)  – Finance costs 10 3,246 144  – Dividend income from equity investments at fair value through  other comprehensive income (2) –  – Income from investments accounted for using the equity method (12,641) (13,861)  – Net exchange loss/(gain) 67 (46)  Operating cash flows before changes in working capital 308,904 284,916  Decrease in inventories 1,348 1,212  Increase in contract assets 4(a) (64) (874)  Increase in contract cost 4(a) (9,012) (2,021)  Increase in accounts receivable (11,981) (7,058)  (Increase)/decrease in other receivables (1,364) 1,784  Increase in prepayments and other current assets (3,075) (2,999)  Increase in amount due from ultimate holding company (780) (348)  Decrease/(increase) in deposited customer reserves 24 6,447 (4,835)  Decrease in accounts payable (3,334) (16,400)  Increase in bills payable 794 873  Decrease in deferred revenue 32 (3,380) (19,588)  Increase in accrued expenses and other payables 508 4,613  (Decrease)/increase in amount due to ultimate holding company (107) 112  Cash generated from operations 284,904 239,387  Tax paid  – PRC enterprise income tax paid (37,300) (33,003)  – Hong Kong profits tax paid (13) (233)  Net cash generated from operating activities 247,591 206,151

84 China Mobile Limited Consolidated Statement of Cash Flows

Consolidated Statement of Cash Flows (Continued)

for the year ended 31 December 2019 (Expressed in RMB)

	Note	2019 Million	2018 Million
Investing activities			
Payment for property, plant and equipment		(202,365)	(192,395)
Payment for land use rights		(355)	(580)
Payment for other intangible assets		(2,245)	(2,189)
Proceeds from disposal of property, plant and equipment		423	8
Decrease/(increase) in bank deposits		157,709	(11,578)
Increase in restricted bank deposits (excluding deposited customer reserves)	24	(4,503)	(348)
Interest received		11,550	11,810
Payment for investments accounted for using the equity method		(161)	(375)
Dividends received from investments accounted for using the equity method	21	2,299	691
Purchase of financial assets at fair value through profit or loss	23	(161,343)	(116,810)
Maturity of financial assets at fair value through profit or loss	23	129,505	110,087
Purchase of financial assets at fair value through other comprehensive income	23	–	(711)
Short-term loans granted by China Mobile Finance and payment for other investments		(11,464)	(16,210)
Maturity of short-term loans granted by China Mobile Finance and other investments		16,810	6,367
Others		(66)	2
Net cash used in investing activities		(64,206)	(212,231)
Financing activities			
Interest paid in relation to short-term deposits placed by ultimate holding company		(187)	(142)
Dividends paid to the Company's equity shareholders	34(b)	(53,265)	(59,930)
Dividends paid to non-controlling shareholders of subsidiaries		(38)	(10)
Short-term deposits placed by ultimate holding company	36(a)	21,637	10,873
Repayment of short-term deposits placed by ultimate holding company	36(a)	(10,873)	(8,611)
Repayment of principal and interest of lease liabilities		(22,175)	–
Net cash used in financing activities		(64,901)	(57,820)
Net increase/(decrease) in cash and cash equivalents		118,484	(63,900)
Cash and cash equivalents at beginning of year		57,302	120,636
Effect of changes in foreign exchange rate		147	566
Cash and cash equivalents at end of year	30	175,933	57,302

Significant non-cash transactions

The Group recorded payables of RMB64,480 million (2018: RMB74,816 million) due to equipment suppliers as at 31 December 2019 for additions of construction in progress during the year then ended. In addition, the Group recorded lease liabilities of RMB13,219 million (2018: nil) as at 31 December 2019 for additions of right-of-use assets during the year then ended.

Changes in liabilities arising from financing activities

There are no changes in liabilities arising from financing activities other than the placement and repayment of short-term deposits with ultimate holding company (note 28), the newly generated lease liabilities arising from the adoption of IFRS/HKFRS 16 in current year and repayment of the related principal and interest associated with lease liabilities.

The notes on pages 85 to 148 are an integral part of these consolidated financial statements.

Annual Report 2019 85 85  Notes to the Consolidated Financial Statements   (Expressed in RMB unless otherwise indicated)   1 GENERAL INFORMATION   China Mobile Limited (the “Company”) was incorporated in the Hong Kong Special Administrative Region  (“Hong Kong”) of the People’s Republic of China (the “PRC”) on 3 September 1997. The principal activities of  the Company and its subsidiaries (together referred to as the “Group”) are the provision of telecommunications  and related services in Mainland China and in Hong Kong (for the purpose of preparing the consolidated  financial statements, Mainland China refers to the PRC excluding Hong Kong, Macau Special Administrative  Region of the PRC and Taiwan). The Company’s immediate holding company is China Mobile Hong Kong (BVI)  Limited (incorporated in British Virgin Islands), and the Company’s ultimate holding company is China Mobile  Communications Group Co., Ltd. (“CMCC”, incorporated in Mainland China). The address of the Company’s  registered office is 60th Floor, The Center, 99 Queen’s Road Central, Hong Kong.   The shares of the Company have been listed on The Stock Exchange of Hong Kong Limited (the “HKEX”) since  23 October 1997 and the American Depositary Shares of the Company have been listed on the New York Stock  Exchange since 22 October 1997.   2 SIGNIFICANT ACCOUNTING POLICIES   (a) Statement of compliance  These financial statements have been prepared in accordance with all applicable International Financial  Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”), which  collective term includes all applicable individual International Financial Reporting Standards, International  Accounting Standards (“IASs”) and Interpretations issued by the IASB. Hong Kong Financial Reporting  Standards (“HKFRSs”), which collective term includes all applicable individual Hong Kong Financial  Reporting Standards, Hong Kong Accounting Standards (“HKASs”) and Interpretations issued by the  Hong Kong Institute of Certified Public Accountants (“HKICPA”), are consistent with IFRSs that relates to  the Group’s financial statements. These financial statements also comply with HKFRSs, the requirements  of Hong Kong Companies Ordinance Cap. 622, and the applicable disclosure provisions of the Rules  Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”). A  summary of the significant accounting policies adopted by the Group is set out below.   (b) Basis of preparation  The consolidated financial statements for the year ended 31 December 2019 comprise the Group and the  Group’s interest in associates and joint ventures.   The measurement basis used in the preparation of the financial statements is the historical cost basis, as  modified by the revaluation of financial assets at fair value through other comprehensive income (“FVOCI”)  and fair value through profit or loss (“FVPL”) which are carried at fair value.   All of the new or amended standards or interpretations that effective for the year beginning on 1 January  2019 have been applied for the first time by the Group. The impact of adopting these new or amended  standards or interpretations is disclosed in note 3.   The preparation of financial statements in conformity with IFRSs and HKFRSs requires management  to make judgements, estimates and assumptions that affect the application of policies and reported  amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are  based on historical experience and various other factors that are believed to be reasonable under the  circumstances, the results of which form the basis of making the judgements about carrying values of  assets and liabilities that are not readily apparent from other sources. Actual results may differ from these  estimates.

China Mobile Limited86 Notes to the Consolidated Financial Statements 86 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (b) Basis of preparation (Continued)  The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting  estimates are recognized in the period in which the estimate is revised if the revision affects only that  period, or in the period of the revision and future periods if the revision affects both current and future  periods.   Judgements made by management in the application of IFRSs and HKFRSs that have significant effect on  the financial statements and major sources of estimation uncertainty are discussed in note 40.   (c) Subsidiaries and non-controlling interests  (i) Subsidiaries  Subsidiaries are all entities (including structured entities) over which the Group has control. The  Group controls an entity when the Group is exposed to, or has rights to, variable returns from its  involvement with the entity and has the ability to affect those returns through its power over the  entity.   An investment in a subsidiary is consolidated into the consolidated financial statements from  the date that control commences until the date that control ceases. Intra-group balances and  transactions and any unrealized gains arising from intra-group transactions are eliminated in full  in preparing the consolidated financial statements. Unrealized losses resulting from intra-group  transactions are eliminated in the same way as unrealized gains but only to the extent that there is  no evidence of impairment. Accounting policies of subsidiaries would be changed where necessary  in the consolidated financial statements to ensure consistency with the policies adopted by the  Group.   Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly  to the Company, and in respect of which the Group has not agreed any additional terms with  the holders of those interests which would result in the Group as a whole having a contractual  obligation in respect of those interests that meets the definition of a financial liability. For each  business combination, the Group can elect to measure any non-controlling interests either at fair  value or at their proportionate share of the subsidiary’s net identifiable assets.   Non-controlling interests are presented in the consolidated balance sheet within equity, separately  from equity attributable to the equity shareholders of the Company. Non-controlling interests in the  results of the Group are presented on the face of the consolidated statement of comprehensive  income as an allocation of the total profit or loss and total comprehensive income for the year  between non-controlling interests and the equity shareholders of the Company.   Changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted  for as equity transactions, whereby adjustments are made to the amounts of controlling and non- controlling interests within consolidated equity to reflect the change in relative interests, but no  adjustments are made to goodwill and no gain or loss is recognized.   When the Group loses control of a subsidiary, it is accounted for as a disposal of the entire interest  in that subsidiary, with a resulting gain or loss being recognized in profit or loss. Any interest  retained in that former subsidiary at the date when control is lost is recognized at fair value and this  amount is regarded as the fair value on initial recognition of a financial asset or, when appropriate,  the cost on initial recognition of an investment in an associate or a joint venture.

Annual Report 2019 87Notes to the Consolidated Financial Statements 87Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (c) Subsidiaries and non-controlling interests (Continued)  (ii) Separate financial statements  In the Company’s balance sheet, an investment in a subsidiary is stated at cost less impairment  losses (see note 2(j)). The results of subsidiaries are accounted for by the Company on the basis of  dividends received and receivable.   Impairment testing of the investments in subsidiaries is required upon receiving a dividend from  these investments if the dividend exceeds the total comprehensive income of the subsidiary in the  period the dividend is declared or if the carrying amount of the investment in the separate financial  statements exceeds the carrying amount in the consolidated financial statements of the investee’s  net assets including goodwill.   (iii) Business combination other than under common control  The Group applies the acquisition method to account for combination of entities and businesses  which are not under common control. The consideration transferred for the acquisition of a  subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of  the acquiree and the equity interests issued by the Group. The consideration transferred includes  the fair value of any asset or liability resulting from a contingent consideration arrangement.  Identifiable assets acquired and liabilities and contingent liabilities assumed in a business  combination are measured initially at their fair values at the acquisition date. Acquisition-related  costs are expensed as incurred.   (iv) Business combination under common control  Under IFRSs and HKFRSs, the Group use merger accounting to account for the combination of  entities and businesses under common control in accordance with the Accounting Guideline 5  “Merger Accounting for Common Control Combinations” issued by the HKICPA.   The consolidated financial statements incorporate the financial statements of the combining entities  or businesses in which the common control combination occurs as if they had been combined from  the date when the combining entities or businesses first came under the control of the controlling  party.   The assets and liabilities of the combining entities or businesses are combined using the carrying  book values from the controlling parties’ perspective. No amount is recognized in consideration  for goodwill or excess of acquirers’ interest in the net fair value of acquiree’s identifiable  assets, liabilities and contingent liabilities over the consideration at the time of common control  combination, to the extent of the continuation of the controlling party’s interest.   The consolidated statement of comprehensive income includes the results of each of the combining  entities or businesses from the earliest date presented or since the date when the combining  entities or businesses first came under the common control, where there is a shorter period,  regardless of the date of the common control combination. Transaction costs, including professional  fees, registration fees, costs of furnishing information to shareholders, costs or losses incurred  in combining operations of the previously separate businesses, etc., incurred in relation to the  common control combination that is to be accounted for by using merger accounting is recognized as  an expense in the period in which they were incurred.

China Mobile Limited88 Notes to the Consolidated Financial Statements 88 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (d) Investments accounted for using the equity method  An associate is an entity in which the Group has significant influence, but not control or joint control, over  its management, including participation in the financial and operating policy decisions.   The Group has applied IFRS/HKFRS 11 to all joint arrangements. Under IFRS/HKFRS 11, investments in  joint arrangements are classified as either joint operations or joint ventures depending on the contractual  rights and obligations of each investor. The Group has assessed the nature of its joint arrangements and  determined them to be joint ventures.   The Group accounted for its investment in associates and joint ventures using the equity method.   Under the equity method, the investment is initially recorded at cost. Thereafter, the investment is  adjusted for the post-acquisition change in the Group’s share of the investee’s net assets and any  impairment loss relating to the investment (see note 2(j)). The Group’s share of the post-acquisition post- tax results of the investee for the year is recognized as income from investments accounted for using  the equity method in the consolidated statement of comprehensive income, whereas the Group’s share  of the post-acquisition post-tax items of the investee’s other comprehensive income is recognized as its  share of other comprehensive income in the consolidated statement of comprehensive income.   When the Group’s share of losses exceeds its interest in the associate or joint ventures, the Group’s  interest is reduced to nil and recognition of further losses is discontinued except to the extent that the  Group has incurred legal or constructive obligations or made payments on behalf of the investee. For this  purpose, the Group’s interest in the investee is the carrying amount of the investment under the equity  method together with the Group’s long-term interests that in substance form part of the Group’s net  investment in the associates or joint ventures.   Unrealized profits and losses resulting from transactions between the Group and its associates or joint  ventures are eliminated to the extent of the Group’s interest in the investee, except where unrealized  losses provide evidence of an impairment of the asset transferred, in which case they are recognized  immediately in profit or loss. Accounting policies of associates or joint ventures would be changed where  necessary in the consolidated financial statements to ensure consistency with the policies adopted by the  Group.   Gain or loss on dilution of equity interest in associates and joint ventures are recognized in profit or loss.

Annual Report 2019 89Notes to the Consolidated Financial Statements 89Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (e) Goodwill  Goodwill represents the excess of:   (i) the aggregate of the fair value of the consideration transferred, the amount of any non-controlling  interest in the acquiree and the fair value of the Group’s previously held equity interest in the  acquiree; over  (ii) the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition  date.  When (ii) is greater than (i), then this excess is recognized immediately in profit or loss as a gain on a  bargain purchase.   Goodwill is stated at cost less accumulated impairment losses. Goodwill arising on a business  combination is allocated to each cash-generating unit, or groups of cash-generating units, that is expected  to benefit from the synergies of the combination and is tested annually for impairment (see note 2(j)).  Each unit or groups of units to which the goodwill is allocated represents the lowest level within the  Group at which the goodwill is monitored for internal management purpose. Goodwill is monitored at the  operating segment level.   On disposal of a cash-generating unit during the year, any attributable amount of purchased goodwill is  included in the calculation of the gain or loss on disposal.   (f) Other intangible assets  Other intangible assets such as operating license and copyrights that are acquired by the Group are stated  in the balance sheet at cost less accumulated amortization (where the estimated useful life is finite) and  impairment losses (see note 2(j)). Amortization of intangible assets with finite useful lives is recorded in  depreciation and amortization on a straight-line basis over the assets’ estimated useful lives, from the  date they are available for use. Both the period and method of amortization are reviewed annually.   Intangible assets are not amortized where their useful lives are assessed to be indefinite. The useful life  of an intangible asset that is not being amortized is reviewed annually to determine whether events and  circumstances continue to support the indefinite useful life assessment for that asset. Otherwise, the  change in useful life assessment from indefinite to finite is accounted for prospectively from the date of  change and in accordance with the policy for amortization of intangible assets with finite lives as set out  above.

China Mobile Limited90 Notes to the Consolidated Financial Statements 90 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (g) Property, plant and equipment  Property, plant and equipment are stated in the balance sheet at cost less accumulated depreciation and  impairment losses (see note 2(j)).   The cost of property, plant and equipment comprises the purchase price and any directly attributable  costs of bringing the asset to its working location and condition for its intended use. Subsequent  expenditure relating to an item of property, plant and equipment that has already been recognized is  added to the carrying amount of the asset when it is probable that future economic benefits, in excess  of the originally assessed standard of performance of the existing asset, will flow to the entity. All other  subsequent expenditure is recognized as an expense in the period in which it is incurred.   Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are  determined as the difference between the net disposal proceeds and the carrying amount of the item and  are recognized in profit or loss on the date of retirement or disposal.   Depreciation is calculated to write off the cost of items of property, plant and equipment, less their  estimated residual value, if any, using the straight-line method over their estimated useful lives as  follows:   Buildings 8–30 years   Telecommunications transceivers, switching centers,  transmission and other network equipment 5–10 years   Office equipment, furniture, fixtures and others 3–10 years   Both the assets’ useful lives and residual values, if any, are reviewed annually.   (h) Construction in progress  Construction in progress is stated at cost less impairment losses (see note 2(j)). Cost comprises direct  costs of construction as well as interest expense and exchange differences capitalized during the periods  of construction and installation. Capitalization of these costs ceases and the construction in progress is  transferred to property, plant and equipment when substantially all the activities necessary to prepare the  assets for their intended use are completed. No depreciation is provided for in respect of construction in  progress.

Annual Report 2019 91Notes to the Consolidated Financial Statements 91Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (i) Leases  (i) As lessee  Other than land use right, the Group primarily leases telecommunications towers, buildings and  premises and other network equipment. Lease contracts are typically made for fixed periods with  no extension options.   Recognition and measurement of lease liabilities   Lease liabilities are initially measured on the present value of unpaid lease payments at the  commencement date. Lease payments include the net present value of fixed payments, variable  lease payments that are based on an index or a rate, residual value guarantees payments, lease  payments to be made under reasonably certain extension options and payments of penalties for  terminating the lease.   As the interest rate implicit in the lease of the Group cannot be readily determined, the Group  uses incremental borrowing rate as the discounted rate for calculating the present value of lease  payments. When determine the incremental borrowing rate, the Group makes adjustments on risk- free interest based on lease term and credit risk for leases, as the Group does not have recent  third party financing. Lease payments are allocated between principal and finance cost. The Group  calculates lease liability interests based on a constant periodic rate, which is charged to profit or  loss as finance cost over the lease period.   Recognition and measurement of right-of-use asset   Right-of-use assets of the Group are measured at cost, comprising the amount of the initial  measurement of lease liabilities, any lease payments made at or before the commencement date,  initial direct costs and restoration costs etc.. Right-of-use assets are generally depreciated over the  shorter of the asset’s useful life and the lease term on a straight-line basis.   Other lease expenses   Payments associated with short-term leases and leases of low-value assets are recognized on a  straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of  12 months or less. Variable lease payments not based on an index or a rate are recognized in profit  or loss in the period in which the condition that triggers those payments occurs.   Classification of lease related cash flow   Short-term lease payments, payments for leases of low-value assets and variable lease payments  that are not included in the measurement of the lease liabilities of the Group are included in the  cash used in operating activities, repayment of principal and interest of lease liabilities of the Group is  included in the cash used in financing activities.   (ii) As lessor  Lease income from operating leases where the Group is a lessor is recognized in income on a  straight-line basis over the lease term. Initial direct costs incurred in obtaining an operating lease  are added to the carrying amount of the lease asset and recognized as expense over the lease term  on the same basis as lease income. The respective leased assets are included in the balance sheet  based on their nature. The Group did not need to make any adjustments to the accounting for assets  held as lessor as a result of adopting the new leasing standard.

China Mobile Limited92 Notes to the Consolidated Financial Statements 92 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (i) Leases (Continued)  Accounting policies applied until 31 December 2018   An arrangement, comprising a transaction or a series of transactions, is or contains a lease if the Group  determines that the arrangement conveys a right to use a specific asset or assets for an agreed period  of time in return for a payment or a series of payments. Such a determination is made based on an  evaluation of the substance of the arrangement and is regardless of whether the arrangement takes the  legal form of a lease.   (i) Classification of assets leased to the Group  Assets that are held by the Group under leases which transfer to the Group substantially all the risks  and rewards of ownership are classified as being held under finance leases. Leases which do not  transfer substantially all the risks and rewards of ownership to the Group are classified as operating  leases.   (ii) Assets acquired under finance leases  Where the Group acquires the use of assets under finance leases, the amounts representing the  fair value of the leased asset, or, if lower, the present value of the minimum lease payments of  such assets is included in property, plant and equipment and the corresponding liabilities, net of  finance charges, are recorded as obligations under finance leases. Depreciation is provided for at  rates, which write off the cost of the assets over the term of the relevant lease or, where it is likely  the Group will obtain ownership of the asset, the useful life of the asset as set out in note 2(g).  Impairment losses are accounted for in accordance with the accounting policy as set out in note 2(j).  Finance charges implicit in the lease payments are charged to profit or loss over the period of the  leases so as to produce an approximately constant periodic rate of charge on the remaining balance  of the obligations for each accounting period. Contingent rentals are charged to profit or loss in the  accounting period in which they are incurred.   (iii) Leased lines and network assets and operating lease charges  Where the Group has the use of assets held under operating leases, payments made under the  leases are charged to profit or loss in equal instalments over the accounting periods covered by the  lease term, except where an alternative basis is more representative of the time pattern of benefits  to be derived from the leased asset. Lease incentives received are recognized in profit or loss as an  integral part of the aggregate net lease payments made. Contingent rentals are charged to profit or  loss in the accounting period in which they are incurred.   The cost of acquiring land held under an operating lease is amortized on a straight-line basis over  the period of the lease term.

Notes to the Consolidated Financial Statements Annual Report 2019 93   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (j) Impairment of non-financial assets  (i) Impairment of investments accounted for using the equity method  Investments accounted for using the equity method are reviewed at the end of each reporting  period to determine whether there is objective evidence of impairment. Objective evidence of  impairment includes observable data that comes to the attention of the Group about one or more of  the following loss events:   – significant financial difficulty of the entity;  – a breach of contract, such as a default or delinquency in interest or principal payments;  – it becoming probable that the entity will enter bankruptcy or other financial reorganization;  – significant changes in the technological, market, economic or legal environment that have an  adverse effect on the entity; and  – decline in the fair value of an investment in an equity instrument below its cost.  If any such evidence exists, the impairment loss is measured by comparing the recoverable amount  of the investment with its carrying amount in accordance with note 2(j)(ii). The impairment loss is  reversed if there has been a favourable change in the estimates used to determine the recoverable  amount in accordance with note 2(j)(ii).   (ii) Impairment of other assets  Internal and external sources of information are reviewed at the end of each reporting period to  identify indications that the following assets may be impaired or, except in the case of goodwill and  other intangible assets with indefinite useful lives, an impairment loss previously recognized no  longer exists or may have decreased:   – property, plant and equipment;  – right-of-use assets;  – construction in progress;  – land use rights;  – investments in subsidiaries;  – goodwill; and  – other intangible assets with definite life.   If any such indication exists, the asset’s recoverable amount is estimated. For goodwill and other  intangible assets that have indefinite useful lives, the recoverable amount is estimated annually  whether or not there is any indication of impairment.

94 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (j) Impairment of non-financial assets (Continued)  (ii) Impairment of other assets (Continued)  – Calculation of recoverable amount  The recoverable amount of an asset is the higher of its fair value less costs of disposal and  value in use (“VIU”). In assessing VIU, the estimated future cash flows are discounted to their  present value using a pre-tax discount rate that reflects current market assessments of the  time value of money and the risks specific to the asset. Where an asset does not generate  cash inflows largely independent of those from other assets, the recoverable amount is  determined for the smallest group of assets that generates cash inflows independently (i.e. a  cash-generating unit).   – Recognition of impairment losses  An impairment loss is recognized in profit or loss if the carrying amount of an asset, or the  cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses  recognized in respect of cash-generating units are allocated first to reduce the carrying amount  of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the  carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except  that the carrying value of an asset will not be reduced below its individual fair value less costs  of disposal, or VIU, if determinable.   – Reversals of impairment losses  In respect of assets other than goodwill, an impairment loss is reversed if there has been a  favourable change in the estimates used to determine the recoverable amount. An impairment  loss in respect of goodwill is not reversed.   A reversal of an impairment loss is limited to the asset’s carrying amount that would  have been determined had no impairment loss been recognized in prior years. Reversals  of impairment losses are credited to profit or loss in the year in which the reversals are  recognized.   (k) Inventories  Inventories are carried at the lower of cost and net realizable value. Cost represents purchase cost  of goods calculated using the weighted average cost method. Net realizable value is determined by  reference to the sales proceeds of items sold in the ordinary course of business or to management’s  estimates based on prevailing market conditions.   When inventories are sold, the carrying amount of those inventories is recognized as cost of products  sold. The amount of any write-down of inventories to net realizable value and all losses of inventories are  recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any  write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in  the amount of inventories recognized as an expense in the period in which the reversal occurs.

Annual Report 2019 95Notes to the Consolidated Financial Statements 95Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (l) Investments and other financial assets  Recognition and derecognition   Regular way purchases and sales of financial assets are recognized on trade-date, the date on which  the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to  receive cash flows from the financial assets have expired or have been transferred and the Group has  transferred substantially all the risks and rewards of ownership.   Classification   The Group classifies its financial assets, depending on the Group’s business model for managing the  financial assets and the contractual terms of the related cash flows, under the following measurement  categories:   • those to be measured at amortized cost, and  • those to be measured at fair value (either through other comprehensive income, or through profit or  loss).  Measurement   At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial  asset not at FVPL, transaction costs that are directly attributable to the acquisition of the financial asset.  Transaction costs of financial assets carried at FVPL are expensed in profit or loss.   (i) The Group’s financial assets measured at amortized cost represent those financial assets that are  held for collection of contractual cash flows where those cash flows represent solely payments  of principal and interest. Interest from these financial assets is included in interest income using  the effective interest rate method. Any gain or loss arising on derecognition is recognized directly  in profit or loss and presented in other gains together with foreign exchange gains and losses.  Impairment losses are presented in other operating expenses.  (ii) For equity instruments that are not held for trading, the Group has made an irrevocable election  at the time of initial recognition to account for these equity investments at FVOCI. There is no  subsequent reclassification of fair value gains and losses to profit or loss following the derecognition  of the investments. Dividends from such investments continue to be recognized in profit or loss  when the Group’s right to receive payments is established.  (iii) Assets that do not meet the criteria for amortized cost or are not elected/classified as FVOCI are  classified as FVPL. A gain or loss on a financial instrument that is subsequently measured at FVPL  is recognized in profit or loss and presented net within interest and other income in the period in  which it arises.

China Mobile Limited96 Notes to the Consolidated Financial Statements 96 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (l) Investments and other financial assets (Continued)  Impairment   From 1 January 2018, the Group assesses on a forward looking basis the expected credit losses associated  with its debt instruments carried at amortized cost. The Group has adopted the simplified expected credit  loss model for its accounts receivable and contract assets, which requires expected lifetime losses to be  recognized from their initial recognition.   For other debt instruments carried at amortized cost, which have low credit risk at both the beginning  and end of the reporting period, the Group adopted the expected credit loss model. The impairment  methodology applied depends on whether there has been a significant increase in credit risk.   Financial assets are written off when the Group is satisfied that recovery is remote. When loans or  receivables have been written off, the Group continues to attempt to recover the receivable due. When  recoveries are made, the recovered amount is recognized in profit or loss.   (m) Accounts receivable and other receivables  Accounts receivable are initially recognized at the amount of consideration that is unconditional and other  receivables are initially recognized at fair value. Considering the discounting impact is immaterial, both of  them are thereafter stated at cost less related loss allowance for impairment (see note 2(l)).   (n) Cash and cash equivalents  Cash and cash equivalents comprise bank deposits with original maturity within three months, cash at  banks and in hand, demand deposits with banks, and short-term, highly liquid investments that are readily  convertible into known amounts of cash and which are subject to an insignificant risk of changes in value,  having been within three months of maturity at acquisition.   (o) Accounts payable and other payables  Accounts payable and other payables are initially recognized at fair value. Considering the discounting  impact is immaterial, both of them are thereafter stated at cost.   (p) Deferred revenue  Deferred revenue consists primarily of contract liability which is from the excess of the cumulative  recognized consideration received or receivables from the contracted customer over the cumulative  revenue, mainly including prepaid service fees received from customers which are generally not  refundable and revenue deferred for unredeemed point rewards under customer point reward program  (“Reward Program”).   (q) Interest-bearing borrowings  Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs.  Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any  difference between the amount initially recognized and redemption value being recognized in profit or  loss over the period of the borrowings, together with any interest and fees payable, using the effective  interest method.

Annual Report 2019 97Notes to the Consolidated Financial Statements 97Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (r) Revenue recognition from contracts with customers  The Group mainly provides voice, data and other telecommunications services to its customers through  entering into contracts that are either cancellable on monthly basis or for a fixed contract period generally  with prepayment term and/or penalty for early termination. The Group also sells telecommunication  related products to its customers.   For the telecommunications services (such as voice and data services), telecommunication related  products (such as handsets), customer point rewards and/or other promotional goods/services provided  by the Group, if the customer can benefit from the goods or services and the Group’s promise to transfer  the services or products is separately identifiable, the Group identifies them as separate performance  obligations. Revenue is measured at the transaction price which is the amount of consideration to which  the Group is entitled in exchange for transferring promised performance obligations to the customer  excluding amounts collected on behalf of third parties. The amount of consideration is generally explicitly  stated in the contract and does not include significant financing component. The Group may provide cash  subsidies to third party agents in respect of specific telecommunications service contracts obtained via  the agents. As the cash subsidies are ultimately enjoyed by end customers via the indirect sales channel,  they represent consideration payable to customers and accounted for as a reduction of the transaction  price.   When control of a service or product is transferred to a customer, revenue is generally recognized in  profit or loss as follows:   (i) Revenue for each performance obligation is recognized when the Group satisfies the performance  obligation by transferring the promised goods or services to the customer. Generally, revenue is  recognized when the customer obtains the control of the telecommunications services over the  time of provision of the services. Revenue is recognized when a customer obtains the control of the  product at a point of time.  (ii) For contracts which include the provision of multiple performance obligations including services,  products and/or customer point rewards, the Group allocates the transaction price to each  performance obligation based on the relative stand-alone selling price. The stand-alone selling price  of products and services are mainly based on its observable selling price. If a stand-alone selling  price is not directly observable, the Group consider all information that is reasonably available and  maximise the use of observable inputs to estimate the stand-alone selling price. The standalone  selling price of each point in the customer point rewards is based on its fair value. Revenue for each  performance obligation is then recognized when the control of the promised goods or services is  transferred to the customer.  (iii) The Group usually controls the services and the products it provided before they are transferred  to the customer. In certain situations, the Group would consider the primary responsibilities in the  arrangement, the establishment of selling price, and the inventory risks to determine if the Group  is acting as a principal or agent. If the Group has assessed and concluded that it does not obtain  the control of a specified good before transferring to the customer, the Group is acting as agent in  satisfying a performance obligation, and the revenue is recognized in the net amount of any fee or  commission to which it expects to be entitled from another party.

China Mobile Limited98 Notes to the Consolidated Financial Statements 98 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (r) Revenue recognition from contracts with customers (Continued)  The Group has both pre-paid and post-paid customers for its goods and services provided. Contract assets  primarily relate to the Group’s rights to consideration for products or services provided to the customers  but for which the Group does not have an unconditional right at the reporting date. In the post-paid  contract, contract asset is created, which represents the difference between the amount of products  revenue recognized upon sale of products or provision of service and the amount of consideration  received/receivable from the customer. The contract asset is reclassified to accounts receivable as  services are provided and billed. Contract liabilities arise when the Group receives consideration in  advance of providing the goods or services promised in the contract. Contract liabilities are presented in  deferred revenue on the consolidated balance sheet. The contract assets and the contract liabilities are  classified as current and non-current portions based on their respective recovery or settlement periods.  Non-current portion of contract assets are presented in other non-current assets.   Incremental costs incurred to obtain a contract, which mainly comprise sales commissions payable to  third party agents, are amortized on a systemic basis that is consistent with the transfer to the customer  of the goods or services to which the costs incurred to obtain a customer contract relates over the  expected duration of the contract and recorded in selling expense, if it is expected to be recovered.  When the expected amortization period is one year or less, the Group utilizes the practical expedient and  expenses the costs as incurred. Capitalized incremental costs incurred to obtain a contract is recorded as  other non-current assets.   Cost incurred to fulfil a contract represents the cost directly related to the Group’s telecommunications  service contracts which are not within the scope of another accounting standard. The amount is amortized  on a systemic basis that is consistent with the transfer to the customer of the goods or services to which  the costs incurred to fulfil a customer contract relates over the expected duration of the contract and  recorded as network operation and support expenses, if it is expected to be recovered. Capitalized cost  incurred to fulfil a contract is recorded as other non-current assets based on its amortization period.   (s) Interest income  Interest income is recognized as it accrues using the effective interest method.   (t) Income tax  Income tax for the year comprises current tax and movements in deferred tax assets and liabilities.  Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except  items recognized in other comprehensive income or directly in equity, in which case the relevant amounts  of tax are recognized in other comprehensive income or directly in equity, respectively.   Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or  substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous  years.   Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively,  being the differences between the carrying amounts of assets and liabilities for financial reporting  purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax  credits.

Notes to the Consolidated Financial Statements Annual Report 2019 99   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (t) Income tax (Continued)  Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent  that it is probable that future taxable profits will be available against which the asset can be utilized,  are recognized. Future taxable profits that may support the recognition of deferred tax assets arising  from deductible temporary differences include those that will arise from the reversal of existing taxable  temporary differences, provided those differences relate to the same taxation authority and the same  taxable entity, and are expected to reverse either in the same period as the expected reversal of the  deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can  be carried back or forward. The same criteria are adopted when determining whether existing taxable  temporary differences support the recognition of deferred tax assets arising from unused tax losses and  credits, that is, those differences are taken into account if they relate to the same taxation authority and  the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit  can be utilized.   The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences  arising from initial recognition of goodwill, the initial recognition of assets or liabilities that affect neither  accounting nor taxable profit (provided they are not part of a business combination), and temporary  differences relating to investments in subsidiaries and associates to the extent that, in the case of taxable  temporary differences, the Group controls the timing of the reversal and it is probable that the differences  will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable  that they will reverse in the future.   The amount of deferred tax recognized is measured based on the expected manner of realization or  settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively  enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted.   The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is  reduced to the extent that it is no longer probable that sufficient taxable profits will be available to  allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes  probable that sufficient taxable profits will be available.   Current tax balances and deferred tax balances, and movements therein, are presented separately from  each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax  assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax  assets against current tax liabilities and the following additional conditions are met:   – in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or  to realize the asset and settle the liability simultaneously; or  – in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same  taxation authority on either:  – the same taxable entity; or  – different taxable entities, which, in each future period in which significant amounts of deferred  tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax  assets and settle the current tax liabilities on a net basis or realize and settle simultaneously.

China Mobile Limited100 Notes to the Consolidated Financial Statements 100 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (u) Provisions and contingent liabilities  Provisions are recognized for liabilities of uncertain timing or amount when the Group has a legal or  constructive obligation arising as a result of a past event, it is probable that an outflow of economic  benefits will be required to settle the obligation and the amount can be estimated reliably. Where the  time value of money is material, provisions are stated at the present value of the expenditures expected  to settle the obligation.   Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be  estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow  of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the  occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities  unless the probability of outflow of economic benefits is remote.   (v) Employee benefits  (i) Short-term employee benefits and contributions to defined contribution retirement plans  Salaries, annual bonuses, paid annual leave, leave passage, contributions to defined contribution  retirement plans and the cost of non-monetary benefits are accrued in the year in which the  associated services are rendered by employees. Where payment or settlement is deferred and the  effect would be material, these amounts are stated at their present values.   The Company and subsidiaries incorporated in Hong Kong are required to make contributions to  Mandatory Provident Funds under the Hong Kong Mandatory Provident Fund Schemes Ordinance.  Such contributions are recognized as an expense in profit or loss as incurred.   The employees of the subsidiaries in Mainland China participate in the defined contribution  retirement plans managed by the local government authorities whereby the subsidiaries are  required to contribute to the schemes at fixed rates of the employees’ salary costs. In addition to  the local governmental defined contribution retirement plans, the subsidiaries also participate in a  pension scheme launched by the Group managed by an independent insurance company whereby  the subsidiaries are required to make contributions to the retirement plans at fixed rates of the  employees’ salary costs or in accordance with the terms of the plans. The Group’s contributions to  these plans are charged to profit or loss when incurred.   The Company and subsidiaries have no obligations for the payment of retirement and other post- employment benefits of staff other than the contributions described above.

Annual Report 2019 101Notes to the Consolidated Financial Statements 101Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (v) Employee benefits (Continued)  (ii) Share-based payments  The fair value of share options granted to employees is recognized as an employee cost with a  corresponding increase in a capital reserve within equity. The fair value is measured at grant date  using the binomial lattice model, taking into account the terms and conditions upon which the  options were granted. Where the employees have to meet vesting conditions before becoming  unconditionally entitled to the options, the total estimated fair value of the options is spread over  the vesting period, taking into account the probability that the options will vest.   During the vesting period, the number of share options that is expected to vest is reviewed at each  balance sheet date. Any resulting adjustment to the cumulative fair value recognized in prior years  is credited/charged to the profit or loss for the year of the review, unless the original employee  expenses qualify for recognition as an asset, with a corresponding adjustment to the capital reserve.  On vesting date, the amount recognized as an expense is adjusted to reflect the actual number of  share options that vest (with a corresponding adjustment to the capital reserve). The equity amount  is recognized in the capital reserve until either the option is exercised (when it is transferred to the  share capital account) or the option expires (when it is released directly to retained profits). In the  Company’s balance sheet, share-based payment transactions in which the Company grants share  options to subsidiaries’ employees are accounted for as an increase in value of investments in  subsidiaries, which is eliminated on consolidation.   (iii) Termination benefits  Termination benefits are recognized when, and only when, the Group demonstrably commits itself  to terminate employment which is without realistic possibility of withdrawal or to provide benefits as  a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility  of withdrawal.   (w) Borrowing costs  Borrowing costs that are directly attributable to the acquisition, construction or production of an  asset which necessarily takes a substantial period of time to get ready for its intended use or sale are  capitalized as part of the cost of that asset. Other borrowing costs are expensed in the period in which  they are incurred.   The capitalization of borrowing costs as part of the cost of a qualifying asset commences when  expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are  necessary to prepare the asset for its intended use or sale are in progress. Capitalization of borrowing  costs is suspended or ceased when substantially all the activities necessary to prepare the qualifying asset  for its intended use or sale are interrupted or completed.

China Mobile Limited102 Notes to the Consolidated Financial Statements 102 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (x) Translation of foreign currencies  The functional currency of majority of the entities within the Group is RMB, which is the currency of the  primary economic environment in which most of the Group’s entities operate. The Group adopted RMB as  its presentation currency in the preparation of the consolidated financial statements.   Foreign currency transactions during the year are translated at the foreign exchange rates ruling at the  transaction dates. Monetary assets and liabilities denominated in currencies other than the functional  currency are retranslated at the foreign exchange rates ruling at the balance sheet date. Exchange gains  and losses are recognized in profit or loss.   Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency  are translated using the foreign exchange rates ruling at the transaction dates. Non-monetary assets and  liabilities denominated in foreign currencies that are stated at fair value are translated using the foreign  exchange rates ruling at the dates the fair value was determined.   The results of overseas entities are translated into RMB at the exchange rates approximating the  foreign exchange rate ruling at the dates of transactions. Balance sheet items are translated into RMB  at the exchange rates ruling at the balance sheet date. The resulting currency translation differences  are recognized in other comprehensive income and accumulated separately in equity in the exchange  reserve. On disposal of an overseas entity, the cumulative amount of the currency translation differences  relating to that particular foreign operation is reclassified from equity to profit or loss.   For the purpose of the consolidated statement of cash flows, the cash flows of overseas entities within  the Group are translated into RMB by using the exchange rates approximating the foreign exchange rate  ruling at the dates of the cash flows.   (y) Related parties  (a) A person, or a close member of that person’s family, is related to the Group if that person:  (i) has control or joint control of the Group;  (ii) has significant influence over the Group; or  (iii) is a member of the key management personnel of the Group or the Group’s parent.

Annual Report 2019 103 Notes to the Consolidated Financial Statements 103 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)   (y) Related parties (Continued)  (b) An entity is related to the Group if any of the following conditions applies:  (i) The entity and the Group are members of the same group (which means that each parent,  subsidiary and fellow subsidiary is related to the others);  (ii) One entity is an associate or joint venture of the other entity (or an associate or joint venture  of a member of a group of which the other entity is a member);  (iii) Both entities are joint ventures of the same third party;  (iv) One entity is a joint venture of a third entity and the other entity is an associate of the third  entity;  (v) The entity is a post-employment benefit plan for the benefit of employees of either the Group  or an entity related to the Group;  (vi) The entity is controlled or jointly controlled by a person identified in note 2(y)(a); or  (vii) A person identified in note 2(y)(a)(i) has significant influence over the entity or is a member of  the key management personnel of the entity (or of a parent of the entity).  Close members of the family of a person are those family members who may be expected to influence,  or be influenced by, that person in their dealings with the entity.   (z) Segment reporting  An operating segment is a component of the Group that engages in business activities from which  the Group may earn revenue and incur expenses, and is identified on the basis of the internal financial  reports that are provided to and regularly reviewed by the Group’s Chief Operating Decision Maker  (“CODM”) in order to allocate resources and assess performance of the segment. The CODM has been  identified as the Executive Directors of the Company. For the years presented, the Group as a whole is  an operating segment since the Group is only engaged in telecommunications and related businesses. No  geographical information has been disclosed as the majority of the Group’s operating activities are carried  out in Mainland China. The Group’s assets located and operating revenue derived from activities outside  Mainland China are less than 5% of the Group’s assets and operating revenue, respectively.   (aa) Dividend distribution   Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s and the  Company’s financial statements in the period in which the dividends are approved by the Company’s  shareholders or directors, where appropriate.

China Mobile Limited104 Notes to the Consolidated Financial Statements 104 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   3 CHANGES IN ACCOUNTING POLICIES   The following new standards, annual improvements and interpretations are mandatory for the first time for the  Group’s financial year beginning on 1 January 2019 and are applicable for the Group:   IFRS/HKFRS 16 “Leases”  IFRIC/HK(IFRIC) – Int 23 “Uncertainty over income tax treatments”  Amendments to IAS/HKAS 28 “Investments in associates and joint ventures”  Annual Improvements to IFRS/HKFRS Standards 2015-2017 Cycle  Amendments to IAS/HKAS 19 “Employee benefits”  Amendments to IFRS/HKFRS 9 “Financial instruments”   New or amendments to IFRS/HKFRS effective for the financial year beginning on 1 January 2019 do not have a  material impact on the Group other than IFRS/HKFRS 16, details of which are set out in note 3(a).   In addition, the IASB and HKICPA also published a number of new standards, amendments to standards and  interpretations which are effective for the financial year beginning on or after 1 January 2020 and have not  been early adopted by the Group (see note 41). Management is assessing the impact of such new standards  and amendments to standards and will adopt the relevant standards and amendments to standards in the  subsequent periods as required.   (a) IFRS/HKFRS 16 “Leases”  (i) Initial application  The Group applied the IFRS/HKFRS 16 from its mandatory adoption date of 1 January 2019. The  Group has applied the simplified transition approach and not restated comparative amounts for the  year prior to first adoption, with the cumulative effect of initial adoption recognized as an adjustment  to the opening balance sheet.   As at 1 January 2019, right-of-use assets of the Group are measured on transition as if IFRS/  HKFRS 16 have had always been applied. Lease liabilities were measured at the present value of  the remaining lease payments, discounted using the lessee’s incremental borrowing rate as at 1  January 2019, which was within the range between 3.5% and 4.0%.   In applying IFRS/HKFRS 16, the Group has used the practical expedients permitted by the  standard, including: applying a single discount rate to a portfolio of leases with reasonably similar  characteristics; accounting for leases with a remaining lease term of less than 12 months as  at 1 January 2019 in the same way as short-term leases; excluding initial direct costs for the  measurement of the right-of-use asset at the date of initial application and using hindsight in  determining the lease term where the contract contains options to extend or terminate the lease.   The Group considers that the assets and liabilities arising from the lease are generated in a single  transaction, therefore, the Group applies IAS/HKAS 12 “Income Taxes” requirements to the leasing  transaction as a whole. Temporary differences relating to right-of-use assets and lease liabilities are  assessed on a net basis.

Annual Report 2019 105 Notes to the Consolidated Financial Statements 105 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   CHANGES IN ACCOUNTING POLICIES (CONTINUED)   (a) IFRS/HKFRS 16 “Leases” (Continued)  (ii) The reconciliation between the operating lease commitments disclosed as at 31 December  2018 and the lease liabilities recognized as at 1 January 2019 is as follows:  Note Million   Operating lease commitments disclosed as at 31 December 2018 220,301  Discounted using the lessee’s incremental borrowing rate at the date of  initial application 202,651  Less: Short-term leases and low-value leases recognized on a   straight-line basis as expense (5,827)  Contracts reassessed as service arrangement (i) (90,520)  Variable lease payments not recognized as lease liabilities (ii) (26,097)   Lease liabilities recognized as at 1 January 2019 80,207   Of which:  Current portion 19,917  Non-current portion 60,290   Note:   (i) Contracts reassessed as service arrangement primarily comprise non-lease component of lease contracts of  telecommunications towers and related assets, lines and network assets, etc..  (ii) Variable lease payments not recognized as lease liabilities primarily comprise variable lease payments not based on an  index or a rate of lease contracts of telecommunications towers and related assets.

106 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   CHANGES IN ACCOUNTING POLICIES (CONTINUED)   (a) IFRS/HKFRS 16 “Leases” (Continued)  (iii) Summary of effects arising from initial application of IFRS/HKFRS 16  The following table shows the impact from the adoption of IFRS/HKFRS 16 on certain impacted  financial statement line items in the Group’s consolidated balance sheet as at 31 December 2018.  Line items that were not affected by the changes have not been included.   Consolidated Balance Sheet (Extracted)  31 December  2018  (As previously  reported)  Million  Changes in  accounting  policy – IFRS/  HKFRS 16  Million  1 January  2019  (As restated)  Million   Assets  Non-current assets   Right-of-use assets – 84,289 84,289  Land use rights and others 27,778 (4,665) 23,113  Investments accounted for using the   equity method 145,325 (1,216) 144,109  Deferred tax assets 29,654 488 30,142   Current assets   Prepayments and other current assets 27,002 (1,811) 25,191   Equity and liabilities  Liabilities  Current liabilities   Lease liabilities – 19,917 19,917   Non-current liabilities   Lease liabilities – non-current – 60,290 60,290  Deferred tax liabilities 822 (16) 806   Equity   Reserves 650,275 (3,106) 647,169   To ensure the consistency of the accounting policies adopted by the Group and its associates  and joint ventures, the opening balance of investment accounted for using the equity method,  the opening retained profits and PRC statutory reserves of the Group as at 1 January 2019 were  reduced by RMB1,216 million, RMB1,202 million and RMB14 million, respectively upon the  adoption of IFRS/HKFRS 16, which were included in the table above.

Annual Report 2019 107 Notes to the Consolidated Financial Statements 107 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   OPERATING REVENUE   2019 2018  Million Million   Revenue from telecommunications services  Voice services 88,624 108,083  Data services  – SMS & MMS 28,648 28,800  – Wireless data traffic 384,999 383,297  – Wireline broadband 68,835 54,285  – Applications and information services 82,543 75,701  Others 20,743 20,741  674,392 670,907  Revenue from sales of products and others 71,525 65,912  745,917 736,819   The majority of the Group’s operating revenue is from contracts with customers, the remaining is not material.   (a) Assets related to contracts with customers  The Group has recognized the following assets related to contract with customers:  Note  As at  31 December 31 December  2019  Million  As at  2018  Million   Contract assets  Less: current portion  (i) 6,567  (5,003)  6,489  (5,022)  Non-current portion recorded in other non-current assets  Contract costs recorded in other non-current assets (ii)  1,564  15,987  1,467  6,975  Other non-current assets 17,551 8,442

108 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   OPERATING REVENUE (CONTINUED)   (a) Assets related to contracts with customers (Continued)  Note:   (i) Changes in contract assets:  Contract assets   Gross amount Loss allowance  Million Million   As at 1 January 2019 6,831 (342)  Increase resulting from satisfaction of performance obligation 6,886 –  Reclassified to accounts receivable (6,834) –  Net impairment loss of contract assets –   As at 31 December 2019 6,883 (316)   (ii) Changes in contract costs  Contract costs  2019 2018  Million Million   As at 1 January 6,975 4,954   Addition 24,149 9,711  Amortization for the year (15,137) (7,690)   As at 31 December 15,987 6,975   Contract costs primarily include sales commissions payable to third party agents and costs related to connecting a customer to  the Group’s network for the provision of telecommunications services. The increase of contract costs was mainly due to the  Group’s continuing investment in the industrial informatization and household market.   (b) Details of contract liabilities  Contract liabilities are presented in deferred revenue in the consolidated balance sheet. Changes in  contract liabilities are as follows:   Contract liabilities  2019 2018  Million Million   As at 1 January 62,812 81,147   Opening balance recognized in the consolidated statement of   comprehensive income for the year (56,409) (66,370)  Other changes for the year 51,028 48,035   As at 31 December 57,431 62,812   (c) Unsatisfied long-term contracts  The unsatisfied performance obligation of the Group is mainly relating to telecommunications services.  The Group generally enters into service contracts with customers monthly or for a fixed term, and  bills the customers on monthly basis based on the contract terms for the Group’s unconditional right  to consideration. For the contracts that have an original expected duration of one year or less and the  performance obligations which are regarded as satisfied as billed, the Group has applied the practical  expedient permitted under IFRS/HKFRS 15 “Revenue from Contracts with Customers”, therefore, the  information about the remaining performance obligations were not disclosed.

Annual Report 2019 109 Notes to the Consolidated Financial Statements 109 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   NETWORK OPERATION AND SUPPORT EXPENSES   For the year ended 31 December 2019, to better reflect the cost structure, the Group optimized the  presentation of operating expenses. The changes in presentation has no effect on reported operating revenue,  operating expenses or net profits for any of the years/periods presented. The comparative figures have been  reclassified to conform to current year’s presentation.   The new presentation classifies operating expenses into network operation and support expenses, depreciation  and amortization, employee benefit and related expenses, selling expenses, cost of products sold and other  operating expenses.   Details of network operation and support expenses are as follows:   2019 2018  Note Million Million   Maintenance 53,216 54,569  Power and utilities expenses 32,837 32,032  Operation support and related expenses 39,764 41,087  Charges for use of tower assets (i) 25,518 38,981  Charges for use of lines and network assets (ii) 7,715 8,489  Charges for use of other assets (ii) 7,492 16,102  Others 9,268 8,747   175,810 200,007   Note:   (i) For the year ended 31 December 2019, charges for use of tower assets included the non-lease component charges (maintenance,  utility connection and telecommunications equipment room and related support services) and the lease component charges of variable  lease payments not based on an index or a rate, which are recorded in profit or loss as incurred.  (ii) For the year ended 31 December 2019, charges for use of lines and network assets and other assets mainly included the non-lease  components charges and the lease components charges, such as short-term leases payments, leases payments of low-value assets  and variable leases payments not based on an index or a rate, which are recorded in profit or loss as incurred.  (iii) For the year ended 31 December 2019, short-term leases payments and leases payments of low-value assets amounted to RMB6,757  million, and variable leases payments not based on an index or a rate, which are recorded in profit or loss as incurred, amounted to  RMB8,186 million.  EMPLOYEE BENEFIT AND RELATED EXPENSES   2019 2018  Million Million   Salaries, wages, labor service expenses and other benefits 86,610 81,843  Retirement costs: contributions to defined contribution retirement plans 15,908 12,096   102,518 93,939

China Mobile Limited110 Notes to the Consolidated Financial Statements 110 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   OTHER OPERATING EXPENSES   2019 2018  (Note 5)  Note Million Million   Interconnection 21,037 20,692  Credit impairment losses 5,761 4,635  Write-down of inventories 171 155  (Gain)/loss on disposal of property, plant and equipment (64) 8  Write-off and impairment of property, plant and equipment 2,975 1,250  Auditors’ remuneration   – audit services (i) 111 108  – tax services 2 3  – other services 10 6  Others (ii) 16,241 13,918   46,244 40,775   Note:   (i) Audit services include reporting on the Group’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley  Act of the United States of America at a service fee of RMB22 million (2018: RMB22 million).  (ii) Others consist of administrative expenses, taxes and surcharges, and other miscellaneous expenses.  OTHER GAINS   2019 2018  Million Million   Compensation income 915 1,184  Others 3,114 1,722   4,029 2,906   INTEREST AND OTHER INCOME   2019 2018  Million Million   Interest income 10,065 11,443  Fair value gains recognized, net 5,495 4,442   15,560 15,885

Notes to the Consolidated Financial Statements Annual Report 2019 111

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

10 FINANCE COSTS

	2019 Million	2018 Million
Interest for lease liabilities	3,052	–
Interest on short-term deposits received (note 36(a))	187	142
Others	7	2
	3,246	144

11 DIRECTORS' AND SENIOR MANAGEMENT'S REMUNERATION

Directors' remuneration during 2019 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2019 Total '000
Executive directors (Expressed in RMB)				
YANG Jie*	–	461	169	630
SHANG Bing**	–	1,354	89	1,443
LI Yue***	–	1,585	187	1,772
WANG Yuhang****	–	415	163	578
DONG Xin	–	1,469	195	1,664
	–	5,284	803	6,087
Independent non-executive directors (Expressed in Hong Kong dollar)				
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	470	–	–	470
YANG Qiang#	–	–	–	–
	1,385	–	–	1,385

112 China Mobile Limited | Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

11 DIRECTORS' AND SENIOR MANAGEMENT'S REMUNERATION (CONTINUED)

Directors' remuneration during 2018 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2018 Total '000
Executive directors (Expressed in RMB)				
YANG Jie*	–	–	–	–
SHANG Bing**	–	867	134	1,001
LI Yue***	–	1,000	163	1,163
SHA Yuejia*****	–	745	104	849
DONG Xin	–	890	157	1,047
	–	3,502	558	4,060
Independent non-executive directors (Expressed in Hong Kong dollar)				
WONG Kwong Shing, Frank##	177	–	–	177
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	417	–	–	417
YANG Qiang#	–	–	–	–
	1,509	–	–	1,509

* Mr. YANG Jie was appointed as an executive director and the chairman of the Company with effect from 21 March 2019.

** Mr. SHANG Bing resigned from his position as an executive director and the chairman of the Company with effect from 4 March 2019.

*** Mr. LI Yue resigned from his position as an executive director and chief executive officer of the Company with effect from 11 October 2019.

**** Mr. WANG Yuhang was appointed as an executive director of the Company with effect from 24 October 2019.

***** Mr. SHA Yuejia resigned from his position as executive director of the Company with effect from 17 May 2018.

Dr. YANG Qiang was appointed as an independent non-executive director and a member of the audit committee of the Company with effect from 17 May 2018 and he voluntarily waived his director's fees.

Mr. Frank WONG Kwong Shing resigned from the role of independent non-executive director of the Company with effect from 17 May 2018.

In 2019 and 2018, executive directors of the Company voluntarily waived their directors' fees.

The unpaid portion of executive directors' performance related bonuses for 2019 will be determined based on the evaluation conducted in 2020, and the additional bonuses related to their term of service will be determined based on the evaluation conducted upon the completion of three-year evaluation period. Directors' remuneration paid during 2019 included directors' performance related bonuses and additional bonuses related to their term of service for previous years determined and paid during the year.

The Company's senior management's remuneration level during 2019, including basic remuneration for the year, performance related bonuses for prior year and additional bonuses related to their three-year term of service, was within the range between RMB1,500,000 to RMB2,000,000.

Annual Report 2019 113 Notes to the Consolidated Financial Statements 113 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   12 INDIVIDUALS WITH HIGHEST EMOLUMENTS   For the year ended 31 December 2019 and 2018, none of the five individuals with the highest emoluments in  the Group are directors or senior management. The emoluments payable to the five individuals with highest  emoluments during 2019 and 2018 are as follows:   2019 2018  ’000 ’000   Salaries, allowances and benefits in kind 6,592 6,579  Performance related bonuses 4,314 4,208  Retirement scheme contributions 187 156   11,093 10,943   The emoluments fell within the following bands:   2019 2018  Number of Number of  individuals individuals   Emolument bands  2,000,001–2,500,000 5   13 TAXATION   (a) Taxation in the consolidated statement of comprehensive income represents:  2019 2018  Note Million Million   Current tax   Provision for the PRC enterprise income tax on the estimated   taxable profits for the year (i) 36,989 34,395  Provision for Hong Kong profits tax on the estimated   assessable profits for the year (ii) 269 275   37,258 34,670   Deferred tax   Origination and reversal of  temporary differences, net (note 22) (1,916) 1,274   35,342 35,944   Note:   (i) The provision for the PRC enterprise income tax is based on the statutory tax rate of 25% (2018: 25%) on the estimated taxable  profits determined in accordance with the relevant income tax rules and regulations of the PRC for the year ended 31 December  2019. Certain subsidiaries of the Company enjoy the preferential tax rate of 15% (2018: 15%).  (ii) The provision for Hong Kong profits tax is calculated at 16.5% (2018: 16.5%) of the estimated assessable profits for the year  ended 31 December 2019.  (iii) Pursuant to the “Notice regarding Matters on Determination of Tax Residence Status of Chinese-controlled Offshore  Incorporated Enterprises under Rules of Effective Management” issued by SAT in 2009 (“2009 Notice”), the Company  is qualified as a PRC offshore-registered resident enterprise. Accordingly, the dividend income of the Company from its  subsidiaries in the PRC is exempted from PRC enterprise income tax.

114 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   13 TAXATION (CONTINUED)   (b) Reconciliation between income tax expense and accounting profit at applicable tax  rates:  2019 2018  Million Million   Profit before taxation 142,133 153,895   Notional tax on profit before tax, calculated at the PRC’s statutory tax   rate of 25% (Note) 35,533 38,474  Tax effect of non-taxable items   – Income from investments accounted for using the equity method (3,160) (3,465)  – Interest and other income (75) (131)  Tax effect of non-deductible expenses on the PRC operations 1,211 604  Tax effect of non-deductible expenses on Hong Kong operations 114 85  Rate differential of certain PRC operations (note 13(a)(i)) (930) (1,835)  Rate differential of Hong Kong operations (note 13(a)(ii)) (177) (189)  Tax effect of deductible temporary difference for which no deferred tax  asset was recognized 668 1,414  Tax effect of deductible tax loss for which no deferred tax asset was  recognized 2,019 1,267  Others 139 (280)   Taxation 35,342 35,944   Note: The PRC’s statutory tax rate is adopted as the majority of the Group’s operations are subject to this rate.   (c) The tax charged relating to components of other comprehensive income is as  follows:  2019 2018  Before tax Tax charged After tax Before tax Tax credited After tax  Million Million Million Million Million Million   Changes in value of financial assets at FVOCI (74) (1) (75) (168) – (168)  Currency translation differences 683 – 683 1,160 – 1,160  Share of other comprehensive income of   investments accounted for using the equity   method 442 – 442 1,248 – 1,248   Other comprehensive income/(loss) 1,051 (1) 1,050 2,240 – 2,240   Current tax – –  Deferred tax (1) –   (1) –

Notes to the Consolidated Financial Statements Annual Report 2019 115   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   14 EARNINGS PER SHARE   (a) Basic earnings per share  The calculation of basic earnings per share for the year is based on the profit attributable to equity  shareholders of the Company of RMB106,641 million (2018: RMB117,781 million) and the weighted  average number of 20,475,482,897 shares (2018: 20,475,482,897 shares) in issue during the year.   (b) Diluted earnings per share  The calculation of diluted earnings per share for the year is based on the profit attributable to equity  shareholders of the Company which is used in calculating diluted earnings per share, calculated as  follows, of RMB106,050 million (2018: RMB117,781 million) and the weighted average number of  20,475,482,897 shares (2018: 20,475,482,897 shares) in issue during the year.   2019 2018  Million Million   Profit attributable to equity shareholders of the Company  used in calculating basic earnings per share 106,641 117,781  Add: Dilution impact on share of profit of investment in an associate  due to the associate’s convertible bonds (note 23) 41 –  Less: Fair value gain on the associate’s convertible bonds held by the  Group, net of tax (632) –   Profit attributable to equity shareholders of the Company  used in calculating diluted earnings per share 106,050 117,781

116 China Mobile Limited Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

15 PROPERTY, PLANT AND EQUIPMENT

	Buildings Million	Telecommunications transceivers, switching centers, transmission and other network equipment Million	Office equipment, furniture, fixtures and others Million	Total Million
Cost:				
As at 1 January 2018	147,776	1,421,968	23,787	1,593,531
Transferred from construction in progress	7,624	160,654	1,616	169,894
Other additions	257	465	1,504	2,226
Disposals	(18)	(1,304)	(118)	(1,440)
Written-off	(323)	(33,168)	(1,490)	(34,981)
Exchange differences	135	236	2	373
As at 31 December 2018	155,451	1,548,851	25,301	1,729,603
As at 1 January 2019	**155,451**	**1,548,851**	**25,301**	**1,729,603**
Transferred from construction in progress	**6,251**	**159,098**	**2,165**	**167,514**
Other additions	**539**	**1,235**	**911**	**2,685**
Disposals	**–**	**(28)**	**(19)**	**(47)**
Written-off	**(822)**	**(100,962)**	**(2,450)**	**(104,234)**
Exchange differences	**71**	**161**	**9**	**241**
As at 31 December 2019	**161,490**	**1,608,355**	**25,917**	**1,795,762**
Accumulated depreciation and impairment:				
As at 1 January 2018	46,820	882,529	16,153	945,502
Charge for the year	5,625	145,504	1,480	152,609
Written back on disposals	(15)	(1,297)	(116)	(1,428)
Written-off	(290)	(32,064)	(1,372)	(33,726)
Exchange differences	18	131	1	150
As at 31 December 2018	52,158	994,803	16,146	1,063,107
As at 1 January 2019	**52,158**	**994,803**	**16,146**	**1,063,107**
Charge for the year	**5,983**	**150,243**	**1,817**	**158,043**
Written back on disposals	**–**	**(13)**	**(14)**	**(27)**
Written-off	**(33)**	**(99,027)**	**(1,192)**	**(100,252)**
Exchange differences	**9**	**49**	**1**	**59**
As at 31 December 2019	**58,117**	**1,046,055**	**16,758**	**1,120,930**
Net book value:				
As at 31 December 2019	**103,373**	**562,300**	**9,159**	**674,832**
As at 31 December 2018	103,293	554,048	9,155	666,496

Notes to the Consolidated Financial Statements Annual Report 2019 117   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   16 LEASES   This note provides lease information about the Group as a lessee.   (a) Right-of-use assets  Telecommunications  Towers and  related assets  Million  Buildings and  premises  Million  Others  Million  Total  Million   Cost:   As at 1 January 2019 75,169 35,790 3,545 114,504   Additions 5,696 9,135 1,139 15,970  Early termination and modification of   lease contracts (1,890) (1,620) (567) (4,077)  Exchange gains and losses –22 –22   As at 31 December 2019 78,975 43,327 4,117 126,419   Accumulated amortization and  impairment:   As at 1 January 2019 15,299 12,409 2,507 30,215   Charge for the year 14,738 7,675 338 22,751  Early termination of lease contracts (276) (435) (151) (862)  Exchange gains and losses –7–7   As at 31 December 2019 29,761 19,656 2,694 52,111   Net book value:  As at 31 December 2019 49,214 23,671 1,423 74,308   As at 1 January 2019 59,870 23,381 1,038 84,289   (b) Amounts recognized in the consolidated statement of comprehensive income  For the year ended 31 December 2019, the depreciation charge of right-of-use assets recognized in  the consolidated statement of comprehensive income amounted to RMB22,751 million. Other than  the depreciation charge of right-of-use assets, the amounts recognized in the consolidated statement  of comprehensive income in relation to interest expense of lease liabilities, and expenses related to  short-term lease, low-value lease which is not recorded as short-term lease and variable lease payment  are disclosed in Note 5 and Note 10, respectively.

China Mobile Limited118 Notes to the Consolidated Financial Statements 118 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   17 CONSTRUCTION IN PROGRESS   2019 2018  Million Million   As at 1 January 72,180 78,112  Additions 163,312 163,962  Transferred to property, plant and equipment (167,514) (169,894)  As at 31 December 67,978 72,180   As at 31 December 2019, construction in progress primarily comprises expenditure incurred on the network  expansion projects but not yet completed.   18 LAND USE RIGHTS AND OTHERS   As at 31 December 2019, total land use rights amounted to RMB16,489 million (as at 31 December 2018:  RMB16,593 million). For the year ended 31 December 2019, the amortization of land use rights expensed in  the profit or loss amounted to approximately RMB462 million (2018: approximately RMB467 million).   In addition to the land use rights, this item also comprise long-term prepaid expenses and financial assets.   19 GOODWILL   2019 2018  Million Million   Cost and carrying amount:  As at 1 January and 31 December 35,343 35,343   Impairment tests for goodwill   As at 31 December 2019, the goodwill of RMB35,300 million is attributable to the cash-generating units in  relation to the operation in Mainland China which management currently monitors. The recoverable amount  of the cash-generating unit is determined based on the VIU calculations by using the discounted cash flow  method. This method considers the pre-tax cash flows of the subsidiaries (cash-generating unit) for the five  years ending 31 December 2024 and the projected perpetual cash flows after the fifth year. For the five years  ending 31 December 2024, the average growth rate is assumed 1.5% while for the years beyond 31 December  2024, the assumed continual growth rate to perpetuity is 1%. The present value of cash flows is calculated  by discounting the cash flow using pre-tax interest rates of approximately 11%. The management performed  impairment test for the goodwill in relation to the operation in Mainland China and determined such goodwill  was not impaired. Reasonably possible changes in key assumptions will not lead to the goodwill impairment  loss.

Notes to the Consolidated Financial Statements Annual Report 2019 119

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES

The following list contains only the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. The class of shares held is ordinary unless otherwise stated.

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Communication (BVI) Limited	British Virgin Islands ("BVI")	HK$1	100%	–	Investment holding company
China Mobile Communication Co., Ltd. ("CMC")**	Mainland China	RMB1,641,848,326	–	100%	Network and business coordination center
China Mobile Group Guangdong Co., Ltd. ("Guangdong Mobile")	Mainland China	RMB5,594,840,700	–	100%	Telecommunications operator
China Mobile Group Zhejiang Co., Ltd.	Mainland China	RMB2,117,790,000	–	100%	Telecommunications operator
China Mobile Group Jiangsu Co., Ltd.	Mainland China	RMB2,800,000,000	–	100%	Telecommunications operator
China Mobile Group Fujian Co., Ltd.	Mainland China	RMB5,247,480,000	–	100%	Telecommunications operator
China Mobile Group Henan Co., Ltd.	Mainland China	RMB4,367,733,641	–	100%	Telecommunications operator
China Mobile Group Hainan Co., Ltd.	Mainland China	RMB643,000,000	–	100%	Telecommunications operator
China Mobile Group Beijing Co., Ltd.	Mainland China	RMB6,124,696,053	–	100%	Telecommunications operator
China Mobile Group Shanghai Co., Ltd.	Mainland China	RMB6,038,667,706	–	100%	Telecommunications operator
China Mobile Group Tianjin Co., Ltd.	Mainland China	RMB2,151,035,483	–	100%	Telecommunications operator
China Mobile Group Hebei Co., Ltd.	Mainland China	RMB4,314,668,531	–	100%	Telecommunications operator
China Mobile Group Liaoning Co., Ltd.	Mainland China	RMB5,140,126,680	–	100%	Telecommunications operator
China Mobile Group Shandong Co., Ltd.	Mainland China	RMB6,341,851,146	–	100%	Telecommunications operator

120 China Mobile Limited Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Group Guangxi Co., Ltd.	Mainland China	RMB2,340,750,100	–	100%	Telecommunications operator
China Mobile Group Anhui Co., Ltd.	Mainland China	RMB4,099,495,494	–	100%	Telecommunications operator
China Mobile Group Jiangxi Co., Ltd.	Mainland China	RMB2,932,824,234	–	100%	Telecommunications operator
China Mobile Group Chongqing Co., Ltd.	Mainland China	RMB3,029,645,401	–	100%	Telecommunications operator
China Mobile Group Sichuan Co., Ltd.	Mainland China	RMB7,483,625,572	–	100%	Telecommunications operator
China Mobile Group Hubei Co., Ltd.	Mainland China	RMB3,961,279,556	–	100%	Telecommunications operator
China Mobile Group Hunan Co., Ltd.	Mainland China	RMB4,015,668,593	–	100%	Telecommunications operator
China Mobile Group Shaanxi Co., Ltd.	Mainland China	RMB3,171,267,431	–	100%	Telecommunications operator
China Mobile Group Shanxi Co., Ltd.	Mainland China	RMB2,773,448,313	–	100%	Telecommunications operator
China Mobile Group Neimenggu Co., Ltd.	Mainland China	RMB2,862,621,870	–	100%	Telecommunications operator
China Mobile Group Jilin Co., Ltd.	Mainland China	RMB3,277,579,314	–	100%	Telecommunications operator
China Mobile Group Heilongjiang Co., Ltd.	Mainland China	RMB4,500,508,035	–	100%	Telecommunications operator
China Mobile Group Guizhou Co., Ltd.	Mainland China	RMB2,541,981,749	–	100%	Telecommunications operator
China Mobile Group Yunnan Co., Ltd.	Mainland China	RMB4,137,130,733	–	100%	Telecommunications operator
China Mobile Group Xizang Co., Ltd.	Mainland China	RMB848,643,686	–	100%	Telecommunications operator
China Mobile Group Gansu Co., Ltd.	Mainland China	RMB1,702,599,589	–	100%	Telecommunications operator

Notes to the Consolidated Financial Statements Annual Report 2019 121

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Group Qinghai Co., Ltd.	Mainland China	RMB902,564,911	–	100%	Telecommunications operator
China Mobile Group Ningxia Co., Ltd.	Mainland China	RMB740,447,232	–	100%	Telecommunications operator
China Mobile Group Xinjiang Co., Ltd.	Mainland China	RMB2,581,599,639	–	100%	Telecommunications operator
China Mobile Group Design Institute Co., Ltd.	Mainland China	RMB160,232,547	–	100%	Provision of telecommunications network planning design and consulting services
China Mobile Holding Company Limited**	Mainland China	US$30,000,000	100%	–	Investment holding company
China Mobile Information Technology Co., Ltd.**	Mainland China	US$7,633,000	–	100%	Provision of roaming clearance, IT system operation, technology support services
Aspire Holdings Limited	Cayman Islands	HK$93,964,583	66.41%	–	Investment holding company
Aspire (BVI) Limited#	BVI	US$1,000	–	100%	Investment holding company
Aspire Technologies (Shenzhen) Limited***	Mainland China	US$10,000,000	–	100%	Development, services and maintenance of industry value-added platform
Aspire Information Network (Shenzhen) Limited***	Mainland China	US$5,000,000	–	100%	Provision of mobile data solutions, system integration and development
Aspire Information Technologies (Beijing) Limited***	Mainland China	US$5,000,000	–	100%	Operation support and capability service of digital content
Fujian FUNO Mobile Communication Technology Company Limited***	Mainland China	RMB60,000,000	–	51%	Network construction and maintenance, network planning and optimizing, training and communication services
Advanced Roaming & Clearing House Limited	BVI	US$2	100%	–	Provision of roaming clearance services

122 China Mobile Limited Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Proportion of ownership interest Held by a subsidiary	Principal activity
Fit Best Limited	BVI	US$1	100%	–	Investment holding company
China Mobile Hong Kong Company Limited	Hong Kong	HK$951,046,930	–	100%	Provision of telecommunications and related services
China Mobile International Holdings Limited	Hong Kong	HK$19,319,810,000	100%	–	Investment holding company
China Mobile International Limited	Hong Kong	HK$8,100,000,000	–	100%	Provision of voice and roaming clearance services, Internet services and value-added services
China Mobile Group Device Co., Ltd.	Mainland China	RMB6,200,000,000	–	99.97%	Provision of electronic communication products design services and sale of related products
China Mobile Group Finance Co., Ltd. ("China Mobile Finance")	Mainland China	RMB11,627,783,669	–	92%	Provision of non-banking financial services
China Mobile IoT Company Limited	Mainland China	RMB3,000,000,000	–	100%	Provision of network services
China Mobile (Suzhou) Software Technology Co., Ltd.	Mainland China	RMB980,000,000	–	100%	Provision of Mobile Cloud research and development and operation support services
China Mobile E-Commerce Co., Ltd. ("China Mobile E-Commerce")	Mainland China	RMB500,000,000	–	100%	Provision of e-payment, e-commerce and Internet finance services
China Mobile (Hangzhou) Information Technology Co., Ltd.	Mainland China	RMB1,250,000,000	–	100%	Provision of family information products, capability research and development services
China Mobile Online Services Co., Ltd.	Mainland China	RMB2,000,000,000	–	100%	Provision of call center and internet information services
MIGU Company Limited	Mainland China	RMB7,000,000,000	–	100%	Provision of mobile Internet digital content services

Notes to the Consolidated Financial Statements Annual Report 2019 123

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile TieTong Company Limited	Mainland China	RMB31,880,000,000	–	100%	Provision of engineering, maintenance, sales and telecommunications services
China Mobile Internet Company Limited	Mainland China	RMB2,900,000,000	–	100%	Provision of Internet related services
China Mobile Investment Holdings Company Limited	Mainland China	RMB975,920,000	–	100%	Investment holding company
China Mobile Quantong System Integration Co., Ltd.	Mainland China	RMB550,000,000	–	100%	Provision of computer system integration, construction, maintenance and related technology development services
China Mobile (Chengdu) ICT Co., Ltd.	Mainland China	RMB300,000,000	–	100%	Provision of Information technology products and technology research and development services
China Mobile (Shanghai) ICT Co., Ltd.	Mainland China	RMB200,000,000	–	100%	Provision of Information technology products and technology research and development services
China Mobile Financial Technology Co., Ltd.	Mainland China	RMB500,000,000	–	100%	Provision of e-payment, e-commerce and Internet finance services
China Mobile Xiong'an Information & Telecommunication Technology Company Limited	Mainland China	RMB150,000,000	–	100%	Provision of Information technology products and technology research and development services
Zhongyidong Information Technology Co., Ltd.	Mainland China	RMB1,000,000,000	–	100%	Provision of IT solutions including digital technology

* The nature of all the legal entities established in Mainland China is limited liability company.

** Companies registered as wholly owned foreign enterprises in Mainland China.

*** Company registered as a sino-foreign equity joint venture in Mainland China.

\# Effective interest held by the Group is 66.41%.

124 China Mobile Limited | Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

The amounts recognized in the consolidated balance sheet are as follows:

	As at 31 December 2019	As at 1 January 2019 (As restated) (Note 3)	As at 31 December 2018 (As previously reported)
	Million	Million	Million
Associates	**154,004**	142,843	144,059
Joint ventures	**1,224**	1,266	1,266
	155,228	144,109	145,325

Details of principal associates, all of which are listed on exchanges, are as follows:

Name of associate	Note	Place of incorporation/ establishment and operation	Proportion of ownership interest held by the Company or its subsidiary	Principal activity
Shanghai Pudong Development Bank Co., Ltd. ("SPD Bank")	(a)	PRC	18%	Provision of banking services
China Tower Corporation Limited ("China Tower")	(b)	PRC	28%	Construction, maintenance and operation of telecommunications towers
IFLYTEK Co., Ltd. ("IFLYTEK")	(a)	PRC	13%	Provision of intelligent voice and artificial intelligence products and services
True Corporation Public Company Limited ("True Corporation")		Thailand	18%	Provision of telecommunications services

Note:

(a) Up to the approval date of these financial statements, SPD Bank and IFLYTEK have not yet disclosed their annual financial statements for the year ended 31 December 2019. The numbers presented in the table below are extracted from financial information which was released and publicly disclosed by SPD Bank and IFLYTEK, with some information such as total liabilities and total equity not being disclosed.

(b) On 8 August 2018, China Tower successfully listed on the Main Board of The Stock Exchange of Hong Kong Limited and made an offering of 46,663,856,000 new ordinary shares (including both Hong Kong and International offerings with over-allotment option exercised) at a price of HK$1.26 per share. The Group's shareholding in China Tower has been diluted from 38% to 28% and the gain as a result of equity interest dilution following the initial public offering of China Tower amounted to approximately RMB2,271 million was recorded in income from investments accounted for using the equity method.

Notes to the Consolidated Financial Statements | Annual Report 2019 | 125

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED)

(i) Summary financial information on principal associates:

	SPD Bank As at 31 December	
	2019 Million	2018 Million
Total assets	7,004,796	6,289,606
Total liabilities	–	5,811,226
Total equity	–	478,380
Total equity attributable to ordinary equity shareholders	493,809	441,642
Percentage of ownership of the Group	18%	18%
Total equity attributable to the Group	89,774	80,291
The impact of fair value adjustments at the time of acquisition, goodwill and others	6,084	6,660
Interest in associates	95,858	86,951

	China Tower As at 31 December		IFLYTEK As at 31 December		True Corporation As at 31 December	
	2019 Million	2018 Million	2019 Million	2018 Million	2019 Million	2018 Million
Total current assets	40,995	31,799	–	7,762	31,298	26,309
Total non-current assets	297,072	283,565	–	7,540	90,680	78,251
Total current liabilities	128,364	114,759	–	5,813	35,186	43,097
Total non-current liabilities	27,142	20,103	–	1,278	57,457	33,215
Total equity	182,561	180,502	–	8,211	29,335	28,248
Total equity attributable to equity shareholders	182,559	180,502	11,636	7,971	29,184	28,123
Percentage of ownership of the Group	28%	28%	13%	13%	18%	18%
Total equity attributable to the Group	51,281	50,414	1,465	1,075	5,253	5,062
The impact of fair value adjustments at the time of acquisition, goodwill and others	–	–	810	812	1,834	2,851
Elimination of unrealized profits resulting from the transfer of Tower Assets and its realization	(2,543)	(3,115)	–	–	–	–
Interest in associates	48,738	47,299	2,275	1,887	7,087	7,913

126 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED)   (i) Summary financial information on principal associates (Continued):  SPD Bank  2019  Million  2018  Million  China Tower  2019  Million  2018  Million   Revenue 190,688 170,865 76,428 71,819  Profit before taxation 69,817 65,284 6,837 3,475  Profit attributable to ordinary equity   shareholders 57,186 54,189 5,222 2,650  Other comprehensive income   attributable to ordinary equity   shareholders – 6,979 – –  Total comprehensive income   attributable to ordinary equity   shareholders – 61,168 5,222 2,650  Dividends received from associates 1,867 533 111 –   IFLYTEK True Corporation  2019 2018 2019 2018  Million Million Million Million   Revenue 10,089 7,917 31,423 33,214  Profit before taxation 978 659 1,727 2,662  Profit attributable to ordinary equity   shareholders 788 542 1,256 1,444  Other comprehensive income/(loss)   attributable to ordinary equity   shareholders – 1 (186) (46)  Total comprehensive income   attributable to ordinary equity   shareholders – 543 1,070 1,398  Dividends received from associates 27 18 117 39   (ii) The fair values of the interests in listed associates are based on quoted market prices (level 1: quoted  price (unadjusted) in active markets) at the balance sheet date without any deduction for transaction costs  and disclosed as follows:  As at 31 December 2019 As at 31 December 2018  Carrying Carrying  amount Fair value amount Fair value  Million Million Million Million   SPD Bank 95,858 65,993 86,951 52,282  China Tower 48,738 75,729 47,299 63,738  IFLYTEK 2,275 9,268 1,887 6,623  True Corporation 7,087 6,432 7,913 6,589

Annual Report 2019 127Notes to the Consolidated Financial Statements 127Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED)   (iii) The Group assesses at the end of each reporting period whether there is objective evidence that interest  in associates are impaired.  As at 31 December 2019, the fair value of investment in SPD Bank was RMB65,993 million (as at 31  December 2018: RMB52,282 million) based on its quoted market price, which was below its carrying  amount by approximately 31.2% (as at 31 December 2018: approximately 39.9%). Management of  the Group performed an impairment test and determined the respective recoverable amount of the  investment based on its VIU. The calculation has considered pre-tax cash flow projections of SPD Bank  for the five years ending 31 December 2024 with an extrapolation made to perpetuity. The discount  rate used to discount the cash flows to their respective net present values was based on cost of capital  used to evaluate investments of similar nature in Mainland China. Management judgement is required in  estimating the future cash flows of SPD Bank. The key assumptions are determined with reference to  external sources of information. Based on the management’s assessment results and sensitivity analysis  performed, there was no impairment of the investment as at 31 December 2019.   As at 31 December 2019, the fair value of investment in True Corporation was RMB6,432 million (as at  31 December 2018: RMB6,589 million) based on its quoted market price, which was below its carrying  amount by approximately 9.2% (as at 31 December 2018: approximately 16.7%). Management of the  Group performed an impairment test and determined its recoverable amount as the higher of its fair  value less costs of disposal and VIU. Based on the management’s assessment results, there was no  impairment of the investment as at 31 December 2019.   Other than above, the management has determined that there was no impairment indicator of the  Group’s interests in other associates as at 31 December 2019 and 2018.   Details of a major joint venture are as follows:   In 2015, CMC, a wholly-owned subsidiary of the Company, together with State Development & Investment  Corporation and China Mobile State Development & Investment Management Company Limited (45% of  its registered capital is owned by CMCC), established China Mobile Innovative Business Fund (Shenzhen)  Partnership (Limited Partnership) (the “Fund”). The Group recognized the investment as interest in a joint  venture. CMC committed to invest RMB1,500 million, which represents 50% of the equity interest of the  Fund. As at 31 December 2019, CMC had contributed RMB1,256 million (as at 31 December 2018: RMB1,134  million) to the Fund with an outstanding commitment to further invest RMB244 million (as at 31 December  2018: RMB366 million) to the Fund upon request to be lodged by the Fund. There were no contingent liabilities  relating to the Group’s interest in this joint venture as at 31 December 2019.

128 China Mobile Limited | Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

22 DEFERRED TAX ASSETS AND LIABILITIES

The analysis of deferred tax assets and liabilities are as follows:

	As at 31 December 2019 Million	As at 31 December 2018 Million
Deferred tax assets:		
– Deferred tax asset to be recovered after 12 months	3,519	2,982
– Deferred tax asset to be recovered within 12 months	29,109	26,672
	32,628	29,654
Deferred tax liabilities:		
– Deferred tax liabilities to be settled after 12 months	(857)	(598)
– Deferred tax liabilities to be settled within 12 months	(531)	(224)
	(1,388)	(822)

Deferred tax assets and liabilities recognized and the movements during 2019

	As at 31 December 2018 (As previously reported) Million	Changes in accounting policies (Note 3) Million	As at 1 January 2019 (As restated) Million	(Charged)/ credited to profit or loss Million	Charged to other comprehensive income Million	Exchange differences Million	As at 31 December 2019 Million
Net deferred tax assets after offsetting:							
Write-down of obsolete inventories	75	-	75	(62)	-	-	13
Depreciation, write-off and impairment of property, plant and equipment	5,289	-	5,289	833	-	-	6,122
Accrued expenses and others	17,715	-	17,715	1,003	-	-	18,718
Deferred revenue from Reward Program	5,784	-	5,784	(299)	-	-	5,485
Credit impairment losses	1,458	-	1,458	179	-	-	1,637
Recognition of right-of-use assets and lease liabilities	-	488	488	281	-	-	769
Change in value of financial assets at FVOCI	(6)	-	(6)	-	(1)	-	(7)
Contract asset, contract liability and contract cost relating to customer contract	(661)	-	(661)	552	-	-	(109)
	29,654	488	30,142	2,487	(1)	-	32,628
Net deferred tax liabilities after offsetting:							
Depreciation of property, plant and equipment	(1,117)	-	(1,117)	(1,152)	-	(13)	(2,282)
Recognition of right-of-use assets and lease liabilities	-	16	16	45	-	-	61
Deferred revenue from Reward Program	157	-	157	109	-	-	266
Accrued expenses and others	138	-	138	427	-	2	567
	(822)	16	(806)	(571)	-	(11)	(1,388)
Total	28,832	504	29,336	1,916	(1)	(11)	31,240

Notes to the Consolidated Financial Statements Annual Report 2019 129

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

22 DEFERRED TAX ASSETS AND LIABILITIES (CONTINUED)

Deferred tax assets and liabilities recognized and the movements during 2018

	As at 1 January 2018 Million	(Charged)/ credited to profit or loss Million	Charged to other comprehensive income Million	Exchange differences Million	As at 31 December 2018 Million
Net deferred tax assets after offsetting:					
Write-down of obsolete inventories	120	(45)	–	–	75
Depreciation, write-off and impairment of property, plant and equipment	7,082	(1,793)	–	–	5,289
Accrued expenses and others	18,934	(1,219)	–	–	17,715
Deferred revenue from Reward Program	5,943	(159)	–	–	5,784
Credit impairment losses	1,294	164	–	–	1,458
Change in value of financial assets at FVOCI	(6)	–	–	–	(6)
Contract asset, contract liability and contract cost relating to customer contract	(2,879)	2,218	–	–	(661)
	30,488	(834)	–	–	29,654
Net deferred tax liabilities after offsetting:					
Depreciation of property, plant and equipment	(362)	(736)	–	(19)	(1,117)
Others	–	296	–	(1)	295
	(362)	(440)	–	(20)	(822)
Total	30,126	(1,274)	–	(20)	28,832

Deferred tax assets are recognized for deductible temporary differences and tax losses carry-forwards only to the extent that the realization of the related tax benefit through future taxable profits is probable. Certain subsidiaries of the Group did not recognize deferred tax assets of RMB8,677 million (2018: RMB6,476 million) in respect of deductible temporary differences and tax losses amounting to RMB42,469 million (2018: RMB29,026 million) that can be carried forward against future taxable income as at 31 December 2019. The deductible tax losses are allowed to be carried forward within next five years against the future taxable profits, while those of high-tech enterprises are allowed to be within next ten years.

130 China Mobile Limited Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

23 FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS

	Financial assets at fair value through other comprehensive income ("FVOCI")(i) Million	Financial assets at fair value through profit or loss ("FVPL")(ii) Million
As at 31 December 2018		
– Current portion	–	76,425
– Non-current portion	587	501
	587	76,926
Addition	–	161,343
Maturity	–	(129,505)
Fair value gains recognized in profit or loss	–	5,495
Fair value losses recognized in other comprehensive income, before tax	(74)	–
As at 31 December 2019	**513**	**114,259**
Less: Current portion	–	**(114,259)**
Non-current portion	**513**	–

Note:

(i) The category of FVOCI is primarily the equity investments in listed companies that are not held for trading. The equity investments represent the Group's investments in other companies at fair values (mainly level 1: quoted price (unadjusted) in active markets) through other comprehensive income as at 31 December 2019 and 2018.

(ii) The category of FVPL mainly comprises wealth management products ("WMPs") offered by various financial institutions in China amounting to RMB103,328 million and the Group's investment in the convertible bonds issued by SPD Bank ("CB") amounting to RMB9,928 million. All the WMPs will mature within one year with variable return rates indexed to the performance of underlying assets. As at 31 December 2019 and 2018, they were measured at fair values (level 3: inputs for the assets or liabilities that are not based on observable market data (that is unobservable inputs)). The fair values were determined based on cash flow discounted assuming the expected return will be obtained upon maturity. The CB was acquired by Guangdong Mobile, a wholly-owned subsidiary of the Company in October 2019 at a purchase consideration of RMB9,085 million upon SPD Bank publicly issued the instruments. The CB have been listed for trading and can be converted into equity shares of SPD Bank from 4 May 2020 to 27 October 2025. The CB were measured at the fair value as level 1 of fair value hierarchy.

There were no transfers between the levels of fair value hierarchy for the year ended 31 December 2019 and 2018.

Notes to the Consolidated Financial Statements Annual Report 2019 131

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

24 RESTRICTED BANK DEPOSITS

	As at 31 December 2019			As at 31 December 2018		
	Non-current assets Million	**Current assets Million**	**Total Million**	Non-current assets Million	Current assets Million	Total Million
Restricted bank deposits						
– Statutory deposit reserves (Note)	**8,586**	**–**	**8,586**	4,486	–	4,486
– Deposited customer reserves (Note)	**1,435**	**–**	**1,435**	7,882	–	7,882
– Pledged bank deposits	**42**	**371**	**413**	1	9	10
	10,063	**371**	**10,434**	12,369	9	12,378

Note: The statutory deposit reserves and the deposited customer reserves are deposited by the subsidiaries of the Company, China Mobile Finance and China Mobile E-Commerce, respectively, in accordance with relevant requirements of the People's Bank of China ("PBOC"), which are not available for use in the Group's daily operations.

25 INVENTORIES

	As at 31 December 2019 Million	As at 31 December 2018 Million
Handsets, SIM cards and other terminals	**5,205**	6,939
Other consumables	**2,133**	1,918
	7,338	8,857

26 ACCOUNTS RECEIVABLE

(a) Aging analysis

Aging analysis of accounts receivable, net of loss allowance is as follows:

	As at 31 December 2019 Million	As at 31 December 2018 Million
Within 30 days	**14,353**	11,160
31–60 days	**3,789**	3,680
61–90 days	**3,035**	2,358
90 days–1 year	**9,575**	7,649
Over 1 year	**1,942**	1,693
	32,694	26,540

Accounts receivable primarily comprise receivables from customers and telecommunications operators. Customers with balances that are overdue or have exceeded credit limits are required to settle all outstanding balances before any further telecommunications services can be provided. The increase of accounts receivable is mainly due to the increase in revenue from corporate markets. Customers from corporate markets normally enjoy longer credit term and have better creditability.

China Mobile Limited132 Notes to the Consolidated Financial Statements 132 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   26 ACCOUNTS RECEIVABLE (CONTINUED)   (b) Impairment loss allowance of accounts receivable  The following table summarizes the changes in impairment loss allowance of accounts receivable:   2019 2018  Million Million   As at 1 January 7,269 5,863  Credit loss recognized 5,833 4,480  Accounts receivable written off (3,545) (3,074)  As at 31 December 9,557 7,269   27 OTHER RECEIVABLES, PREPAYMENTS AND OTHER CURRENT ASSETS   Other receivables, which are measured at amortized cost, are expected to be recovered within one year. They  primarily include interest receivable from banks, utilities deposits, rental deposits, short-term loans and short- term debt investments; Among which, short-term loans granted to China Tower through China Mobile Finance  was RMB7,450 million (as at 31 December 2018: RMB11,000 million), and other short-term loans granted to  banks and other financial institutions as well as short-term debt investments purchased through China Mobile  Finance was RMB11,464 million (as at 31 December 2018: RMB13,260 million). The interest rates of short- term loans are mutually agreed among the parties with reference to the market interest rates.   Prepayments and other current assets primarily consist of maintenance prepayments, power and utilities  prepayments and input value-added tax to be deducted.   As at 31 December 2019 and 2018, there were no significant overdue amounts for other receivables.   28 AMOUNTS DUE FROM/TO ULTIMATE HOLDING COMPANY   Amount due from ultimate holding company is unsecured, interest free, repayable on demand and arising in the  ordinary course of business.   As at 31 December 2019, amount due to ultimate holding company comprises the short-term deposits of  CMCC and its subsidiaries excluding the Group (“CMCC Group”) in China Mobile Finance amounting to  RMB21,637 million (as at 31 December 2018: RMB10,873 million) and the corresponding interest payable  arising from the deposits. The deposits are unsecured and carry interest at prevailing market rate.   29 BANK DEPOSITS   Bank deposits represent term deposits with banks with original maturity exceeding three months. The  applicable interest rate is determined in accordance with the benchmark interest rate published by PBOC or  with reference to the market interest rate.

Annual Report 2019 133Notes to the Consolidated Financial Statements 133Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   30 CASH AND CASH EQUIVALENTS   As at As at  31 December 31 December  2019 2018  Million Million   Bank deposits with original maturity within three months 8,959 3,470  Cash at banks and on hand 166,974 53,832   175,933 57,302   31 ACCOUNTS PAYABLE   Accounts payable primarily include payables for expenditure of network expansion, maintenance and   interconnection expenses.  The aging analysis of accounts payable is as follows:  As at  31 December  2019  Million  As at  31 December  2018  Million   Payable in the periods below:  Within 1 month or on demand 139,856 164,081  After 1 month but within 3 months 6,270 8,902  After 3 months but within 6 months 4,839 7,349  After 6 months but within 9 months 4,569 3,411  After 9 months but within 12 months 9,284 7,104  164,818 190,847   All of the accounts payable are expected to be settled within one year or are repayable on demand.

China Mobile Limited134 Notes to the Consolidated Financial Statements 134 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   32 DEFERRED REVENUE   Deferred revenue primarily includes prepaid service fees received from customers and unredeemed point  rewards.   2019 2018  Million Million   As at 1 January  – Current portion  – Non-current portion  63,185  4,881  84,897  2,888  68,066 87,785  Additions during the year  Recognized in the consolidated statement of comprehensive income  256,432  (259,812)  299,383  (319,102)  As at 31 December 64,686 68,066  Less: Current portion (57,825) (63,185)  Non-current portion 6,861 4,881  33 ACCRUED EXPENSES AND OTHER PAYABLES  Receipts-in-advance  Other payables  Accrued salaries, wages and other benefits  Accrued expenses  As at  31 December  2019  Million  69,421  28,962  7,213  76,772  As at  31 December  2018  Million  69,629  31,990  6,950  87,003  182,368 195,572

Annual Report 2019 135Notes to the Consolidated Financial Statements 135Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   34 CAPITAL, RESERVES AND DIVIDENDS   (a) Share capital  Ordinary shares, issued and fully paid:   Number HK$ Equivalent  of shares Million RMB Million   As at 1 January and 31 December 2019 and 2018 20,475,482,897 382,263 402,130   The holders of ordinary shares are entitled to receive dividends as declared from time to time and are  entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to  the Company’s residual assets.   (b) Dividends  (i) Dividends attributable to the year:  2019 2018  Million Million   Ordinary interim dividend declared and paid of   HK$1.527 (equivalent to approximately RMB1.343)   (2018: HK$1.826 (equivalent to approximately RMB1.540))   per share 28,206 32,870  Ordinary final dividend proposed after the balance sheet date of   HK$1.723 (equivalent to approximately RMB1.543)   (2018: HK$1.391 (equivalent to approximately RMB1.219))   per share 31,602 24,955   59,808 57,825   The proposed ordinary final dividend, which is declared in Hong Kong dollar is translated into  RMB with reference to the rate HK$1 = RMB0.89578, being the rate announced by the State  Administration of Foreign Exchange in the PRC on 31 December 2019. As the ordinary final dividend  was declared after the balance sheet date, such dividend is not recognized as liability as at 31  December 2019.   In accordance with the 2009 Notice and the PRC enterprise income tax law, the Company is  required to withhold enterprise income tax equal to 10% of any dividend, when it is distributed  to non-resident enterprise shareholders whose names appeared on the Company’s register of  members, as at the record date for such dividend, and who were not individuals.   (ii) Dividends attributable to the previous financial year, approved and paid during the year:  2019 2018  Million Million   Ordinary final dividend in respect of the previous financial year,   approved and paid during the year, of HK$1.391   (equivalent to approximately RMB1.219) (2018: HK$1.582   (equivalent to approximately RMB1.322)) per share 25,059 27,060

136 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   34 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED)   (c) Movements in components of equity  The reconciliation between the opening and closing balances of each component of the Group’s  consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes  in the Company’s individual components of equity between the beginning and the end of the year are set  out below:   Share General Retained  capital reserve profits Total  Million Million Million Million   As at 1 January 2018 402,130 72 87,114 489,316  Changes in equity for 2018:  Profit for the year – – 60,268 60,268   Total comprehensive income for  the year – – 60,268 60,268   Dividends approved in respect of   previous year (note 34(b)(ii)) – – (27,060) (27,060)  Dividends declared in respect of   current year (note 34(b)(i)) – – (32,870) (32,870)   As at 31 December 2018 402,130 72 87,452 489,654  As at 1 January 2019 402,130 72 87,452 489,654  Changes in equity for 2019:  Profit for the year – – 53,511 53,511   Total comprehensive income for  the year – – 53,511 53,511   Dividends approved in respect of   previous year (note 34(b)(ii)) – – (25,059) (25,059)  Dividends declared in respect of   current year (note 34(b)(i)) – – (28,206) (28,206)   As at 31 December 2019 402,130 72 87,698 489,900   (d) Nature and purpose of different reserves  (i) Capital reserve  The capital reserve mainly comprises the following:   – RMB295,665 million debit balance brought forward as a result of the elimination of goodwill  arising on the acquisition of subsidiaries before 1 January 2001 against the capital reserve;  – Share of other comprehensive income/(loss) of investments accounted for using the equity  method;

Notes to the Consolidated Financial Statements Annual Report 2019 137   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   34 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED)   (d) Nature and purpose of different reserves (Continued)  (i) Capital reserve (Continued)  – The changes in fair value of financial assets at FVOCI, net of tax, until the financial assets are  derecognized; and  – The difference between the consideration and the carrying amounts of net assets of acquired  business under business combinations under common control.  (ii) PRC statutory reserves  PRC statutory reserves mainly include statutory surplus reserve and discretionary surplus reserve.   In accordance with the Company Law of the PRC, domestic enterprises in Mainland China are  required to transfer 10% of their profit after taxation, as determined under accounting principles  generally accepted in the PRC (“PRC GAAP”), to the statutory surplus reserve until such reserve  balance reaches 50% of the registered capital of relevant Mainland subsidiaries. Moreover, upon  a resolution made by the shareholders, a certain percentage of domestic enterprises’ profit after  taxation, as determined under PRC GAAP, is transferred to the discretionary surplus reserve. During  the year, appropriations were made by such subsidiaries to the statutory surplus reserves and  discretionary surplus reserves accordingly.   The statutory and discretionary surplus reserves can be used to reduce previous years’ losses,  if any, and may be converted into paid-up capital, provided that the statutory reserve after such  conversion is not less than 25% of the registered capital of relevant subsidiaries.   In accordance with relevant regulations issued by the Ministry of Finance of the PRC, a subsidiary  of the Company, China Mobile Finance, is required to set aside a reserve through appropriations of  profit after tax according to a certain ratio of the ending balance of its gross risk-bearing assets to  cover potential losses against such assets.   (iii) Exchange reserve  The exchange reserve comprises all foreign currency translation differences arising from the  translation of foreign currency denominated financial statements of overseas enterprises. The  reserve is dealt with in accordance with the accounting policies set out in note 2(x).   (e) Capital management  The Group’s primary objectives of capital management are to maintain a reasonable capital structure  and to safeguard the Group’s ability to continue as a going concern in order to provide returns for  shareholders. The Group actively and regularly reviews and manages its capital structure to stabilize the  capital position and prevent operation risk. Meanwhile, the Group will maximize the shareholders’ return  when having high level of borrowings and will make adjustment on the capital structure in accordance  with the changes in economic conditions.   The Group monitors capital on the basis of total debt-to-book capitalization ratio. This ratio is calculated as  total borrowings divided by book capitalization (equal to the total equity attributable to equity shareholders  of the Company as shown in the consolidated balance sheet and total borrowings).   As at 31 December 2019 and 2018, the Group’s total debt-to-book capitalization ratio was nil.   Except for China Mobile Finance that is subject to certain capital requirements imposed by China Banking  and Insurance Regulatory Commission, the Company and its other subsidiaries are not subject to  externally imposed capital requirements.

138 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)  (Expressed in RMB unless otherwise indicated)  35 BALANCE SHEET OF THE COMPANY  As at As at  31 December 31 December  2019 2018  Note Million Million  Assets  Non-current assets  Investments in subsidiaries 492,759 491,748  492,759 491,748  Current assets  Amounts due from subsidiaries 1,346 1,346  Other receivables 3 5  Bank deposits 603 1,018  Cash and cash equivalents 310 245  2,262 2,614  Total assets 495,021 494,362  Equity and liabilities  Liabilities  Current liabilities  Amount due to a subsidiary 5,094 4,610  Accrued expenses and other payables 18 98  Income tax payable 9 –  5,121 4,708  Total liabilities 5,121 4,708  Equity  Share capital 34(a) 402,130 402,130  Reserves 34(c) 87,770 87,524  Total equity 489,900 489,654  Total equity and liabilities 495,021 494,362   The balance sheet of the Company was approved by the Board of Directors on 19 March 2020 and was signed  on its behalf.   Yang Jie   Name of Director   Dong Xin   Name of Director

Notes to the Consolidated Financial Statements Annual Report 2019 139   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   36 RELATED PARTY TRANSACTIONS   (a) Transactions with CMCC Group  The following is a summary of principal related party transactions entered into by the Group with  CMCC Group for the years ended 31 December 2019 and 2018. The majority of these transactions also  constitute continuing connected transactions as defined under Chapter 14A of Listing Rules. Further  details of these continuing connected transactions are disclosed under the paragraph “Connected  Transactions” in the Report of Directors.   2019 2018  Note Million Million   Telecommunications services revenue (i) 495 71  Property leasing and management services revenue (ii) 197 226  Telecommunications services charges (i) 103 –  Property leasing and management services charges (ii) 1,129 1,009  Charges for use of network assets (iii) 1,448 2,308  Charges of use of network capacity (iii) 30 402  Interest expenses (iv) 187 142  Short-term bank deposits received (iv) 21,637 10,873  Short-term bank deposits repaid (iv) 10,873 8,611  Consideration of assets transferred (v) 873 –   The outstanding balances related to transactions with CMCC Group are included in the following accounts   captions summarized as follows:  Note  As at  31 December  2019  Million  As at  31 December  2018  Million   Accounts receivable 630 282  Other receivables 277 145  Prepayments and other current assets 2 5  Amounts due from ultimate holding company 1,350 570  Right-of-use assets 399 –  Lease liabilities 468 –  Accounts payable 6,741 5,825  Accrued expenses and other payables 90 80  Amounts due to ultimate holding company (iv) 21,677 11,020   These amounts arise in the ordinary course of business and with terms determined through mutual  negotiation.   Note:   (i) The amounts represent telecommunications services settlement received/receivable or paid/payable from CMCC Group for  the telecommunications project planning, design and construction services, telecommunications line and pipeline construction  services, and telecommunications line maintenance services.  (ii) The amounts represent the charges of property leasing and management fees received/receivable from or paid/payable to  CMCC Group in respect of offices, retail outlets and warehouses. For the year ended 31 December 2019, the amounts included  the depreciation of right-of-use assets recognized in relation to the property leasing agreements and the finance cost associated  with the lease liabilities.  (iii) The amounts represent the charges for use of network assets and the TD-SCDMA network capacity charges paid/payable to  CMCC Group.  (iv) The amounts represent the deposits received from or repaid to CMCC Group and interest expenses paid/payable to CMCC  Group in respect of the deposits.  (v) On 9 August 2019, the Group completed an acquisition of assets related to the “Village Connect” project, at a total consideration  of RMB873 million.

140 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   36 RELATED PARTY TRANSACTIONS (CONTINUED)   (b) Principal transactions with associates and joint ventures of the Group  The following is a summary of principal related party transactions entered into by the Group with the  associates and joint ventures of the Group for the year ended 31 December 2019 and 2018.   2019 2018  Note Million Million  Telecommunications services revenue (i) 535 604  Property leasing and management services revenue (ii) 30 40  Interest and other income (iii) 6,130 4,083  Dividend income 2,299 691  Related costs for use of tower assets (iv) 39,843 37,837   The outstanding balances related to transactions with the associates and joint ventures of the Group are   included in the following accounts captions summarized as follows:  Note  As at  31 December  2019  Million  As at  31 December  2018  Million   Accounts receivable (i) 225 240  Interest receivable (iii) 831 829  Right-of-use assets (iv) 40,316 –  Other receivables (v) 9,545 12,518  Financial assets at FVPL (vi) 54,490 41,128  Bank deposits (vii) 59,205 44,955  Prepayments and other current assets 36 160  Lease liabilities (iv) 43,142 –  Accounts payable (iv) 4,708 3,252  Bills payable (iv) 356 135  Accrued expenses and other payables (iv) 6,511 7,301   Note:   (i) The amounts represent the telecommunications services revenue received/receivable from the Group’s associates and joint  ventures.  (ii) The amounts represent the property leasing revenue received/receivable from China Tower.  (iii) The amounts primarily represent interest received/receivable from deposits placed with SPD Bank, placements with SPD Bank  and short-term loans granted to China Tower; and they also include income derived from WMP purchased from SPD Bank and  the income from the CB publicly issued by SPD Bank as mentioned in Note 23.  (iv) The amounts primarily represent the right-of-use assets and lease liabilities recognized and the amount paid/payable to China  Tower for the use of telecommunications towers. Related costs for use of tower assets include charges for use of tower assets,  the depreciation of the right-of-use assets, and the finance cost associated with the lease liabilities.  (v) Other receivables primarily represent the short-term loans granted to China Tower and placements with SPD Bank and  withholding power and utilities expenses and lease charges payable on behalf of China Tower, etc. The interest rates of short- term loans are mutually agreed among both parties with reference to the market interest rates.  (vi) The amounts represent the WMP purchased from SPD Bank and the CB publicly issued by SPD Bank. The return rates of WMP  are determined with reference to market conditions and the fair values of CB are based on quoted market prices (level 1).  (vii) The amounts represent the deposits placed with SPD Bank, the interest rate of which is determined in accordance with the  benchmark interest rate published by PBOC.

Notes to the Consolidated Financial Statements Annual Report 2019 141   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   36 RELATED PARTY TRANSACTIONS (CONTINUED)   (c) Transactions with associates and joint ventures of CMCC Group  In addition, the Group has entered into transactions with associates and joint ventures of CMCC Group  during the ordinary course of the Group’s business based on terms comparable to terms of transactions  enacted with other entities, the amounts of such transactions and related outstanding balances were not  material.   (d) Transactions with other government-related entities in the PRC  The Group is a government-related enterprise and operates in an economic regime currently dominated  by entities directly or indirectly controlled by the PRC government through government authorities,  agencies, affiliations and other organization (collectively referred to as “government-related entities”).   Apart from transactions with CMCC Group (notes 28 and 36(a)), associates and joint venture (note 36(b))  and the transaction to increase contribution to the Fund (note 21), the Group has collectively, but not  individually, significant transactions with other government-related entities which include but not limited  to the following:   – rendering and receiving telecommunications services, including interconnection revenue/charges  – purchasing of goods, including use of public utilities  – placing of bank deposits  These transactions are conducted during the ordinary course of the Group’s business based on terms  comparable to the terms of transactions enacted with other entities that are not government-related.  The Group prices all its telecommunications services and products based on commercial negotiations  with reference to rules and regulations stipulated by related authorities of the PRC Government, where  applicable. The Group has also established its procurement policies and approval processes for purchases  of products and services, which do not depend on whether the counterparties are government-related  entities or not.   (e) For key management personnel remuneration, please refer to note 11.  37 FINANCIAL RISK MANAGEMENT AND FAIR VALUES   Exposure to credit, liquidity, interest rate and foreign currency risks arises in the normal course of the Group’s  business. The Group’s exposure to these risks and the financial risk management policies and practices used  by the Group to manage these risks are described below:   (a) Credit risk and concentration risk  The Group’s credit risk is primarily attributable to the financial assets in the balance sheet, which mainly  include deposits with banks, WMPs (recorded in FVPL), CB (recorded in FVPL), accounts receivable and  other receivables. The maximum exposure to credit risk is represented by the carrying amount of the  financial assets.   (i) Risk management  Substantially all the Group’s cash at banks and bank deposits are deposited in financial institutions  in Mainland China and Hong Kong. The credit risk on liquid funds is limited as the majority of  counterparties are financial institutions with high credit ratings assigned by international credit- rating agencies and large state-controlled financial institutions. WMPs are issued by major domestic  banks investing in low risk underlying assets, which mainly consist of bank deposits, treasury bond,  central bank bill, local government debt, corporate bond or debt with high credit ratings, and the  related credit risks are low. CB are bonds with AAA credit rating bonds issued by SPD Bank, with a  low level of credit risks.

142 China Mobile Limited Notes to the Consolidated Financial Statements   Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   37 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED)   (a) Credit risk and concentration risk (Continued)  (i) Risk management (Continued)  The accounts receivable of the Group is primarily comprised of receivables due from customers  and other telecommunications operators. Accounts receivable from individual customers are spread  among an extensive number of customers and the majority of the receivables from customers  are due for payment within one month from the date of billing. For corporate customers, the  credit period granted by the Group is based on the service contract terms, normally not exceeding  1 year. Other receivables primarily comprise interest receivable from banks, utilities deposits,  rental deposits and short-term loans granted to other companies through China Mobile Finance.  Management has a credit policy in place and the exposures to these credit risks are monitored  on an ongoing basis, taking into account the counter parties’ financial position, the Group’s past  experience and other factors. Meanwhile, concentrations of credit risk with respect to accounts  receivable are limited due to the Group’s customer base being large and unrelated. As such,  management considers the aggregate risks arising from the possibility of credit losses is limited and  acceptable.   (ii) Impairment of financial assets  The Group has 3 types of assets that are subject to expected credit loss model:   – Accounts receivable  – Contract assets  – Other financial assets at amortized cost  Accounts receivable and contract assets   The Group applies the simplified approach to measuring expected credit losses which uses a  lifetime expected loss allowance for all accounts receivable and contract assets.   To measure the expected credit losses, accounts receivable have been grouped by amounts due  from individual customers, corporate customers, and other miscellaneous customer groups based  on similar credit risk characteristics and ages.   The expected loss rate as at 31 December 2019 and 2018 was determined as follows for each  customers group of accounts receivable due from individual customers and corporate customers,  respectively:   Individual customers  Expected loss rate  Within  30 days  2%  31 days to  90 days  20%  91 days to  1 year  80%  Over  1 year  100%  Corporate customers  Expected loss rate  Within  180 days  2%  181 days to  1 year  20%  1 year to  2 years  60%  2 years to  3 years  80%  Over  3 years  100%   Receivables from other customers are of lower risk, and the expected credit loss is insignificant.   Credit impairment losses on accounts receivable and contract assets are presented within other  operating expenses. Subsequent recoveries of amounts previously written off are credited against  the same line item. Individual receivables which were known to be uncollectible were written off by  reducing the carrying amount directly.

Notes to the Consolidated Financial Statements | Annual Report 2019 | 143

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

37 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED)

(a) Credit risk and concentration risk (Continued)

(ii) Impairment of financial assets (Continued)

Other financial assets at amortized cost

Other financial assets at amortized cost include cash and cash equivalents, bank deposits, other receivables and amounts due from ultimate holding company, etc. They are considered to be of low credit risk and thus the impairment loss allowance recognized is limited to 12 months. Management considers that the expected credit loss is insignificant.

(b) Liquidity risk

Liquidity risk refers to the risk that funds will not be available to meet liabilities as they fall due, and results from timing and amount mismatches of cash inflow and outflow. The Group manages liquidity risk by maintaining sufficient cash balances and bank deposits (which are readily convertible to known amounts of cash) to meet its funding needs, including working capital, payments for short-term deposits of CMCC Group received by China Mobile Finance, dividend payments and capital expenditures.

The following table sets out the remaining contractual maturities at the balance sheet date of the Group's financial liabilities, which are based on the undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on prevailing rates at the balance sheet date) and the earliest date the Group would be required to repay:

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 years or on demand Million	More than 1 years but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2019						
Accounts payable	164,818	164,818	164,818	–	–	–
Bills payable	2,896	2,896	2,896	–	–	–
Accrued expenses and other payables	182,368	182,368	182,368	–	–	–
Amount due to ultimate holding company	21,677	21,677	21,677	–	–	–
Lease liabilities	74,303	80,973	23,814	39,791	9,662	7,706
	446,062	452,732	395,573	39,791	9,662	7,706

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 years or on demand Million	More than 1 years but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2018						
Accounts payable	190,847	190,847	190,847	–	–	–
Bills payable	3,221	3,221	3,221	–	–	–
Accrued expenses and other payables	195,572	195,572	195,572	–	–	–
Amount due to ultimate holding company	11,020	11,020	11,020	–	–	–
	400,660	400,660	400,660	–	–	–

China Mobile Limited144 Notes to the Consolidated Financial Statements 144 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   37 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED)   (c) Interest rate risk  The Group consistently monitors the current and potential fluctuation of interest rates in managing the  interest rate risk on a reasonable level. As at 31 December 2019, the Group did not have any interest- bearing borrowings at variable rates, but had RMB21,637 million of short-term bank deposits placed by  CMCC (2018: RMB10,873 million), which were at fixed rate and expose the Group to fair value interest  rate risk. The Group determines the amount of its fixed rate borrowings depending on the prevailing  market condition. Management does not expect fair value interest rate risk to be high as the interest  involved will not be significant.   As at 31 December 2019, total cash and bank balances of the Group amounted to RMB317,166 million  (2018: RMB361,567 million), interest-bearing receivables amounted to RMB18,914 million (2018:  RMB24,260 million) and WMPs amounted to RMB103,328 million (2018: RMB76,425 million). The  interest and other income generated by the assets mentioned above for 2019 was RMB14,408 million  (2018: RMB15,885 million) and the average interest rate was 3.17% (2018: 3.33%). Assuming the  total cash and bank balances, interest-bearing receivables and WMPs are stable in the coming year  and interest rate increases/decreases by 100 basis points, the profit for the year and total equity would  approximately increase/decrease by RMB3,334 million (2018: RMB3,480 million).   (d) Foreign currency risk  The Group has foreign currency risk as certain cash and deposits with banks are denominated in foreign  currencies, principally US dollars and Hong Kong dollars that is different from the functional currency of  the respective group entities. As the amount of the Group’s foreign currency cash and deposits with  banks represented 3.5% (2018: 3.3%) of the total cash and deposits with banks and predominantly all of  the business operations of the Group are transacted in RMB, the Group does not expect the appreciation  or depreciation of the RMB against foreign currency will materially affect the Group’s financial position  and result of operations.   (e) Fair values  The carrying amount of the financial instruments carried at amortized cost are not materially different  from their respective fair values at the balance sheet dates due to the short-terms or repayable on  demand nature.

Notes to the Consolidated Financial Statements Annual Report 2019 145

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

38 COMMITMENTS

(a) Capital commitments

The Group's capital expenditure contracted for as at 31 December but not provided in the consolidated financial statements were as follows:

	2019 Million	2018 Million
Land and buildings	7,430	9,327
Telecommunications equipment and others	34,463	44,174
	41,893	53,501

(b) Operating lease commitments

The Group leases certain land and buildings, leased lines and network assets, motor vehicles, computer and other office equipment.

From 1 January 2019, in accordance with IFRS/HKFRS 16, the Group has recognized right-of-use assets for these leases, except for short-term leases, leases of low-value assets, variable payment leases which are recorded in profit or loss as incurred and contracts reassessed as service arrangements, see note 3(a) and note 16 for further information.

The portfolio of the majority short-term leases which were committed by the Group as at 31 December 2019 was similar to the portfolio of short-term leases which were recorded in the profit or loss as incurred during 2019. Therefore, there is no need to disclose short-term lease commitments separately.

The total future minimum lease payments under non-cancellable operating leases as at 31 December 2018 were as follows:

	Land and buildings Million	Leased lines and network assets Million	Others Million	Total Million
As at 31 December 2018				
Within one year	10,067	44,867	1,402	56,336
After one year but within five years	24,843	123,088	1,324	149,255
After five years	11,165	3,464	81	14,710
	46,075	171,419	2,807	220,301

(c) Investment commitments

The Group has an investment commitment to a joint venture (see note 21).

China Mobile Limited146 Notes to the Consolidated Financial Statements 146 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   39 POST BALANCE SHEET EVENT   After the balance sheet date, the Board of Directors proposed a final dividend for the year ended 31 December  2019. Further details are disclosed in note 34(b)(i).   On 23 January 2020, the Company announced that it had resolved to propose the adoption of the share option  scheme (the “Scheme”) to further improve the governance structure of the Company and to effectively attract,  motivate and retain the core backbone employees of the Company, which has been approved by the State- owned Assets Supervision and Administration Commission of the State Council (the “SASAC”), and is still  subject to the obtaining of the approval from the shareholders of the Company. As at the approval date of the  consolidated financial statements, the Company has not granted any share options under the Scheme.   The Group’s 4G and 5G networks are expected to co-exist for a long time in 2020 and beyond, and the  technologies in relation to its 4G wireless assets (mainly comprising base station main equipment, base station  extension equipment and antenna feed lines) are relatively stable and have not experienced any major upgrade  since investment in such assets. After the Group’s assessment of the actual state of use of its 4G wireless  assets, the Company has resolved to adjust the depreciable life of the Group’s 4G wireless assets from 5 years to  7 years with effect from 1 January 2020. The adjusted depreciable life of the Group’s 4G wireless assets is the  same as the depreciable life of its 5G wireless assets, which the Company considers to be a more reasonable  reflection of the expected useful life of such type of assets. The aforesaid changes in accounting estimates will  be made using the prospective application method with no need for any retrospective adjustment, and hence  the Group’s financial reports for 2019 and earlier years will not be affected. According to the Company’s static  calculation based on currently available information, the aforesaid changes are expected to impact the Group’s  depreciation by a decrease of approximately RMB18.3 billion for the year ending 31 December 2020.   After the outbreak of Coronavirus Disease 2019 (“COVID-19 outbreak”) in early 2020, a series of precautionary  and control measures have been implemented across the country. The pandemic has impacted the business  development of the Group to some extent, and the Group will pay close attention to the development of the  COVID-19 outbreak and continuously evaluate its impact on the financial position and operating results of the  Group.   40 ACCOUNTING ESTIMATES AND JUDGEMENTS   Key sources of estimation uncertainty   Key sources of estimation uncertainty are as follows:   Impairment losses of accounts receivable   The impairment loss allowance of accounts receivable is based on assumptions about risk of default and  expected loss rates. The Group assesses these assumptions and selects the inputs to the impairment  calculation, based on the Group’s past history, existing market conditions as well as forward looking estimates  at each balance sheet date.   Amortization of contract cost   Certain costs incurred to obtain contracts are deferred and recognized as assets on the Group’s consolidated  balance sheet. Such assets should be amortized on a systematic basis consistent with the pattern of the  transfer of the goods or services to which the asset relates. The Group determines the amortization periods  for these assets as the expected duration of the customer contract, which is consistent with the recognition of  revenue from the products and services to which the assets relate. The amortization period is updated if there is  a significant change in the Group’s expected duration of the customer contract.

Annual Report 2019 147Notes to the Consolidated Financial Statements 147Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   40 ACCOUNTING ESTIMATES AND JUDGEMENTS (CONTINUED)   Key sources of estimation uncertainty (Continued)   Depreciation   Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated  residual value, if any, using the straight-line method over their estimated useful lives. The Group reviews  the estimated useful lives and residual values of the assets annually in order to determine the amount of  depreciation expense to be recorded during any reporting period. The useful lives and residual values are  determined based on the Group’s historical experience with similar assets and take into account anticipated  technological changes. The depreciation expense for future periods is adjusted if there are significant changes  from previous estimates.   Taxation   The Group is subject to income taxes mainly in Mainland China and Hong Kong. Significant judgment is  required in determining the provision for income taxes. There are many transactions and calculations for which  the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes  liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the  final tax outcome of these matters is different from the amounts that were initially recorded, such differences  will impact the income tax and deferred tax provisions in the period in which such determination is made.   For temporary differences which give rise to deferred tax assets, the Group assesses the likelihood that the  deferred tax assets could be recovered. Deferred tax assets are recognized based on the Group’s estimates  and assumptions that they will be recovered from taxable income arising from continuing operations in the  foreseeable future.   Impairment of property, plant and equipment, goodwill, right-of-use assets, other intangible assets and  investments accounted for using the equity method   The Group’s property, plant and equipment comprise a significant portion of the Group’s total assets. Changes  in technology or industry conditions may cause the estimated period of use or the value of these assets to  change. Property, plant and equipment, right-of-use assets, other intangible assets subject to amortization  and investments accounted for using the equity method, are reviewed at least annually to determine whether  there is any indication of impairment. The recoverable amount is estimated whenever events or changes in  circumstances have indicated that their carrying amounts may not be recoverable. In addition, for goodwill and  other intangible assets with indefinite useful lives, the recoverable amount is estimated annually whether or  not there is any indication of impairment.   The recoverable amount of an asset is the greater of its fair value less costs of disposal and VIU. In assessing  VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that  reflects current market assessments of the time value of money and the risks specific to the asset, which  requires significant judgement relating to level of revenue and amount of operating costs. The Group uses  all readily available information in determining an amount that is a reasonable estimation of the recoverable  amount, including estimates based on reasonable and supportable assumptions and projections of revenue and  operating costs. Changes in these estimates could have a significant impact on the carrying value of the assets  and could result in further impairment charge or reversal of impairment in future periods. Additional information  for the impairment assessment of property, plant and equipment, goodwill and investments accounted for using  the equity method is disclosed in notes 15, 19 and 21, respectively.

China Mobile Limited148 Notes to the Consolidated Financial Statements 148 Notes to the Consolidated Financial Statements  Notes to the Consolidated Financial Statements (Continued)   (Expressed in RMB unless otherwise indicated)   41 POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS, INTERPRETATIONS  AND DISCLOSURES ISSUED BUT NOT YET EFFECTIVE FOR THE YEAR ENDED  31 DECEMBER 2019   Up to the date of issue of these financial statements, the IASB/HKICPA has issued a number of amendments  and new standards and interpretations which are not yet effective for the year ended 31 December 2019 and  which have not been adopted in these financial statements. Of these developments, the following relate to  matters that may be relevant to the Group’s operations and financial statements:   Effective for  accounting  periods  beginning  on or after   IFRS/HKFRS 17 “Insurance Contracts” 1 January 2021  Amendments to IAS/HKAS 1 “Presentation of Financial Statements” and IAS/HKAS 8  “Accounting Policies, Changes in Accounting Estimates and Errors” 1 January 2020  Amendments to IFRS/HKFRS 3 “Business Combinations” – “Definition of a Business” 1 January 2020  Revised Conceptual Framework for Financial Reporting 1 January 2020  Amendment to IFRS/HKFRS 9 “Financial Instruments” and IFRS/HKFRS 7 “Financial  Instruments: Disclosures” – interest rate benchmark reform 1 January 2020  Amendments to IFRS/HKFRS 10 “Consolidated Financial Statements” and IAS/HKAS 28  “Investments in associates and joint ventures” To be determined   Management is assessing the impact of such new standards and amendments to standards and will adopt the  relevant standards and amendments to standards in the subsequent periods as required.

Annual Report 2019 | 149

Financial Summary

(Expressed in RMB)

RESULTS

	2019 Million	2018 Million	2017 Million	2016 Million	2015 Million
Operating revenue					
Revenue from telecommunications services	**674,392**	670,907	668,351	623,422	584,089
Revenue from sales of products and others	**71,525**	65,912	72,163	84,999	84,246
	745,917	736,819	740,514	708,421	668,335
Operating expenses					
Network operation and support expenses	**175,810**	200,007	192,340	176,956	154,851
Depreciation and amortization	**182,818**	154,154	150,295	138,589	137,106
Employee benefit and related expenses	**102,518**	93,939	85,513	79,463	74,805
Selling expenses	**52,813**	60,326	61,086	57,493	59,850
Cost of products sold	**72,565**	66,231	73,668	87,352	89,297
Other operating expenses	**46,244**	40,775	57,486	50,480	49,504
	632,768	615,432	620,388	590,333	565,413
Profit from operations	**113,149**	121,387	120,126	118,088	102,922
Gain on the transfer of Tower Assets	**–**	–	–	–	15,525
Other gains	**4,029**	2,906	2,389	1,968	1,800
Interest and other income	**15,560**	15,885	15,883	16,005	15,852
Finance costs	**(3,246)**	(144)	(210)	(235)	(455)
Income from investments accounted for using the equity method	**12,641**	13,861	9,949	8,636	8,090
Profit before taxation	**142,133**	153,895	148,137	144,462	143,734
Taxation	**(35,342)**	(35,944)	(33,723)	(35,623)	(35,079)
PROFIT FOR THE YEAR	**106,791**	117,951	114,414	108,839	108,655

150 China Mobile Limited Financial Summary

Financial Summary (Continued)

(Expressed in RMB)

RESULTS (CONTINUED)

	2019 Million	2018 Million	2017 Million	2016 Million	2015 Million
Other comprehensive income/(loss) for the year, net of tax:					
Item that will not be subsequently reclassified to profit or loss					
Changes in the fair value of equity investments at fair value through other comprehensive income	**(75)**	(168)	–	–	–
Share of other comprehensive income/ (loss) of investments accounted for using the equity method	**14**	60	–	(16)	–
Items that may be subsequently reclassified to profit or loss					
Change in value of available-for-sale financial assets	**–**	–	(5)	24	–
Currency translation differences	**683**	1,160	(735)	774	603
Share of other comprehensive income/ (loss) of investments accounted for using the equity method	**428**	1,188	(1,038)	(1,043)	901
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**107,841**	120,191	112,636	108,578	110,159
Profit attributable to:					
Equity shareholders of the Company	**106,641**	117,781	114,279	108,741	108,539
Non-controlling interests	**150**	170	135	98	116
PROFIT FOR THE YEAR	**106,791**	117,951	114,414	108,839	108,655
Total comprehensive income attributable to:					
Equity shareholders of the Company	**107,691**	120,021	112,501	108,480	110,043
Non-controlling interests	**150**	170	135	98	116
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**107,841**	120,191	112,636	108,578	110,159

Financial Summary Annual Report 2019 151

Financial Summary (Continued)

(Expressed in RMB)

ASSETS AND LIABILITIES

	As at 31 December 2019 Million	As at 31 December 2018 Million	As at 31 December 2017 Million	As at 31 December 2016 Million	As at 31 December 2015 Million
Property, plant and equipment	674,832	666,496	648,029	622,356	585,631
Right-of-use assets	74,308	–	–	–	–
Construction in progress	67,978	72,180	78,112	89,853	88,012
Land use rights and others	27,455	27,778	28,322	26,720	26,773
Goodwill	35,343	35,343	35,343	35,343	35,343
Other intangible assets	3,475	2,620	1,721	1,708	768
Investments accounted for using the equity method	155,228	145,325	132,499	124,039	115,933
Deferred tax assets	32,628	29,654	33,343	29,767	25,423
Financial assets at fair value through other comprehensive income	513	587	–	–	–
Available-for-sale financial assets	–	–	44	35	3
Proceeds receivable for the transfer of Tower Assets	–	–	–	–	56,737
Restricted bank deposits	10,063	12,369	6,504	4,528	4,575
Other non-current assets	17,551	8,442	–	–	–
Current assets	529,866	535,116	558,196	586,645	488,697
Total assets	1,629,240	1,535,910	1,522,113	1,520,994	1,427,895
Current liabilities	462,067	474,398	529,982	536,389	501,038
Interest-bearing borrowings – non-current	–	–	–	–	4,995
Lease liabilities – non-current	51,635	–	–	–	–
Deferred revenue – non-current	6,861	4,881	2,888	2,175	1,291
Deferred tax liabilities	1,388	822	362	292	203
Total liabilities	521,951	480,101	533,232	538,856	507,527
Total equity	1,107,289	1,055,809	988,881	982,138	920,368

China Mobile Limited152 152  Corporate Information   BOARD OF DIRECTORS   Executive Directors   Mr. YANG Jie  (Executive Director & Chairman)  Mr. WANG Yuhang  (Executive Director)   Mr. DONG Xin  (Executive Director,  Vice President &  Chief Financial Officer)   Independent Non-Executive  Directors   Dr. Moses CHENG Mo Chi  Mr. Paul CHOW Man Yiu  Mr. Stephen YIU Kin Wah  Dr. YANG Qiang   PRINCIPAL BOARD  COMMITTEES   Audit Committee   Mr. Stephen YIU Kin Wah (Chairman)  Dr. Moses CHENG Mo Chi  Mr. Paul CHOW Man Yiu  Dr. YANG Qiang   Remuneration Committee   Dr. Moses CHENG Mo Chi   (Chairman)  Mr. Paul CHOW Man Yiu  Mr. Stephen YIU Kin Wah   Nomination Committee   Mr. Paul CHOW Man Yiu (Chairman)  Dr. Moses CHENG Mo Chi  Mr. Stephen YIU Kin Wah   COMPANY SECRETARY   Ms. WONG Wai Lan, Grace    (FCS, FCIS)   AUDITORS   PricewaterhouseCoopers   Registered Public Interest  Entity Auditor   PricewaterhouseCoopers  Zhong Tian LLP   Recognised Public Interest  Entity Auditor   LEGAL ADVISER   Sullivan & Cromwell (Hong Kong)  LLP   REGISTERED OFFICE   60/F, The Center  99 Queen’s Road Central  Hong Kong   PUBLIC AND INVESTOR  RELATIONS   Tel: 852 3121 8888  Fax: 852 2511 9092  Website: www.chinamobileltd.com  Stock code: (HKEX) 941   (NYSE) CHL   CUSIP Reference Number:  16941M109   SHARE REGISTRAR   Hong Kong Registrars Limited  Shops 1712–1716,  17/F Hopewell Centre  183 Queen’s Road East  Wanchai  Hong Kong   AMERICAN DEPOSITARY  RECEIPTS DEPOSITARY   BNY Mellon Shareowner Services  P.O. Box 505000  Louisville, KY 40233-5000  USA   Overnight Correspondence:  The Bank of New York Mellon  Shareholder Correspondence  462 South 4th Street, Suite 1600  Louisville, KY 40202  USA  Tel: 1-888-269-2377 (toll free in USA)   1-201-680-6825 (international call)  Email: shrrelations@cpushareownerservices.com  Website: www.mybnymdr.com   PUBLICATIONS   As required by the United States  securities laws and regulations, the  Company shall file an annual report  on Form 20-F with the US SEC  before 30 April each year. Copies of  the annual report of the Company  as well as the annual report on Form  20-F, once filed, will be available at:   Hong Kong:   China Mobile Limited  60/F, The Center  99 Queen’s Road Central  Hong Kong   The United States:   BNY Mellon  240 Greenwich Street, 22nd Floor  New York, NY 10286  USA

China Mobile Limited  60/F., The Center, 99 Queens Road Central, Hong Kong  Tel : (852) 3121 8888  Fax : (852) 3121 8809    Website: www.chinamobileltd.com  Welcome to China Mobile Limited’s website    This annual report is printed on environmentally friendly paper